SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.142-12.

MALAN REALTY INVESTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
Common Stock

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
$43,531,645.00

(5) Total fee paid:
$4004.91

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

MALAN REALTY INVESTORS, INC.

30200 TELEGRAPH ROAD
BINGHAM FARMS, MICHIGAN 48025-4503

July 26, 2002

Dear Fellow Shareholder:

      You are cordially invited to attend the 2002 annual meeting of shareholders of Malan Realty Investors, Inc. to be held at the Community House, 380 South Bates Street, Birmingham, Michigan on August 28, 2002, at 10:00 a.m., local time. At the meeting, you will be asked to approve two proposals. First, you will be asked to consider and approve a plan of liquidation. You will also be asked to elect five directors.

      The principal purpose of the plan of liquidation is to realize shareholder value by winding down our business and distributing the net proceeds of the liquidation to holders of our common stock. The plan of liquidation contemplates the following steps:

•	selling our properties for cash or other consideration;

•	paying or providing for our liabilities and expenses;

•	distributing the net proceeds of the liquidation to our shareholders; and

•	winding up of our operations and dissolving the company.

      Once a quorum is present or represented by proxy at the annual meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the plan of liquidation. The affirmative vote of the holders of a plurality of the shares of our common stock is required to elect each nominee for election to our board of directors.

      Our directors and executive officers controlling approximately 11.17% of our outstanding common stock have indicated their intention to vote all of their shares in favor of the plan of liquidation and our nominees for election to the board of directors. Assuming our directors and executive officers vote in favor of the plan of liquidation, the affirmative vote of an additional 38.84% of our outstanding common stock will be sufficient to approve the plan of liquidation.

      Our board of directors believes that the plan of liquidation is in the best interests of Malan and our shareholders, has approved the plan of liquidation, and recommends that you vote “FOR” the plan of liquidation. You should carefully read the plan of liquidation, a copy of which is attached as Appendix A to the accompanying proxy statement. The board also recommends that you vote “FOR” each of its nominees for election to the board of directors.

      At the annual meeting, you will also be asked to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. It is not anticipated that any other matter will be brought before the annual meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

      Your vote is important. Whether or not you plan to attend the annual meeting, you are requested to promptly sign, date and mail the enclosed proxy card in the postage-paid envelope provided. Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting, but your presence (without further action) at the annual meeting will not constitute revocation of a previously delivered proxy.

      On behalf of your board of directors, thank you for your continued support.

Sincerely,

JEFFREY D. LEWIS
President and Chief Executive Officer

MALAN REALTY INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 28, 2002

To the Shareholders of

Malan Realty Investors, Inc.

       The annual meeting of shareholders of MALAN REALTY INVESTORS, INC. will be held on August 28, 2002, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a plan of liquidation, and to ratify and approve the transactions described in the accompanying proxy statement which Malan and its board of directors have undertaken in connection with the plan of liquidation;

2.	To elect five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; and

3.	To transact such other business as may properly come before the meeting.

       The board of directors currently knows of no other business to be presented by or on behalf of Malan.

       Only shareholders of record at the close of business on July 18, 2002 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. Malan shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope.

By Order of the Board of Directors

JEFFREY D. LEWIS,
President and Chief Executive Officer

Bingham Farms, Michigan

July 26, 2002

       EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

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MALAN REALTY INVESTORS, INC.

30200 Telegraph Road
Bingham Farms, Michigan 48025-4503

SUMMARY OF THE ANNUAL MEETING

       This proxy statement contains information regarding the annual meeting of shareholders of Malan Realty Investors, Inc. to be held August 28, 2002 at 10:00 a.m., local time, at the Community House, 380 South Bates Street, Birmingham, Michigan. Our board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on each of the proposals.

      You are invited to attend the annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The enclosed proxy card is the means by which you authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you with information on the proposals and other matters that you may find useful in determining how to vote. We expect to mail this proxy statement on or about July 26, 2002.

      This summary does not contain all the information that is important to you. To fully understand the plan of liquidation, you should carefully read the entire proxy statement. The plan of liquidation is attached as Appendix A to this proxy statement. We encourage you to read the plan.

What is Malan’s business?

      We are a self-administered and self-managed real estate investment trust engaged in the ownership and management of properties that are leased primarily to national and regional retail companies. We own 56 community shopping centers, freestanding retail stores and theater complexes located in nine states that contain an aggregate of approximately 5.1 million square feet of gross leasable area.

What is the purpose of the annual meeting?

      The annual meeting allows our shareholders to vote on

•	our plan of liquidation, and

•	the election of five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

      The board of directors does not propose to conduct any other business at the annual meeting. In addition, management will report on our performance during 2001 and will respond to questions from shareholders.

What is the purpose of the plan of liquidation?

      The plan of liquidation is intended to realize shareholder value by selling all of our properties and, subject to payment of our liabilities, distributing the net proceeds of the sale to our shareholders.

What are the board’s recommendations?

      Our board believes that the plan of liquidation is in the best interests of our shareholders, has unanimously approved the plan of liquidation and recommends that you vote “FOR” the plan of liquidation and “FOR” election of the nominated slate of directors.

What is the amount and timing of distributions that will be paid to the shareholders as a result of the liquidation?

      Although we cannot be sure of the amounts, timing or number of distributions, we currently estimate that you will receive cash distributions totaling in the range of $4.75 to $8.50 for each share of our common stock that you own, assuming (1) we sell our properties for an aggregate of between $223 million and $235 million of gross consideration, (2) we successfully appeal the judgment against us in favor of our former CEO, and (3) you hold your shares through the completion of the liquidation. The actual amount you will receive in the liquidation will depend on (1) the expenses incurred during the liquidation process, (2) the amounts realized from the liquidation of our assets and (3) the amounts reserved to pay or provide for our liabilities. The actual proceeds you receive in liquidation also will depend on the length of time required to execute the plan of liquidation. The timing of the execution of the plan will play a role in determining how fast we can retire our outstanding debt obligations and other liabilities, thereby reducing our interest cost as well as in determining the administrative costs incurred in winding up our operations.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.50, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower. In addition, 22 of our 56 properties are leased to Kmart, which is in bankruptcy, making the sale of these properties more difficult. Due to these uncertainties, we cannot assure you what the ultimate amount of liquidating distributions will be.

Will we continue to maintain our status as a REIT?

      We intend to make distributions in amounts sufficient to allow us to remain qualified as a REIT under the Internal Revenue Code throughout the period of the liquidation of our assets. However, given the changes in the nature of our assets and in our sources of income that could result from dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that we will continue to meet the REIT qualification tests. If we fail to qualify as a REIT, we would be taxed as a corporation on income from operations and on gains recognized upon liquidating sales of our assets.

Will I continue to receive regular quarterly dividends?

      We will not pay regular quarterly dividends out of operating cash flow.

What is the anticipated date of the liquidation?

      We are working to complete the liquidation as soon as possible. We anticipate completing the liquidation within two years, subject to receipt of shareholder approval, applicable lender consents, sale of our properties and satisfaction of other requirements. The board of directors may, however, determine that it is in the best interests of our shareholders that some assets are placed into a liquidating trust, which could delay the receipt by our shareholders of the final proceeds of the liquidation.

What tax consequences are there?

      Your receipt of cash under the plan of liquidation will be a taxable transaction to you for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, your receipt of cash in exchange for your shares of common stock generally will cause you to recognize gain or loss measured by the difference between the cash you receive in the liquidation and your tax basis in your shares.

      If we form a liquidating trust, we would distribute beneficial interests in the liquidating trust pro rata to our shareholders. That distribution would be a taxable event to shareholders. You should consult your own tax advisor for a full understanding of the liquidation’s tax consequences to you.

Do I have dissenters’ rights?

      Because our shares are listed on the New York Stock Exchange, shareholders have no statutory right to dissent from the liquidation.

Who is entitled to vote at the meeting?

      Only shareholders of record at the close of business on the record date of July 18, 2002 are entitled to receive notice of the annual meeting and to vote those shares of common stock that they held on the record date. Each outstanding share of common stock is entitled to one vote on each matter to be voted on at the meeting.

What constitutes a quorum?

      A quorum exists at the annual meeting if the holders of a majority of the outstanding shares of our common stock on the record date attend the annual meeting, in person or by proxy. As of the record date, July 18, 2002, 5,121,370 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” that may result from beneficial owners’ failure to give specific voting instructions to their brokers or other nominees holding in “street name” will be counted as present to determine whether there is a quorum.

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      You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting, and obtain and submit a ballot. A ballot will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card. A properly completed and signed proxy card will be voted as you direct on the card.

      If you complete all of the proxy card except the voting instructions, then the designated proxies (Jeffrey D. Lewis and Paul Gray) will vote your shares for the plan of liquidation and for the election of the nominated directors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the annual meeting, then the designated proxies will vote your shares in accordance with their best judgment.

Can I change my vote after I return my proxy?

      You may change your vote at any time before your proxy is exercised by: (i) notifying the Secretary of Malan in writing of your revocation, (ii) submitting a later dated proxy or (iii) attending the annual meeting and indicating that you intend to vote your shares yourself. If you attend the annual meeting, Messrs. Lewis and Gray still have authority to vote your shares in accordance with your instructions on the proxy unless you indicate at the annual meeting that you intend to vote your shares yourself.

What vote is required to approve each matter to be voted upon at the meeting?

      Plan of Liquidation. The affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve our plan of liquidation. Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the plan of liquidation.

      Our directors and executive officers controlling approximately 11.17% of our standing common stock have indicated their intention to vote all of their shares in favor of the plan of liquidation and our nominees for election to the board of directors. Assuming our directors and executive officers vote in favor of the plan of liquidation, the affirmative vote of an additional 38.84% of our outstanding common stock will be sufficient to approve the plan of liquidation.

      Election of Directors. Five directors are to be elected at the meeting. Nominees for directors who receive a plurality of the votes cast at the meeting are elected to the board of directors. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

      The election of directors will be determined by votes cast. Because broker non-votes and abstentions are included only in the calculation of the number of shares present at the meeting, and do not count as votes cast, they will not affect the election of directors.

      Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, it will be adopted by the affirmative vote of the holders of a majority of votes cast at the meeting.

Who can answer my questions?

      If you have any questions regarding the liquidation or any other matters discussed in this proxy statement, please contact:

Jeffrey D. Lewis
Malan Realty Investors, Inc.
30200 Telegraph Road, Suite 105
Bingham Farms, Michigan 48025-4503
(248) 644-7110

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BACKGROUND AND REASONS FOR THE LIQUIDATION

      On March 19, 2002, our board unanimously voted to recommend a plan of liquidation to shareholders at our 2002 annual meeting. The background of the board’s decision follows:

New Management Following 2000 Proxy Contest

      Kensington Investment Group, a registered investment advisor specializing in real estate securities and a Malan shareholder since 1995, initiated a successful proxy contest in connection with our 2000 annual meeting. As a result of the proxy contest:

•	a new board of directors took office at the 2000 annual meeting;

•	our former CEO and President, Anthony S. Gramer, departed in July 2000;

•	we hired a new CEO, Jeffrey D. Lewis, in September 2000; and

•	under our new CEO’s leadership, we began exploring strategies for enhancing shareholder value.

Challenges Our New Management Faced

      Our new management inherited a number of challenges, including the following:

  Over-Leverage at Bricktown Square

      Malan’s largest asset, Bricktown Square in Chicago, is seriously over-leveraged. It is encumbered by two mortgages totaling almost $35 million, including $27 million of debt that is fully recourse to Malan. We acquired the center, which has 306,000 square feet, at the time of our initial public offering in 1994 from a partnership controlled by our former CEO. We have entered into a contract to sell Bricktown Square for $22.5 million, well below its mortgage debt.

  High Leverage Generally, Cross-Collateralization

      Malan’s overall leverage is too high, compounded by a historical dividend rate that exceeded our cash flow from operations, making it difficult to borrow additional funds to finance growth. Our debt-to-equity ratio increased from 4.4-to-1 at December 31, 1999 to 5.2-to-1 at December 31, 2000.

      In addition, significant amounts of debt began to mature in 2001. Of approximately $195 million of debt at December 31, 2000, approximately $142 million matures over the four years ending December 31, 2004.

      Moreover, two of our mortgage loans are secured by multiple properties and have restrictive release provisions that make it difficult to sell or refinance single properties. A total of 36 of our 56 properties are encumbered by these mortgages. For example, one of the loans requires that we pay 175% of the loan balance allocated to a property in order for the lender to release the property from the mortgage securing the loan. This cross collateralization makes it difficult to sell or refinance individual properties other than as a group, depriving us of considerable flexibility in selectively upgrading our portfolio.

  Small REIT with High Fixed Costs

      As a small REIT with a market capitalization of less than $25 million, we are not able to achieve economies of scale. Our fixed costs as a percentage of revenues are relatively high compared with other REITs, making it harder for us to compete.

      Our properties are located primarily in secondary markets or remote cities and towns with lower growth prospects than major markets. In addition, our small size makes it difficult for us to access capital on favorable terms.

Adoption of Strategic Plan

      To address these challenges, at the beginning of 2001 we adopted a strategic plan with the following key elements:

•	restructuring of our debt, within the constraints outlined above;

•	the sale of mature and non-strategic properties;

•	redeployment of property sale proceeds in the best investments possible, depending on the circumstances, including:

•	repayment of debt;

•	share repurchases;

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•	redevelopment of existing properties; and

•	strategic investments in new real estate; and

•	reducing our dividend pay-out ratio, and periodically reassessing our dividend policy.

      Our board sought to keep all its options open. In March 2001, we announced that if these initiatives did not add value, we would explore all other alternatives to realize shareholder value, including the sale of assets or the sale of the entire company.

Implementation of our Strategic Plan

      During 2001, as a result of implementing our strategic plan:

•	we sold seven properties, including five Kmart centers, with a total of 524,000 square feet, receiving proceeds of $12 million, after sales expenses;

•	we retained Chicago-based Cohen Financial, a national real estate finance company, in the spring of 2001 to advise us in connection with restructuring our debt;

•	we retired our line of credit with Greenwich Capital Markets, Inc., which had a balance of $11.7 million at year-end 2000;

•	we repurchased 48,100 shares of our common stock at an average price of $8.26 per share;

•	we leased 37,280 of 68,253 square feet of vacant space at Bricktown Square and obtained a forbearance until December 2001 from Bricktown’s junior mortgage lender;

•	we borrowed $9.6 million from an affiliate of Cohen Financial to finance developments and redevelopments;

•	we redeveloped our Pine Ridge Plaza center in Lawrence, Kansas, adding 57,500 square feet for a total cost of approximately $4.6 million and completed the sale of the center in July 2002 for $13.85 million; and

•	to improve our balance sheet, we reduced our regular dividends from $1.70 to $1.00 per share, aiming to limit our dividends to two-thirds of cash available for distribution.

Additional Challenges

  Redevelopment Setbacks

      In the spring of 2001, we obtained city approval for a planned unit development to develop up to 90 acres next to and including our 12-acre Orchard 14 shopping center in Farmington Hills, Michigan. We believe this opportunity represented the single largest value-added opportunity in our portfolio. We planned to develop the 39-acre first phase at Farmington Hills through a joint venture with Grand Sakwa Acquisitions, L.L.C. However, Grand Sakwa filed suit in June 2001 to declare our joint development agreement unenforceable, and we counterclaimed for specific performance. In December 2001, we settled with Grand Sakwa, with each party agreeing to forego its claims against the other.

      In December 2001, in view of the setbacks at Farmington Hills and the lack of attractive development or acquisition opportunities, our board decided to refine Malan’s strategic plan to focus on retiring debt through the sale or refinancing of existing properties. On December 18, 2001, we announced that we would stop making any new investments in real estate other than redevelopment of existing properties and instead would concentrate on repaying or refinancing debt maturing in the following two-and-a-half years.

  Other Initiatives

      Over the course of several months beginning in September 2001, we had preliminary discussions with a large REIT concerning the formation of a joint venture involving approximately 21 of our properties. Had the joint venture materialized, we would have retained only a minority interest in all our Kmart properties. However, discussions concerning the joint venture terminated in February 2002 in part because of the uncertainty associated with the Kmart bankruptcy on pricing of the venture.

  Recession

      The 2001 recession has hit the retail industry particularly hard. Our tenants have been adversely affected by the recession, making it more difficult for us to sell our properties or refinance them on favorable terms.

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  Kmart Bankruptcy

      In January 2002, Kmart filed for bankruptcy protection under Chapter 11. At the time of its bankruptcy filing, we leased 27 properties to Kmart, which accounted for approximately 27.7% of our annualized base rent in 2001. We sold two of our Kmart properties in May and July 2002. Kmart has assumed and assigned one Malan lease and has rejected leases on three other Malan centers. Kmart may reject and close other stores it leases from us.

      The uncertainty over which leases Kmart ultimately will reject or assume has made it difficult for us to sell or refinance our Kmart properties. Moreover, Kmart has indicated it will not emerge from bankruptcy until after almost $85 million of Malan debt becomes due, forcing us to sell or refinance properties while still facing the uncertainties of the bankruptcy.

Consideration of Liquidation

      As stated in our 2000 annual report to stockholders and other public announcements about our strategic plan, our board of directors has considered a variety of options for realizing shareholder value, including the possibility of liquidation. In early 2002, the board increasingly saw liquidation as a more compelling alternative, for the reasons outlined below under “Reasons for Recommending Liquidation.”

      At its meeting on March 12, 2002, the board directed management to engage in preliminary discussions with as many of Malan’s lenders as possible to gauge their reaction to the possible liquidation of Malan. Management reported at a board meeting on March 19, 2002 that it had held discussions with nearly all of these lenders and that none appeared to be adverse to a liquidation. At the conclusion of the meeting, the board voted unanimously in favor of recommending a plan of liquidation to shareholders at Malan’s 2002 annual meeting, subject to approval of lenders. In view of the liquidation proposal, the board also voted unanimously in favor of suspending regular quarterly cash dividends paid out of operating cash flow, with a view to using available cash to pay debt and making liquidating distributions to shareholders out of net property sales proceeds.

Reasons for Recommending Liquidation

      Our board of directors believes that adoption of the plan of liquidation is in the best interests of shareholders. In arriving at this decision, the board considered the following:

•	Malan needs to be considerably larger in order to compete effectively by spreading fixed costs over a larger revenue base and to access capital on more favorable terms;

•	our high degree of leverage makes it difficult to obtain additional capital to finance future growth;

•	our debt maturity schedule, coupled with the timing and uncertainty of the Kmart bankruptcy, requires us to sell rather than refinance properties, causing us to contract rather than expand;

•	we discovered that the impediments outweighed the prospective benefits from our single largest redevelopment effort, the Farmington Hills project, which would have spanned up to three phases over an anticipated four years;

•	our efforts to recapitalize 21 of our Kmart properties through a joint venture likewise did not materialize due in part to Kmart’s bankruptcy filing;

•	given our debt structure and our overhead, if we are not able to grow, we should liquidate sooner rather than later;

•	Kmart’s bankruptcy adds substantial uncertainty to our long-term prospects;

•	market conditions have provided relatively few opportunities to grow through attractive acquisition opportunities;

•	although we solicited offers to buy the entire company, we did not receive any acceptable offers;

•	the sale of our assets separately rather than as part of a single transaction is likely to yield higher prices and total net proceeds than if we were to sell them in one or two “wholesale” transactions;

•	the decision to liquidate will enable management to start reducing overhead that will not be needed to support future expansion efforts;

•	as a result, the board believes that the estimated amount of liquidating distributions totaling between $4.75 and $8.50 cash per share is fair relative to its own assessment of our current and expected future financial condition, results of operations and business opportunities.

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      Our board of directors believes that each of the factors outlined above supports its recommendation in favor of liquidation. The board also considered potentially negative factors relating to liquidation, including the following:

•	upon completion of the liquidation, shareholders will not benefit from any future earnings from or growth in the value of our assets;

•	any shareholders who bought their shares at prices higher than the sum of the per share amounts of operating dividends and liquidating distributions they receive will suffer a loss on their investment.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.50, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower.

      Based on a consideration of all the factors outlined above, the board of directors unanimously adopted a plan of liquidation on July 16, 2002 and directed that it be submitted for shareholder approval. The board believes that the plan of liquidation is in the best interests of shareholders for the reasons outlined above and recommends that shareholders vote in favor of the plan.

THE PLAN OF LIQUIDATION

What You Are Being Asked To Approve

      You are being asked to approve our proposed plan of liquidation. By voting in favor of the plan of liquidation, you will also approve and ratify the transactions described in this proxy statement which Malan and its board of directors have undertaken in connection with the recommendation that the shareholders approve the plan.

The Board’s Recommendation

      Our board of directors recommends that you vote “FOR” the plan of liquidation.

What the Plan of Liquidation Contemplates

      The plan of liquidation contemplates the following agreements and steps:

•	the orderly sale of our assets for cash or such other form of consideration as may be conveniently distributed to shareholders;

•	although we have no current plan to sell any of its assets for consideration other than cash, we may determine to sell assets for transferable securities or other consideration depending on the values to be received in such transactions;

•	paying (or providing for) our liabilities and expenses;

•	distributing the net proceeds of the liquidation to the holders of our common stock; and

•	winding up our operations and dissolving, all in accordance with the plan of liquidation attached as Appendix A to this proxy statement.

Key Provisions of the Plan of Liquidation

      The plan provides, in part, that:

•	We may not engage in any business activities, except to the extent necessary to preserve our assets, wind up our business and affairs, discharge and pay all our liabilities, and distribute our assets to our shareholders;

•	If determined by the board of directors, we will transfer to a liquidating trust our remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and to make liquidating distributions to shareholders;

•	Upon our transfer to the liquidating trust of our remaining assets, such assets will be held solely for the benefit of an ultimate distribution to our shareholders after payment of unsatisfied debts and liabilities, and the shareholders’ certificates for shares will be deemed to represent certificates for identical interests in the liquidating trust;

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•	The distributions contemplated by the plan of liquidation are anticipated to be in complete liquidation of Malan and in cancellation of all issued and outstanding shares of common stock;

•	The board of directors has the authority to terminate our status as a REIT under the Internal Revenue Code of 1986.

•	The board of directors, or the trustees of the liquidating trust, and such officers as the board of directors may direct, are authorized to interpret the provisions of the plan and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously our affairs and complete the liquidation; and

•	Notwithstanding approval of the plan by our shareholders, the board of directors may modify or amend the plan without further action by the shareholders to the extent permitted under then current law.

      We intend to maintain an insurance policy for our officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officer, director, employee, agent, or representative, and for actions taken in connection with the plan of liquidation and the winding up of our affairs, which policy will continue in effect for a period of three years following the completion of the liquidation.

Lender Consents

      Our agreements with some, but not all, of our lenders require lender consent for liquidation. We have advised each of these lenders about the plan of liquidation. The lenders have requested that we defer our request for written consent until after shareholder approval of the plan of liquidation. We have no reason to believe that our lenders will not consent to liquidation. Consummation of the plan of liquidation is subject to the receipt of applicable lender consents.

Expected Distributions

  Timing and Amount

      Our board has not established a firm timetable for distributions to shareholders. Under the terms of the plan of liquidation and Michigan Business Corporation Act, after the sale or other liquidation of our assets, and after providing for the payment of our obligations and liabilities, we will distribute to shareholders the remaining cash proceeds we receive from the sale or other liquidation of our assets in cancellation of all of our outstanding capital shares. All distributions will be paid to shareholders of record at the close of business on the record dates to be determined by the board, pro rata based on the number of shares owned by each.

      The final distribution to shareholders will be made, if possible, no later than the second anniversary of the date on which our shareholders approve the plan of liquidation. However, we cannot assure you that the final distribution will be made in such time period.

      Although we cannot be sure of the amounts, we currently believe that you will receive cash distributions totaling in the range of about $4.75 to $8.50 per share. The amount and timing of the distributions represent our current estimates. It is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to shareholders. See “Uncertainties Relating to Estimated Distributions.” The actual amount and timing of, and record dates for, shareholder distributions will be determined by our board in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our board to pay or provide for all of our liabilities and obligations.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.50, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower.

  Calculation of Estimated Distributions

      To estimate the amounts that may be available for distribution from the liquidation proceeds, we estimated costs of the liquidation. We also estimated general and administrative costs during the liquidation process. Payment of the distributions is in each case subject to the payment or provision for payment of our obligations to the extent not assumed by any purchasers of our assets and any tax liabilities. We believe that we will have sufficient cash to pay all of our current and accrued obligations as a result of cash flow from operations and asset sales. However, if contingent or unknown liabilities exist, distributions to shareholders

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may be reduced or delayed. Also, claims, liabilities and expenses will continue to accrue following approval of the plan of liquidation, as the expenses that we have estimated for professional fees and other expenses of liquidation are significant. These expenses will reduce the amount of cash available for ultimate distribution to shareholders.

      We derived the expected distribution amounts by estimating the following amounts we expected to receive and pay through the date of dissolution:

•	the gross proceeds we expect to receive from the sale of our properties, currently estimated to total between $223 million and $235 million;

•	repayment of a minimum of $184 million in debt;

•	the income we expect to earn from our properties during the liquidation process, estimated on the assumption that the sale of our properties would be complete within 24 months after approval of the liquidation by our shareholders; and

•	the amounts we expect to pay to satisfy our expenses, including estimated selling costs of $7 million and fees payable to Cohen Financial, our financial advisor, of approximately $3.2 million.

      We have estimated the net proceeds from the sale of our properties in consultation with our financial advisor, Cohen Financial, by establishing a range of target prices based on net asset value. Net asset value is based on stabilized net operating income for the 12 month period ended December 31, 2001 and property specific capitalization rates which we consider reasonable based upon our experience in the real estate industry. We have obtained no formal independent appraisals of the fair market value of our properties or any fairness opinions with respect to the liquidation.

  Uncertainties Relating to Estimated Distributions

      Our estimates of potential distributions were prepared solely for internal planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. For example, because of our high degree of leverage, any differences in the gross sales prices of our properties will have a more significant effect on the funds available for liquidating distributions to shareholders in comparison with other companies having a lower leverage ratio. The ratio of our total debt to our market capitalization at March 31, 2002 was 8.3 to 1.

      Prospective buyers have recently raised environmental questions about 13 of our properties during the due diligence period of purchase contracts. The environmental issues involve residual contamination from (1) underground storage tanks removed from the properties a number of years ago or (2) solvents used by dry cleaner tenants. We are in the process, with our environmental consultants, of assessing the extent of contamination, the potential costs of required remediation, and the viability of indemnification from third parties. Our assessment is still in the preliminary stages, and it is impossible to determine the potential cost of remediation necessary at this time. However, each $100,000 of remediation costs would reduce the net proceeds available for distribution to shareholders by approximately $0.02 per share.

      In May 2001, the circuit court in Oakland County, Michigan granted summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Court upheld the decision in September 2001 ruling in Gramer’s favor that he is entitled under his agreements with Malan to both change in control payments and termination payments through December 2003, in a lump sum. We believe that the order was entered in error and have filed an appeal with the Michigan Court of Appeals. We have not recorded a liability related to this lawsuit and intend to vigorously pursue all available avenues open in the litigation because we strongly believe that we have met all obligations under the employment agreement. We believe the maximum potential damages excluding interest if we are unsuccessful in our appeal of Gramer’s judgment total approximately $1.044 million. If we are unsuccessful in our appeal, assuming payment to Gramer of $1.044 million, estimated cash distributions to shareholders would be reduced by approximately $0.20 per share.

      Other examples of uncertainties that could cause the aggregate amount of distributions to be less than our estimates include the following:

•	The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions and the uncertainty related to the Kmart bankruptcy.

•	Our estimate of net distributable cash resulting from our liquidation is based on estimates of the costs and expenses of the liquidation. If actual costs and expenses exceed such estimated amount, actual aggregate distributions to shareholders as a result of the liquidation could be less than estimated.

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•	If properties are not leased by the dates and at the rental rates we currently expect, the liquidation may not yield distributions as great as or greater than the recent market prices of the shares of common stock.

•	If liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate amount of distributions to shareholders as a result of the plan of liquidation could be less than estimated.

•	Delays in consummating the plan of liquidation could result in additional expenses and result in actual aggregate distributions to shareholders less than our estimated amount.

      We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates were not audited or reviewed by independent auditors.

      Given the change in the nature of our assets and in our sources of income that could result from dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that we will continue to meet the REIT qualification tests.

  Cancellation of Shares

      The final distribution will be in complete redemption and cancellation of our outstanding shares. Upon such final distribution, you may be required to surrender your share certificates. If we cannot make distributions to a shareholder because mail is not deliverable to the last known address of that shareholder on the shareholder list we maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the shareholder’s last known address. If such state does not have an escheat law, the law of Michigan will govern. If a shareholder does not claim such funds within the statutory period, the funds may escheat to the state.

Contracts for the Sale of Properties

      As of July 23, 2002, we have signed contracts for the sale of six of our properties. The following table sets forth information about these proposed sales.

			Malan
			Owned
Name and Address	Shopping		Sq.
of Buyer	Center	Location	Ft.(GLA)	Occupancy	Price	Status

ATMF VI, L.L.C	Orchard 14	Farmington Hills, MI	139,670	73%	$6,200,000	Environmental due diligence
6735 Telegraph Road, Suite 110						period expires October 31, 2002
Bloomfield Hills, MI 48301

Hutensky Capital Partners, L.L.C	4 Kmart anchored	Springfield, IL	125,101	97%	$14,800,000	Due diligence period expired
280 Trumbell Street, 2nd Fl	shopping centers	Salina, KS	87,406	100%		July 19, 2002; closing anticipated
Hartford, CT 06103		Wichita, KS	130,380	86%		by August 10, 2002
		Jefferson City, MO	124,798	100%

Next Ventures, LLC	Bricktown Sq.	Chicago, IL	306,421	90%	$22,500,000	Environmental due diligence
Two Northfield Plaza, Suite 320						period expires July 26, 2002
Northfield, IL 60093

TOTAL					$43,500,000

      All but one of these contracts are still in the due diligence period. The buyer may terminate the contract for any reason or in certain cases for reasons related to environmental conditions only before the end of the due diligence period. All of the contracts are typical contracts for the purchase and sale of real estate, but provide for “as is” sales. Once the due diligence period expires, the buyer is required to close or forfeit its earnest money deposit unless a condition to closing such as a lender consent or title insurance is not satisfied. Closings typically take place 30 to 60 days after the end of the due diligence period however, the contract with Hutensky Capital Partners provides for closing to take place on August 5, 2002 unless extended by the seller to no later than August 10, 2002.

      We estimate that the net cash proceeds from the closing of these contracts will be approximately $42 million, and will be used to pay down our outstanding debt as follows: (i) $14 million on our securitized mortgage loan and (ii) $28 million of other debt. The securitized mortgage loan is collateralized by 23 of our properties, has a current balance of approximately $57.9 million and is

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due August 2002. The remaining balance on the securitized mortgage loan is expected to be satisfied out of existing cash reserves and bridge financing on approximately 20 of our properties. We do not anticipate making any liquidating distributions to shareholders from the net cash proceeds from these property sales.

      We are currently negotiating sales contracts for the sale of an additional 17 properties, including 13 shopping centers anchored by Wal-Marts that are owned and managed by third parties. The total price for these properties is estimated at $49.9 million, including assumption of mortgage debt.

      There can be no assurance that any or all of the properties that are the subject of existing or proposed contracts will be sold under these contracts.

Dissolution

      Following approval of the plan by the shareholders and the receipt of all applicable lender consents, articles of dissolution will be filed with the Michigan Department of Consumer and Industry Services, Corporation Division (“Michigan Corporation Division”) dissolving Malan. The dissolution will become effective upon proper filing of the articles of dissolution with the Michigan Corporation Division and our obtaining a tax clearance certificate from the Michigan Department of Treasury. Pursuant to the Michigan Business Corporation Act, we will continue to exist for the purpose of winding up our affairs by collecting our assets, selling or otherwise transferring, with or without security, assets which are not to be distributed in kind to our shareholders, paying our debts and other liabilities and doing all other acts incident to liquidation of our business and affairs. However, we will not carry on any other business.

Transferability of Shares; NYSE Listing

      We anticipate that the market price of our common shares will decline as we make liquidating distributions to our shareholders. Our stock will be immediately delisted from the New York Stock Exchange if (1) our average market capitalization over 30 consecutive trading days is below $15 million or (2) if we fail to maintain our status as a REIT (unless we would otherwise qualify for listing).

      If our common stock were to be delisted, our board of directors may elect to transfer our remaining assets to a liquidating trust. If we establish a liquidating trust, we would distribute to the then holders of our common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. We do not anticipate that interests in the liquidating trust will be freely transferable.

Liquidating Trust

      We may distribute our assets at any time to a liquidating trust. If all of our assets are not sold or distributed prior to the second anniversary of the approval of the plan of liquidation by our shareholders, we may transfer any assets not sold or distributed, including any contingency reserve or other cash on hand, to a liquidating trust. We may elect to distribute our assets to a liquidating trust prior to the second anniversary of shareholder approval of the plan if we determine that the liquidating trust will produce cost savings which outweigh the expenses of transferring properties to the liquidating trust. We anticipate that these cost savings may result from reductions in securities listing fees, state franchise taxes, audit and legal fees and other public company costs.

      If we establish a liquidating trust, we would distribute to the then holders of our common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. This distribution would be a taxable event to such shareholders. The sole purpose of the liquidating trust will be to liquidate any remaining assets and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

      Approval of the plan of liquidation will constitute the approval by our shareholders of the establishment of a liquidating trust if determined to be necessary by the board, its appointment of one or more individuals or corporate persons to act as trustee or trustees and the terms of any liquidating trust agreement adopted by our board.

      We do not anticipate that interests in the liquidating trust will be freely transferable. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

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      Our board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

Our Advisor

      Cohen Financial, Chicago, Illinois, is acting as our advisor in connection with the sale of our properties as part of the liquidation. We initially retained Cohen Financial in March 2001 to assist us in analyzing alternative investment and operating strategies and to carry out tasks involving the sale or financing of properties needed to implement the strategies we selected. Cohen Financial is a national real estate finance firm headquartered in Chicago, Illinois. We will continue to use Cohen Financial’s services in connection with our liquidation, including soliciting buyers and negotiating property sales. Cohen Financial has the exclusive right to arrange sales or financings or refinancings of our properties during the term of its advisory agreement with us, which will extend automatically for six months each March and September unless we provide at least five days notice of nonrenewal before the beginning of the renewal term.

      Cohen Financial received $150,000 for its work analyzing alternative investment and operating strategies, plus $26,000 for property sales through May 2002, computed according to the formula described below. In addition, Cohen Financial will receive fees on the closing of any single sales transaction of Malan properties (excluding Bricktown Square), as follows:

•	2.0% of the sales price up to $10 million; plus

•	1.5% of the sales price over $10 million but less than $25 million; and

•	1.0% of the sales price over $25 million.

      Our agreement with Cohen Financial provides for us to pay Cohen Financial fees for property financings, as follows:

•	1.0% of the amount financed, up to $20 million; plus

•	0.75% of the amount financed that is over $20 million but less than $50 million; plus

•	0.5% of the amount financed that is over $50 million.

Cohen Financial received $100,000 in 2001 in connection with the financing of Pine Ridge Plaza in Lawrence, Kansas.

      Kensington Investment Group, Inc., a major shareholder of Malan, and its employees have not in the past, and will not in the future, receive any fees from us in connection with Malan’s business or its liquidation.

Severance and Retention Bonus Plan

      Our board of directors has adopted a severance and retention bonus plan for our employees in connection with our decision to liquidate Malan. The plan will become effective upon the adoption of the plan of liquidation by the shareholders. With the exception of our chief executive officer and our chief financial officer (both of whom have employment agreements) and employees working at the Northway Mall in Marshfield, Wisconsin, each regular employee whose employment is involuntarily terminated pursuant to the plan of liquidation will be eligible to participate in the plan unless we terminate the employee for cause.

      The plan divides eligible employees into two classes of participants: non-retained participants and retained participants. Upon the satisfaction of certain conditions described in the plan, we will pay over 36 months to each participant the lesser of:

•	nine months of the participant’s current annualized salary, or

•	the greater of:

(A)	two weeks of the participant’s current annualized salary for each consecutive six-month period in which the participant has worked full time for Malan from the last date of hire until (i) the date of termination for non-retained participants or (ii) the date the participant was classified as a retained participant (the “classification date”), or

(B)	six weeks of the participant’s current annualized base salary.

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      Additionally, under the plan retained participants will be entitled to receive a retention bonus over 36 months equal to the lesser of:

•	twelve months of the retained participant’s annualized salary as of the classification date, or

•	the greater of:

(A)	four months of the retained participant’s annualized salary as of the classification date, or

(B)	5% of the retained participant’s annualized base salary as of the classification date for each full month the retained participant remains employed by Malan following such date.

      See “Certain Transactions” for information on retention or severance compensation payable to our chief executive officer and chief financial officer.

Government Approvals

      Other than compliance with the provisions of Section 804, et al. of the Michigan Business Corporation Act and applicable Michigan tax statutes in order to effect the dissolution of Malan, no federal or state regulatory requirements or approvals must be complied with or obtained in connection with the liquidation and dissolution.

Appraisal Rights of Shareholders

      Under the Michigan Business Corporation Act, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the plan of liquidation because the outstanding shares of our common stock are, and were, on the record date for the annual meeting, listed on the New York Stock Exchange, a national securities exchange.

Federal Income Tax Consequences of the Plan of Liquidation

      The following discussion summarizes material U.S. federal income tax considerations that may be relevant to you as a result of the liquidation. This summary is based upon advice from Foley & Lardner, tax counsel to Malan. This discussion is based upon interpretations of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our capital stock as part of a “straddle”, a “hedge”, a “constructive sale” transaction or a “conversion transaction”, persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the liquidation to holders of our capital stock that do not hold that stock as a capital asset. A U.S. shareholder is a U.S. citizen or resident as defined within the Internal Revenue Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

      This U.S. federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our common stock. You are urged to consult your own tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

  Tax Consequences to Malan

      We have qualified as a REIT under Sections 856-860 of the Internal Revenue Code since we became a REIT in 1994. As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income that we currently distribute to our shareholders in distributions that are eligible for the dividends paid deduction. If the plan of liquidation is adopted by our shareholders, we expect to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our shareholders, which may include the transfer of assets to a liquidating trust. The board of directors, however, has the authority under the plan to cause Malan to discontinue our status as a REIT at any time if the board of directors finds it in the best interests of our shareholders to do so.

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      In order to maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets.

      So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the plan will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

      We expect to completely liquidate within 24 months after our adoption of the plan. Assuming we liquidate, distributions made pursuant to the plan within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets.

      While we expect to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our shareholders, which includes the transfer of assets to a liquidating trust, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT, either inadvertently or because the board of directors deems such loss to be in the best interests of our shareholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

  Consequences to United States Shareholders

      Distributions we make within 24 months of our adoption of the plan will not be dividend income to you, notwithstanding our treatment of such distributions for purposes of the dividends paid deduction. Distributions in the liquidation, including an amount equal to your pro rata share of the fair market value of the assets transferred to a liquidating trust, should first reduce the basis of your shares of our capital stock, with any excess constituting a capital gain if you hold the shares as a capital asset. If the sum of all liquidating distributions is less than your basis in your shares, the difference will constitute a capital loss which is recognized at the time you receive your final liquidating distribution, which includes the transfer of assets to a liquidating trust. Such capital gain or loss will be long or short term, depending on whether such shares have been held for more than one year.

      The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is generally 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Internal Revenue Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued proposed regulations on August 9, 1999 and final regulations on September 20, 2000 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions.

  Consequences to Non-United States Shareholders

      Generally, a non-U.S. shareholder’s gain or loss from the liquidation will be determined in the same manner as that of a U.S. shareholder. Assuming that the our liquidating distributions are treated as consideration received in a taxable sale of our capital stock by shareholders for purposes of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in accordance with the general treatment of liquidating distribution for U.S. federal income tax purposes and subject to the discussion below regarding potential application of FIRPTA provisions governing distributions, a non-U.S. shareholder should not be subject to U.S. federal income taxation on any gain or loss as a result of the liquidation, unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder, (b) that shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, or (c) our capital stock in the hands of the shareholder constitutes a “U.S. real property interest” within the meaning of FIRPTA.

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      If a non-U.S. shareholder’s capital stock constitutes a “U.S. real property interest” within the meaning of FIRPTA or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. shareholder, that shareholder will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain. In addition, the non-U.S. shareholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, that shareholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify these consequences for a non-U.S. shareholder eligible for treaty benefits and non-U.S. shareholders should consult with their tax advisors regarding the possible application of such a treaty.

      Our capital stock owned by a non-U.S. shareholder will generally constitute a U.S. real property interest if either (a) we are not a “domestically-controlled REIT” at all times during a specified testing period or (b) that non-U.S. shareholder held more than 5% of the total fair market value of our capital stock at any time during the shorter of the time that shareholder held our capital stock or during the five-year period ending on the date of receipt of the final liquidating distribution. We will be a domestically controlled REIT if non-U.S. shareholders held less than 50% of the value of our stock at all times during the 5 year period ending with the payment of the final liquidating distribution. Based on the record ownership of our capital stock, we believe we are a domestically-controlled REIT, but no assurance can be given that the actual ownership of our capital stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at all times during the applicable testing period.

      The tax treatment of non-U.S. shareholders described above assumes that the receipt of the liquidating distributions will be treated as a sale of our capital stock for purposes of FIRPTA, consistent with the general treatment of liquidating distributions for federal income tax purposes. It is possible, however, that non-U.S. shareholders will be subject to tax under special provisions of FIRPTA which provide that distributions from REITs are treated as gain from the sale of U.S. real property interests, and thus subject to tax as described above, to the extent that the distributions are attributable to gain from the sale of U.S. real property interests by the REIT. These provisions could apply because, although these liquidating distributions are generally treated as involving a taxable exchange of shares for purposes of determining a shareholder’s tax consequences, it is not clear under current law whether the sale treatment generally applicable to these liquidating distributions also applies for purposes of FIRPTA. Accordingly, it is possible that the Internal Revenue Service may assert that liquidating distributions received by a non-U.S. shareholder are subject to tax under FIRPTA, as gain effectively connected with a U.S. trade or business.

      Any liquidating distributions paid to non-U.S. shareholders will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. shareholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. shareholder’s capital stock constitutes a U.S. real property interest, non-U.S. shareholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. shareholder may be entitled to a refund or credit against the shareholder’s U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

  Backup Withholding

      Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury Regulations promulgated under the Internal Revenue Code, you may be subject to a 30% backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.

      Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that shareholder’s U.S. federal income tax liability.

      In the event that we are unable to dispose of all of our assets within 24 months after adoption of the plan or if it is otherwise advantageous or appropriate to do so, the board of directors may establish a liquidating trust to which we could distribute in kind our unsold assets. In any event, even if all of our assets were disposed of within such period, the board of directors may decide to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the Internal Revenue Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be consider a liquidating trust. Although neither the Internal Revenue Code nor the Treasury regulations thereunder provide any specific guidance as to the

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length of time a liquidating trust may last, the Internal Revenue Service’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

  Tax Consequences of Liquidating Trust

      An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and recognize gain to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust.

      An individual shareholder who itemizes deductions may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the shareholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A shareholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the shareholder holds his interest in the assets as a capital asset.

      If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a corporation. In such case the liquidating trust itself would be subject to tax, and shareholders could also be subject to tax upon the receipt of distributions from the liquidating trust. If the board of directors avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as such for federal income tax purposes.

  State and Local Income Tax

      You may also be subject to state or local taxes with respect to the liquidating distributions received from us pursuant to the plan. You should consult your tax advisors regarding such taxes.

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ELECTION OF DIRECTORS

      Five directors are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are currently members of the board of directors. A nominee for director must receive a plurality of the votes cast at the meeting to be elected as a director.

      The board of directors recommends that you vote FOR the election of the individuals named below for election to the board.

Year First
Name of Nominee	Elected as a Director

Jeffrey D. Lewis	2000
Paul Gray	2000
Jill Holup	2000
John P. Kramer	2000
Edward J. Russell, III	2000

      Although the board has no reason to believe that any of the nominees are unable or unwilling to serve if elected, if any nominee is unable or unwilling to serve, the board may designate a substitute nominee. In that case, Messrs. Lewis and Gray will vote for the board’s substitute nominee. Additional information regarding each of the nominees is contained below under the caption “Management”.

      Edward T. Boutrous and Andrew Miller, each a director since 2000, have elected to step down from the board following the annual meeting.

Directors and Executive Officers

      The board of directors presently consists of seven members. Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). All directors serve for a term of one year or until the election of their respective successors. Officers of Malan are hired by and report to the board of directors.

      The following provides biographical information for each of the executive officers and the members of the board of directors.

      Jeffrey D. Lewis, age 57, became the Chief Executive Officer of Malan in September 2000 and was also named President in March 2002. He has been in the real estate business since 1971. Prior to becoming Malan’s Chief Executive Officer in September 2000, Mr. Lewis was a Vice President at Kennedy Associates Real Estate Counsel, Inc. (“KAREC”), a real estate investment firm. Mr. Lewis joined KAREC in 1998 and was responsible for managing one of the two KAREC national asset management teams in addition to having direct responsibility for several properties. Prior to joining KAREC, Mr. Lewis was employed either as a consultant or on staff by the California Public Employees’ Retirement System (CaIPERS) for ten years. When he left he was a Principal Investment Officer and had general responsibility for the fund’s national office portfolio of 35 properties totaling over 15 million square feet and values of approximately $1.4 billion.

      Elliott J. Broderick, age 44, has been the Chief Financial Officer of Malan since January 2001 and also serves as Secretary and Treasurer of Malan. Prior to that he was the Chief Accounting Officer. Mr. Broderick oversees the accounting and reporting functions of Malan, as well as regulatory and tax compliance, short-term investments, information systems and fiscal planning and budgets. Prior to joining Malan as Controller in 1991, Mr. Broderick was employed for seven years by Plante & Moran, Michigan’s largest regional CPA firm. Mr. Broderick is a certified public accountant, a licensed real estate sales person and a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.

      Alan K. Warnke, 47, is a 25-year veteran of the real estate industry. He joined Malan in 1997 as director of property management and is currently Vice President, Leasing, Property Management and Construction. Prior to joining Malan, he served in management positions at Urban Retail Properties Company, the Equity Group and Landau & Heyman. His experience includes managing several enclosed shopping malls and strip centers across the Midwest. Mr. Warnke earned a Bachelor of Science from Ball State University in Muncie, Indiana.

      Paul Gray, age 36, has been in the real estate business since 1987. He is Executive Vice President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Gray received a Bachelor of Science in Finance and Real Estate in 1988 from the Haas School of Business at the University of California, Berkeley. He is a licensed real estate broker in the state of California. Mr. Gray is Chairman of the Board.

      Jill Holup, age 39, has been in the real estate investment business since 1985. She is a Partner at John McStay Investment Counsel, an investment management firm, which she joined in 1997. Her responsibilities include research, portfolio management

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and new business development. Ms. Holup received her Masters Degree in Business Administration from the Haas School of Business at the University of California, Berkeley. She earned her bachelor’s degree in finance at the University of Texas, El Paso in 1985.

      John P. Kramer, age 44, has been in the real estate business since 1985. He is President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Kramer received his Masters Degree in Business Administration from the University of California, Berkeley in 1986. He received a Bachelor of Arts in 1980 from the State University of New York, Oneonta, in Economics.

      Edward J. Russell, III, age 42, is managing partner of Russell Development Co., a commercial and residential real estate development company located in Grosse Pointe Farms, Michigan. Mr. Russell has been employed by Russell Development in various capacities since 1980. Russell Development’s commercial business focuses on the construction, management, sales and acquisition of retail strip centers in southeast Michigan anchored by such tenants as CVS Drugs, Wal-Mart, Blockbuster Video and Lowes. Mr. Russell oversees the areas of job cost and budget analysis, tenant lease structuring and negotiation, and is responsible for creating and maintaining tenant relationships and identifying development opportunities for Russell Development.

The Board of Directors and Committees

Board of Directors.

      The board of directors is responsible for the overall affairs of Malan. The board of directors held eight meetings this past year and acted once by unanimous written consent. The board of directors has a three-member audit committee and a three-member compensation committee. During 2001, each director attended at least 75% of the board meetings and meetings of committees to which he or she belonged during the period for which he or she served as a director. Directors fulfill their responsibilities not only by attending board and committee meetings, but also through communication with the Chief Executive Officer and other members of management on matters that affect Malan.

      Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). Messrs. Gray, Kramer and Russell, and Ms. Holup are all independent.

      In connection with his nomination to the board of directors, Mr. Russell has agreed to resign his position from the board in the event that the stock ownership of Peter T. Kross is less than 6.5% of the outstanding shares of our common stock.

Audit Committee.

      The audit committee, which presently consists of John Kramer, Paul Gray and Jill Holup, held three meetings last year. The audit committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including overseeing and reviewing our audit results and monitoring the effectiveness of our internal audit function. In addition, the audit committee recommends to the board of directors the appointment of the independent auditors.

Compensation Committee.

      The compensation committee, which presently consists of Edward J. Russell III, Andrew Miller and Edward T. Boutrous, held three meetings last year and is responsible for establishing compensation and benefit policies for our executive officers and administering our 1994 Stock Option Plan.

Compensation of Directors

      We pay our directors who are not employees of Malan an annual fee of $12,000 plus $1,000 for each regular or annual meeting of the board of directors attended in person. We also reimburse our outside directors for expenses incurred in attending meetings. John P. Kramer and Paul Gray have declined all compensation that is payable to non-employee directors, as well as the director stock options described below.

      Pursuant to the terms of the Malan Realty Investors, Inc. 1995 Stock Option Plan for Non-Employee Directors, each non-employee director of Malan is automatically granted a non-qualified stock option to purchase 1,000 shares of common stock of the corporation following the annual meeting of the board of directors. In the event a vacancy arises on the board of directors following the annual meeting of shareholders in any year and a non-employee director is nominated to fill such vacancy prior to December 31 of the same year, such non-employee director would automatically be granted an option to acquire 1,500 shares of common stock (instead of the normal 1,000 share grant) immediately following the next annual meeting of the board of directors. Following each annual meeting of the board of directors thereafter, the non-employee director would receive the normal 1,000-share grant, assuming he or she is re-elected to the board.

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      The aggregate number of shares of common stock issuable under the stock option plan for non-employee directors is 80,000, subject to certain adjustments. All options granted must have an exercise price equal to the fair market value of the underlying shares on the date of grant. Options vest upon grant but do not become exercisable by the director until six months following the date of grant. Options remain exercisable until the tenth anniversary of the date of grant or, if earlier, until one year after the director ceases to be a member of the board.

      Under our 1995 Stock Compensation Plan for Non-Employee Directors, non-employee directors may make an election each year to receive all or a portion of their director’s compensation for the following calendar year in the form of Malan common stock instead of cash. Once made, the election is irrevocable for the following year’s compensation. The number of shares to be paid to a director in lieu of cash compensation is determined based on the closing price of the common stock on the New York Stock Exchange on the day before the compensation is earned by a director (i.e., the closing price on the day before a board meeting).

EXECUTIVE COMPENSATION

      The following table provides information on the compensation paid or accrued by Malan for services rendered during the last three fiscal years to our chief executive officer and most highly compensated executive officers (the “named executive officers”) during the last fiscal year.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Number
				Other	of Shares
				Annual	Underlying	All Other
				Compensation	Options(1)	Compensation
Name & Principal Position	Year	Salary	Bonus	($)	($)	($)

Jeffrey D. Lewis	2001	$238,200	$70,000		$106,000	$6,800
Chief Executive Officer	2000	$57,500	—	—	—	—
(since September 2000)
Michael K. Kaline	2001	$180,000	—	—	—	$76,400
President	2000	$163,700	—	—	$5,000	$509,969	(2)
(until January 2002)	1999	$154,000	$31,000	—	—	$10,162	(2)
Elliott J. Broderick	2001	$121,500	$36,000	—	—	$6,300
Chief Financial Officer	2000	$107,000	—	—	$5,000	$261,814	(2)
	1999	$100,000	$31,000	—	—	$11,945	(2)
Alan K. Warnke	2001	$95,900	$23,000	—	—	$3,800
Vice President, Leasing, Property Management and Construction (since January 2001)

(1)	See “Stock Option Plan” and “Compensation of Directors.”

(2)	Includes (A) loan forgiveness by Malan; (B) employer’s contribution to the Malan Realty Investors, Inc. 401(k) Profit Sharing Plan; (C) payment received in connection with the change in Malan’s board of directors in 2000 and (D) stock grant in the following amounts:

		A	B	C	D

Jeffrey D. Lewis	2001	—	$6,800	—	—
	2000	—	—	—	—
Michael K. Kaline	2001	—	$6,800	—	$69,600
	2000	$6,564	$3,405	$500,000	—
	1999	$6,945	$3,217	—	—
Elliott J. Broderick	2001	—	$6,300	—	—
	2000	$6,564	$5,250	$250,000	—
	1999	$6,945	$5,000	—	—
Alan K. Warnke	2001	—	$3,800	—	—

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Stock Option Plan

      Prior to our initial public offering in June 1994, we adopted the Malan Realty Investors, Inc. 1994 Stock Option Plan to enable our employees to participate in the ownership of Malan. The stock option plan is designed to align the interests of management with those of the shareholders, to provide employees with incentives to stay with Malan, to attract new employees with outstanding qualifications and to promote the success of our long-term business objectives.

      Under the stock option plan, our executive officers and employees may be granted options to acquire shares of our common stock. The stock option plan is administered by the compensation committee, which is authorized to select the executive officers and other employees to whom options are to be granted. No member of the compensation committee is eligible to participate in the stock option plan.

      The compensation committee determines the number of options to be granted to an employee. However, in accordance with the requirements of the Internal Revenue Code for performance-based compensation, the provisions of the stock option plan limit the total number of option shares that the compensation committee may grant to an executive officer during any single year to 100,000 shares.

      The exercise price of each option is equal to the fair market value of the underlying shares on the date of grant. With the exception of those options granted on the date of the IPO, options vest over a five-year period at the rate of 20% per year, beginning on the first anniversary of the date of grant. If an option holder’s employment is terminated within the first year of the date of grant for any reason other than death, disability, or retirement, the right to exercise the option is forfeited. If an option holder’s employment is terminated more than one year after the date of grant for reasons other than death, disability, or retirement, the option may be exercised to the extent it was exercisable at the time of termination of employment unless the termination of employment is for cause. If the termination of employment is because of death, disability, or retirement, the option may be exercised in full. No option may be exercised ten years after the date of grant.

      Notwithstanding the foregoing paragraph, the compensation committee may accelerate the vesting of any option that has been held by an option holder for at least six months from the date of grant of the stock option.

      The following table sets forth information on stock options granted to the named executive officers during 2001.

Option Grants in 2001

						Potential Realizable Value
						at Assumed Annual Rates of
			Percent			Stock Price Appreciation
	Number		of Total	Exercise	Expiration	for Option Term(2)
	of		Options	Price of	Date of
	Options		Granted	Options	Options	5%	10%

Jeffrey D. Lewis	100,000	(1)	100%	$7.04	11/2/11	$442,742	$1,121,995
Michael K. Kaline	0		N/A	N/A	N/A	N/A	N/A
Elliott J. Broderick	0		N/A	N/A	N/A	N/A	N/A
Alan K. Warnke	0		N/A	N/A	N/A	N/A	N/A

(1)	The option term for these option grants is ten years. The options vest and become exercisable over a five-year period at the rate of 20% per year.

(2)	Assumes annual stock price appreciation above the $7.04 exercise price at the rates shown over the ten-year term of the options, which expire in November 2011. The amounts shown do not indicate the actual value, if any, that may be realized on any exercise of the options. The appreciation rates used in the table are provided to comply with rules and regulations under the Securities Exchange Act of 1934 and do not reflect the views of management as to the potential realizable value of the options.

Other Compensation and Benefits

      Messrs. Lewis, Kaline, Broderick and Warnke also receive medical, group life insurance and other benefits (including matching contributions under Malan’s 401(k) plan) that are available generally to all of our full-time employees.

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      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the named executive officers as of December 31, 2001. This table also shows the value on that date of the “in-the-money” options, which is the positive spread, if any, between the exercise price of existing stock options and $ 6.70 per share (the closing market price of our common stock on December 31, 2001.

Total Option Exercises in 2001 and Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
		Value	Options at Year-End($)		Options at Year End
	Shares Acquired	Realized
Name	on Exercise	$	Exercisable	Unexercisable	Unexercisable	Exercisable

Jeffrey D. Lewis	0	$0	2,000	104,000	$0	$0
Michael K. Kaline	0	$0	100,150	4,000	$0	$0
Elliott J. Broderick	0	$0	63,600	4,000	$0	$0
Alan K. Warnke	0	$0	11,000	4,000	$0	$0

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REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee. The compensation committee works with our senior management to develop and implement compensation policies, plans, programs and performance goals designed to provide incentives for accomplishment of corporate and individual performance goals.

      Compensation Philosophy. The compensation committee has determined that our compensation policy would consist of these elements:

1.	a base salary competitive with other similarly situated REITs;

2.	a cash bonus based upon predetermined standards and objectives with an annual review to determine the accomplishment of these standards and objectives; and

3.	stock options to provide employees with an incentive to maximize the value of our common stock.

      The compensation committee thinks that this three part approach best serves the interests of Malan and our shareholders by enabling us to attract and retain talented executives while also providing them with incentives to act in a manner that is in the best short-and long-term interests of the shareholders.

      Base Salaries. Base salaries for the executive officers are based upon a review of each executive officer’s salary for the previous year, his position and level of responsibility at Malan, management’s assessment of his expected future contribution to Malan, and salaries of executives of other similar real estate investment trusts. The compensation committee considers the salaries of our executive officers to be reasonable under these criteria.

      Bonuses. The maximum total bonuses we will pay to its executive officers and employees for a given year will not exceed 50% of their base salary. The amount of the bonus, if any, is based primarily on subjective criteria. For 2001, the total bonus pool was set at $129,000, with this amount paid to Messrs. Lewis ($70,000), Broderick ($36,000) and Warnke ($23,000).

      Corporate Tax Deduction in Excess of $1 Million a Year. Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Although our policy does not require the compensation committee to qualify compensation awarded to executive officers for deductibility under Section 162(m), the compensation committee does consider the cost to Malan in making all compensation decisions. Our 1994 Stock Option Plan described in this proxy statement complies with the requirements for performance-based compensation under Section 162(m).

      Compensation of the CEO. We established the CEO’s compensation in his employment agreement after taking into account the CEO’s skill and experience, and the salaries of other CEO’s in similar companies. Our employment agreement with Mr. Lewis provides for an annual base salary of $230,000 (increased by the compensation committee to $254,000 for 2002), and a maximum annual bonus of 50% of his base salary. Bonuses are based primarily on subjective factors. Mr. Lewis received a bonus of $70,000 for 2001, or approximately 30% of his base salary.

      Going forward, the compensation committee will continue to (i) determine the compensation we will pay to the CEO and other executive officers; (ii) review our compensation and benefits programs, policies and practices; and (iii) administer our stock option plan. The compensation committee is committed to maintaining competitive salary levels for our CEO and other executive officers and will continue to place an emphasis on performance-based compensation.

The Compensation Committee

Edward T. Boutrous

Andrew Miller
Edward J. Russell, III

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Shareholder Return Performance Graph

      The following line graph sets forth the cumulative total returns on a $100 investment in each of our common stock, the S&P Composite 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period December 31, 1996 through December 31, 2001 (assuming, in all cases, the reinvestment of dividends). We selected the Equity REIT Index because we believe the Equity REIT Index offers shareholders the most meaningful basis for assessing total shareholder return on the common stock and comparing it to the results of comparable REITs.

      The following graph assumes that the value of the investment in Malan and each of the indices was $100 at the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

MALAN REALTY INVESTORS, INC., THE NAREIT EQUITY REIT TOTAL
RETURN INDEX AND THE S&P 500 INDEX

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Malan Realty Investors, Inc.	$100.00	$180.41	$174.29	$165.22	$150.42	$109.38
NAREIT Equity REIT Total Return Index	$100.00	$120.26	$99.21	$94.63	$119.58	$136.24
S&P 500 Index	$100.00	$133.36	$171.47	$207.55	$188.64	$166.23

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock by directors, named executive officers and shareholders who own more than 5% of our common stock as of the record date of July 18, 2002. On the record date, there were 5,121,370 shares of our common stock outstanding. In preparing this table, we have relied upon information supplied by our officers, directors, and certain shareholders and upon information contained in filings with the SEC.

	Number of		Right to		Percent of
Name	Shares		Acquire(1)		Shares

Jeffrey D. Lewis	5,500		2,000		*
Michael K. Kaline(2)	13,016		100,150		2.17%
Elliott J. Broderick	6,266		65,658	(3)	1.39%
Edward T. Boutrous	—		1,500		*
Paul Gray	—		—		*
Jill Holup	5,000		2,000		*
John Kramer	500,150	(4)	—		9.77%
Andrew Miller	1,000		2,000		*
Edward J. Russell III	41,000	(5)	1,500		*
Alan K. Warnke	—		11,000		*
Directors and executive officers as a group	571,932	(6)	185,808		14.28%
Merrill Lynch & Co., Inc.	1,588,609	(7)	—		31.02%
World Financial Center, North Tower 250 Vesey Street New York, New York 10381
Peter T. Kross	499,460		—		9.75%
248 Grosse Pointe Blvd Grosse Pointe Farms, Michigan 48236
Kensington Investment Group, Inc	500,150		—		9.77%
4 Orinda Way Orinda, California 94563
Putnam Investments, Inc	273,513		—		5.34%
One Post Office Square Boston, Massachusetts 02109

*	Less than 1%

(1)	Shares issuable upon exercise of stock options, which by their terms are currently exercisable or become exercisable within 60 days. See “Executive Compensation — Stock Option Plan.”

(2)	Mr. Kaline resigned as President and has been on a leave of absence since January 31, 2002.

(3)	Also includes 2,058 shares issuable upon conversion of debentures owned by Mr. Broderick’s wife.

(4)	These shares are beneficially owned by Kensington Investment Group, Inc. Mr. Kramer controls more than a majority of the stock of Kensington and accordingly may be deemed to beneficially own the shares of common stock owned by Kensington. Mr. Kramer disclaims beneficial ownership of such shares.

(5)	Includes shares held by Russell & Associates Co. LLC of which Mr. Russell is the Managing Member and majority owner.

(6)	See Notes 1 through 5 above.

(7)	Includes 1,588,235 shares issuable upon conversion of notes that are convertible into common stock at a price of $17 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission. These insiders are required by SEC regulation to furnish Malan with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the filings made by our insiders and written representations, all

24

Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were satisfied in a timely manner, except that Alan K. Warnke filed a late Form 3 after becoming an executive officer.

CERTAIN TRANSACTIONS

Employment Agreements

      In September, 2000, we entered into a three-year employment agreement with Jeffrey D. Lewis, whereby Mr. Lewis became our Chief Executive Officer. At the end of the three-year term, the employment agreement will automatically renew itself for one-year terms unless either party gives the other 90 days’ notice terminating the employment agreement. Mr. Lewis’ employment agreement provides for an annual salary of $230,000, which may be increased by the board of directors. His annual salary has been increased to $254,000 for 2002. In addition to his base salary, Mr. Lewis will be eligible to receive an annual bonus with a maximum amount equal to 50% of his base salary. The employment agreement also includes provisions restricting Mr. Lewis from competing directly or indirectly with Malan during the term of his employment with Malan and for one year following termination of the agreement.

      If we decide to terminate Mr. Lewis’ employment other than for cause or as a result of Mr. Lewis’ death or permanent disability, or if Mr. Lewis terminates his employment for good reason (as defined in his employment agreement), Mr. Lewis will be entitled to receive payments, if any, to which he is entitled under any of Malan’s plans or programs and for any accrued but unused vacation days and base salary earned but not yet paid. In addition, Mr. Lewis will be entitled to receive the sum of (i) the greater of (A) the base salary Mr. Lewis would have received over the remaining term of his employment agreement or (B) six months of his base salary plus (ii) an amount equal to the product of (x) the number of full months remaining under his employment agreement and (y) one-twelfth (1/12) of Mr. Lewis’ target annual bonus.

      In January 2002, we entered into a separation agreement with our then president, Michael Kaline, which supercedes our previous employment agreement with Mr. Kaline. As part of the agreement, Mr. Kaline resigned as a Malan employee and was placed on leave of absence until August 9, 2002. In addition, he received a lump sum payment of $54,000 in February 2002, will continue to draw his salary of $15,000 per month until August 9, 2002 and will receive an additional lump sum payment of $15,000 immediately following August 10, 2002. He will also be entitled to certain other benefits during this period.

      In July 2002, we entered into an employment agreement with Elliott J. Broderick, who has agreed to continue as our chief financial officer through October 1, 2003. We may extend the term of Mr. Broderick’s employment agreement by 12 additional full calendar months upon 60 days written notice to Mr. Broderick.

      Mr. Broderick will receive an annualized base salary of $132,000 until December 1, 2002. On December 1, 2002, Mr. Broderick’s base salary will be increased to $144,000. If we elect to extend Mr. Broderick’s employment term by an additional 12 months, Mr. Broderick’s base salary will be increased to $150,000 during those additional months.

      Pursuant to the agreement, we have paid Mr. Broderick a signing/retention bonus of $285,000. In his employment agreement, Mr. Broderick has relinquished all claims to any lifetime health insurance benefits that may have arisen in connection with the change of control of Malan’s board of directors at our 2000 annual meeting. As a result, we will eliminate a liability in the amount of $374,000 recorded on our balance sheet for these potential benefits.

      During the term of Mr. Broderick’s employment agreement, he will be eligible to receive: (1) a performance bonus of up to 50% of his base salary, (2) an incentive/ option bonus of up to 50% of his base salary, and (3) a retention bonus of 5% of his base salary for each month he works after shareholder approval of the plan of liquidation.

      Mr. Broderick’s employment agreement also provides that upon the termination of employment (other than by Mr. Broderick for good reason, or by us for cause, before December 31, 2002), we will pay Mr. Broderick severance equal to the greater of (i) $100,000; or (ii) the balance then due under the employment agreement, calculated by adding his base salary plus a performance bonus of not less than the same percentage of base salary Mr. Broderick received as a performance bonus for 2002.

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REPORT OF THE AUDIT COMMITTEE

      The audit committee of the board of directors is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The audit committee is composed of independent directors, and acts under a written charter first adopted and approved by the board of directors. Each of the members of the audit committee is independent as defined by our policy and the New York Stock Exchange listing standards.

      The responsibilities of the audit committee include recommending to the board an accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, the audit committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

•	our audited financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in our accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of our outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

      The audit committee is responsible for recommending to the board that our financial statements be included in our annual report. The committee took a number of steps in making this recommendation for 2001.

•	First, the audit committee discussed with PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), our independent accountants since April 27, 2001, those matters required to be communicated and discussed between an issuer’s independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the audit committee in overseeing the financial reporting and disclosure process.

•	Second, the audit committee discussed with PricewaterhouseCoopers its independence and received a letter from PricewaterhouseCoopers concerning its independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the audit committee of PricewaterhouseCoopers’ independence, and assisted the audit committee in evaluating PricewaterhouseCoopers’ independence.

•	Finally, the audit committee reviewed and discussed, with management and PricewaterhouseCoopers, our audited consolidated balance sheets at December 31, 2001 and 2000, and consolidated statements of income, cash flows and shareholders’ equity for the three years ended December 31, 2001.

      Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review and other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board (and the board agreed) that these financial statements be included in our 2001 annual report on Form 10-K.

      Audit Fees. The aggregate fees billed for professional services for the audit of our annual financial statements and its review of the financial statements included in our quarterly reports on Form 1O-Q for fiscal year 2001 were $110,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed for the provision by PricewaterhouseCoopers of information technology services, including the operation, design and implementation of hardware and software which generated information significant to our financial statements for fiscal year 2001.

      All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than the audit services for fiscal year 2001 were $22,375. Other services include preparation of tax returns and other accounting services.

      The audit committee, based on its reviews and discussions with management and PricewaterhouseCoopers noted above, determined that the provision of the other services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers’ independence.

The Audit Committee

Paul Gray

Jill Holup
John P. Kramer

26

INDEPENDENT AUDITORS

      The firm of Deloitte & Touche, LLP was previously our principal accountants. On April 27, 2001, that firm’s appointment as principal accountants was terminated and PricewaterhouseCoopers LLP was engaged as principal accountants for the fiscal year ending December 31, 2001. The decision to change accountants was recommended by our audit committee and approved by the board of directors. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire to do so.

      The reports of Deloitte & Touche, LLP on Malan’s financial statements for the two fiscal years ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      During its two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, Malan did not consult with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Malan’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

OTHER MATTERS

      The board of directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, Messrs. Lewis and Gray intend to vote in accordance with the board’s recommendation or, if there is no recommendation, in their own discretion.

COSTS OF PROXY SOLICITATION

      Malan will pay the cost of preparing, assembling, and mailing the proxy material. Malan will also request brokers and other custodians and nominees to forward proxy materials to the beneficial owners of the common stock. Malan will reimburse the brokers and other custodians and nominees for their reasonable expenses in complying with this request.

SHAREHOLDER PROPOSALS

      When we complete the liquidation, we will no longer have public shareholders or any shareholder meetings. If we have not completed the liquidation, or if the plan of liquidation is not approved by the shareholders, we intend to hold our next annual shareholder meeting in May 2003. In that case, you would continue to be entitled to attend and participate in our shareholder meetings if you continue to own shares of common stock.

      Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by Malan in order to be included in the Malan’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Malan’s proxy statement and form of proxy relating to the 2003 annual meeting, a written copy of their proposal must be received at Malan’s principal executive offices no later than March 28, 2003. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Malan’s proxy materials. Notice to Malan of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Malan less than 60 days or more than 90 days prior to the date of the meeting. Any such proposal as to which Malan does not receive timely notice will not be included in the agenda for the meeting. To ensure prompt receipt by Malan, proposals should be sent certified mail, return receipt requested. Proposals should be sent to the attention of the President. A person may submit only one proposal for inclusion in the proxy materials, and the proposal, including any accompanying supporting statement, may not exceed 500 words.

27

WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

      We incorporate by reference into this proxy statement our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC (File No. 1-3092) under the Exchange Act. Our annual report on Form 10-K for the year ended December 31, 2001, is also attached as Appendix B. Our Form 10-Q for the quarter ended March 31, 2002 is attached as Appendix C.

      All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of the filing of those documents.

      Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). If you would like to request documents from us, please do so by contacting Elliott J. Broderick at Malan Realty Investors, Inc., 30200 Telegraph Road, Suite 105, Bingham Farms, Michigan 48025-4503, or by telephone at (248) 644-7110 in order to ensure timely receipt before the annual meeting.

      You should rely only on the information contained in this document to vote your shares of common stock at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

28

Appendix A

MALAN REALTY INVESTORS, INC.

PLAN OF COMPLETE LIQUIDATION

      1. This Plan of Complete Liquidation (the “Plan”) of Malan Realty Investors, Inc., a Michigan corporation (the “Company”), has been approved by the Company’s Board of Directors as being advisable and in the best interests of the Company and its shareholders. The Board of Directors has directed that the Plan be submitted to the shareholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of a majority of the outstanding common stock of the Company. The date of the shareholders’ approval is hereinafter referred to as the “Effective Date.”

      2. On or after the Effective Date, subject to any required approvals of the Company’s lenders, the Company shall continue its corporate existence but shall not carry on business except for the purpose of winding up its affairs by (a) collecting its assets; (b) selling or otherwise transferring, with or without security, assets which are not to be distributed to its shareholders; (c) paying its debts and other liabilities; and (d) doing all other acts incident to liquidation of its business and affairs. Pursuant to the Plan, the Board of Directors shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the shareholders. The Company shall not engage in any business activities, except to the extent necessary for preserving the values of the Company’s assets, winding up its business and affairs, discharging and paying all Company liabilities and distributing the Company’s assets to its shareholders in accordance with the Plan and the Company’s articles of incorporation.

      3. All the debts, obligations and liabilities of the Company shall first be paid and discharged, and all the remaining assets of the Company, if any, shall be distributed to the shareholders of the Company at such time and in such manner as may be deemed necessary or appropriate by the Board of Directors.

      4. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Company’s status as a real estate investment trust under Section 856-860 of the Internal Revenue Code of 1986, as amended.

      5. In the event that it should not be feasible, in the opinion of the Board of Directors, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidation distribution is made, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or the Board of Directors shall determine for any other reason that it is advisable to form a liquidating trust, the Company shall transfer and assign, at such time as is determined by the Board of Directors, to a liquidating trust as designated by the Board of Directors (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for shares of common stock will be deemed to represent certificates for identical interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board of Directors may approve and its initial trustees shall be appointed by the Board of Directors, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the shareholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the shareholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company’s transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of an ultimate distribution to the shareholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the shareholders of the Liquidating Trust Agreement and the appointment of trustees.

      6. The appropriate officers of the Company shall execute and cause to be filed with the Michigan Department of Treasury and the Corporation Division of the Michigan Department of Consumer and Industry Services, and elsewhere as may be required or deemed appropriate, such documents, including, without limitation, a tax clearance request form and a certificate of dissolution, as may be required to dissolve the Company.

      7. If the Board of Directors of the Company so directs, the appropriate officers of the Company shall provide written notice to creditors as set forth in Section 841a of the Michigan Business Corporation Act and publication of notice of the Company’s dissolution as set forth in Section 842a of the Michigan Business Corporation Act.

      8. The Board of Directors of the Company, or the trustees of the Liquidating Trust, and such officers of the Company as the Board of Directors may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as

A-1

may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors may deem appropriate, and (iv) the modification of this plan as may be necessary to implement this Plan. The death, resignation or other disability of any Director or officer of the Company shall not impair the authority of the surviving or remaining Directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in this Plan.

      9. The Board of Directors may modify or amend the Plan without further action by the shareholders to the extent permitted under then current law.

      10. Dissolution proceedings pursuant to the Plan may be not be revoked by the Board of Directors without the approval of the shareholders of the Company pursuant to the procedures described in Section 811 of the Michigan Business Corporation Act.

A-2

Appendix B

MALAN’S ANNUAL REPORT ON FORM 10-K FOR

THE YEAR ENDED DECEMBER 31, 2001

B-1

________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K/A
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

Commission file number 1-13092

MALAN REALTY INVESTORS, INC.
(Exact name of registrant as specified in charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-1841410 (I.R.S. Employer Identification Number)

30200 Telegraph Rd., Ste. 105 Bingham Farms, Michigan (Address of principal executive offices)	48025 (Zip Code)

Registrant’s telephone number, including area code:

(248) 644-7110

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Common Stock, Par Value $0.01 Per Share	New York Stock Exchange
9 1/2% Convertible Subordinated Debentures due 2004	New York Stock Exchange

     Indicate by check mark whether the Registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days. YES ☒  NO ☐

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K:

     The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $21,900,000 (computed on the basis of $5.05 per share), which was the last sale price on the New York Stock Exchange on February 28, 2002. (For this computation, the Registrant has excluded the market value of all shares of its Common Stock reported as beneficially owned by executive officers and directors of the Registrant; such exclusion shall not be deemed to constitute admission that any such person is an “affiliate” of the Registrant.)

     As of February 28, 2002, 5,121,370 shares of Common Stock, Par Value $0.01 Per Share, and $42,743,000 aggregate principal 9 1/2% Convertible Subordinated Debentures due 2004, were outstanding.

     This amendment is being filed to correct the word losses to loans in the second paragraph of the independent auditors report on page 18 of the previously filed 10-K.

PART I

Item 1.     Business

      Malan Realty Investors, Inc. (the “Company”) is a self-administered and self-managed real estate investment trust (“REIT”) engaged in the ownership, management and leasing, of commercial retail properties. Prior to December 2001, the Company was also engaged in acquisition, development and redevelopment of such properties. The Company’s operating units are comprised of approximately 58 community shopping centers, free-standing retail stores and theater complexes. All financial results are aggregated into one operating segment since the properties have similar economic characteristics. The Company also manages properties owned by unrelated third parties on a limited basis.

      The Company’s major tenants include Kmart Corporation (“Kmart”) and Wal-Mart Corporation (“Wal-Mart”) as well as other national retailers and theater operators. In 2001, Kmart and Wal-Mart accounted for approximately 27.6% and 5.4%, respectively, of the Company’s total revenues and 46.8% and 8.5%, respectively, of its gross leasable area (“GLA”) at December 31, 2001. Total GLA was approximately 5.5 million square feet as of December 31, 2001.

      In January 2002, Kmart Corporation filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has a total of 27 stores under lease to Kmart, with an average annual base rent of $2.78 per square foot, which account for revenues totaling approximately $11.2 million annually. Under the bankruptcy laws, within a specified time frame, Kmart could reject and terminate any of their leases or affirm a lease with the ability to assign the lease or re-lease the space to a third party. In February 2002, Kmart affirmed one of its leases with the Company. Subsequently in March 2002, Kmart announced the closure of 284 of its operating stores including four stores owned by the Company. As of March 27, 2002, Kmart had neither affirmed nor rejected the leases on these stores.

      During 2001, the Company began a plan of selling assets to retire various debt obligations which mature over the next several years. As a result of several factors including the Company’s debt obligations, substantial over-leverage of one of the Company’s other properties, impediments to the redevelopment of another property, as well as the Kmart bankruptcy, the Company’s Board of Directors voted in March 2002 to recommend a plan of liquidation to its shareholders. The proposed plan contemplates the sale of all of the Company’s properties and other assets and is subject to shareholder approval as well as to agreements with some of the Company’s lenders. While the Company will undertake to proceed expeditiously, the liquidation process could take up to twenty-four months or more. It is anticipated that cash generated from operations and property sales during this period will be used first to make required repayments of debt and other liabilities and then distributed to common shareholders.

      The Company is currently taxed as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, the Company generally is not subject to federal income taxes to the extent it distributes at least 90% of its real estate investment trust taxable income (as defined in the Code) to its shareholders.

      The Company presently has 20 full-time employees and believes that its relationship with its employees is good.

Item 2.     Properties

	Ownership			Gross
	Interest	Year		Leasable	Percent	Anchor Tenants
	(Expiration	Developed/	Land Area	Area (GLA)	Leased	(Lease Expiration/
Property	Incl. Options)	Renovated	(acres)	(sq. ft.)(A)	of GLA	Option Expiration)

ILLINOIS(15)
Bricktown Square, Chicago, IL	Fee	1987/1989	26.00	306,009	94%	Toys “R” Us (2013/2038) Kids “R” Us (2014/2039) Marshall’s (2005/2015) Sportmart (2003/2018) Frank’s Nursery (2009/2029) Capital Fitness (2017/2032)
Wal-Mart Plaza, Champaign, IL	Fee	1994	1.00	11,458	90%	Wal-Mart(B)/Sam’s Club(B)
Kmart Chicago, IL	Fee	1977	8.51	96,268	100%	Kmart (2011/2061)
Wal-Mart Plaza, Decatur, IL	Fee	1992/1999	5.95	45,114	100%	Wal-Mart(B)
Fairview Heights, IL	Ground Lease (2051)	1976/1992	12.65	96,268	100%	Kmart (2006/2051)(C)
Kmart Franklin Park, IL	Fee	1975	9.84	96,268	100%	Kmart (2011/2061)
Wal-Mart Plaza, Jacksonville, IL	Fee	1995	6.89	52,726	84%	Wal-Mart(B)/Country Market (B)
Kmart Lansing, IL	Fee	1976/1992	10.48	96,268	100%	Kmart (2011/2061)
Lincoln, IL	Fee	1975/1999	4.86	39,797	62%	Staples (2009)
Kmart Loves Park, IL	Ground Lease (2026)	1971/1991	12.50	106,084	100%	Kmart (2011/2026)
Cinemark Theatre, Melrose Park, IL	Ground Lease (2048)	1973/1999	10.90	69,313	100%	Cinemark USA (2019/2034)
Tinseltown 17, North Aurora, IL	Fee	1967/1998	11.36	60,560	100%	Cinemark USA (2018/2033)
Kmart Rockford, IL	Fee	1971/1991	10.70	110,471	100%	Kmart (2011/2061)
Sherwood Plaza, Springfield, IL	Fee	1975/1991	13.85	124,885	93%	Kmart (2011/2061)
Woodriver Plaza, Woodriver, IL	Fee	1987	19.40	147,470	100%	Wal-Mart (2007/2037)
INDIANA(8)
Cedar Square, Crawfordsville, IN	Fee	1991/1996	11.32	25,750	65%	Wal-Mart(B)
Clifty Crossing, Columbus, IN	Fee	1989	19.90	190,919	96%	Wal-Mart (2009/2039) Jay C Foods (2009/2034)
Wal-Mart Plaza, Decatur, IN	Fee	1994/1997	5.80	36,300	94%	Wal-Mart(B)
Wal-Mart Plaza, Huntington, IN	Fee	1995	1.00	12,485	100%	Wal-Mart(B)
Broadway Center, Merrillville, IN	Fee	1974/1997	19.89	177,692	92%	Kmart (2011/2061)
Flatrock Village, Rushville, IN	Fee	1988	14.00	73,608	96%	Wal-Mart (2008/2038)
Kmart Valparaiso, IN	Ground Lease (2050)	1974/1990	9.61	93,592	100%	Kmart (2011/2050)
Cherry Tree Plaza, Washington, IN	Fee	1988	20.60	143,682	99%	Wal-Mart (2008/2038) Jay C Foods (2008/2033)
KANSAS(12)
Ace Hardware, Arkansas City, KS	Fee	1976/1999	4.41	39,797	56%	Westlake Hardware (2009/2019)
Wal-Mart Plaza, Chanute, KS	Fee	1995	1.00	15,447	84%	Wal-Mart(B)
Wal-Mart Plaza, El Dorado, KS	Fee	1996	1.70	20,000	72%	Wal-Mart(B)
Big Lots, Emporia, KS	Fee	1976	6.55	39,797	100%	Big Lots (2007/2012)
Ace Hardware, Garden City, KS	Fee	1977/2000	5.60	39,797	60%	Westlake Hardware (2010/2020)
Orscheln Farm Supply, Hays, KS	Fee	1977	4.96	40,050	100%	Orscheln Farm Supply (2004/2014)
Independence, KS	Fee	1976/1990	4.12	39,797	0%	(E)
Pine Ridge Plaza Lawrence, KS	Fee	1974/2001	31.57	250,533	100%	Kmart (2018/2068) Kohl’s (2019/2055) Old Navy(2006/2016)
Southwind Theater, Lawrence, KS	Fee	1997	7.89	42,497	100%	Hollywood Theaters (2017/2027)
Kmart Salina, KS	Fee	1978	16.00	87,406	100%	Kmart (2011/2061)
Kmart Topeka, KS	Fee	1974/2000	13.93	108,960	100%	Kmart (2011/2049)
South City Center, Wichita, KS	Fee	1976	13.74	130,380	86%	Kmart (2011/2061)
MARYLAND(1)
Kmart Forestville, MD	Fee	1979	8.00	84,180	100%	Kmart (2011/2061)

	Ownership			Gross
	Interest	Year		Leasable	Percent	Anchor Tenants
	(Expiration	Developed/	Land Area	Area (GLA)	Leased	(Lease Expiration/
Property	Incl. Options)	Renovated	(acres)	(sq. ft.)(A)	of GLA	Option Expiration)

MICHIGAN(7)(D)
Wal-Mart Plaza, Benton Harbor, MI	Fee	1995	1.30	14,280	92%	Wal-Mart(B)/Lowe’s(B)
Orchard-14 Shopping Center Farmington Hills, MI	Fee	1973	11.49	139,670	73%	Kmart (2011/2061)
Clinton Pointe Shopping Center, Clinton Township, MI	Fee	1992	11.72	135,330	97%	Office Max (2007/2017) Sports Authority (2017/2067) Target(B)
The Shops at Fairlane Meadows, Dearborn, MI	Fee	1987	17.73	137,508	92%	Best Buy (2009/2024) Kids “R” Us (2003/2018) Target(B) Mervyn’s(B)
Wal-Mart Plaza, Owosso, MI	Fee	1993/1996	10.00	62,379	76%	Wal-Mart(B)
Wal-Mart Plaza, Sturgis, MI	Fee	1994	1.00	12,000	100%	Wal-Mart(B)
Westland Shopping Center, Westland, MI	Fee	1996	6.99	85,000	78%	Dick’s Sporting Goods (2011/2026)
MINNESOTA(1)
Wal-Mart Plaza, Little Falls, MN	Fee	1996	1.00	12,456	100%	Wal-Mart(B)
MISSOURI(4)
Kmart Cape Girardeau, MO	Fee	1974/1991	5.68	79,856	100%	Kmart (2011/2061)
Kmart Jefferson City, MO	Fee	1973/1991	9.76	124,798	100%	Kmart (2011/2061)
Prairie View Plaza, Kansas City, MO	Ground Lease (2050)	1975/1992	3.24	104,440	100%	Kmart (2011/2050)
Kmart Plaza, Springfield, MO	Fee	1978/1991	7.41	98,878	100%	Kmart (2011/2061)
OHIO(2)
Wal-Mart Plaza, Mansfield, OH	Fee	1993/1998	3.90	55,316	88%	Wal-Mart(B)
Shannon Station, Van Wert, OH	Fee	1989	20.20	145,607	99%	Wal-Mart (2009/2039) Roundy’s (2010/2030)
WISCONSIN(8)
Kmart Plaza, Ft. Atkinson, WI	Fee	1979	8.90	88,608	69%	Kmart (2004/2054)
Country Fair Shopping Center, Hales Corners, WI	Fee	1960/1991	10.50	152,166	94%	Kmart (2011/2061)
Kmart Janesville, WI	Fee	1968/1991	13.78	104,000	100%	Kmart (2003/2038)
Kmart Plaza, Kenosha, WI	Fee	1973/1994	9.95	119,726	100%	Kmart (2011/2061)
Westland Plaza, Madison, WI	Fee	1978/1992	12.40	122,534	98%	Kmart (2003/2053)
Northway Mall, Marshfield, WI	Ground Lease (2022)	1978/1994	21.63	287,267	96%	Kmart (2011/2022) JC Penney (2004/2019) Younkers (2004/2019)
Kmart Milwaukee, WI	Fee	1971	11.23	117,791	100%	Kmart (2011/2061)
Kmart Oshkosh, WI	Fee	1968/1992	10.00	104,000	100%	Kmart (2003/2038)

TOTAL				5,455,238

(A)	Includes only Company owned square footage.

(B)	These stores and the underlying pads are owned and managed by third parties not related to the Company.

(C)	Kmart subleases this property.

(D)	In addition to the operating properties listed, the Company leases approximately 6,200 square feet of office space for its headquarters in Bingham Farms, Michigan.

(E)	This property is currently vacant.

Tenant Lease Expirations and Renewals

      The following table shows tenant lease expirations for the next ten years at the Company’s properties, assuming that none of the tenants exercise any of their renewal options:

						Percentage of
					Percentage of	Total Base
			Annualized	Average Base	Total GLA	Rental Revenues
	No. of	Approximate	Base Rent	Rent Per Sq. Ft.	Represented	Represented
	Leases	Lease Area in	Under Expiring	Under Expiring	By Expiring	By Expiring
Expiration Year	Expiring	Square Feet	Leases	Leases	Leases	Leases

		(in thousands)	(in thousands)
2002	67	167	$1,874	$11.24	3.1%	6.6%
2003	74	546	3,334	6.11	10.0	11.8
2004	80	414	2,956	7.13	7.6	10.5
2005	37	163	1,680	10.33	3.0	6.0
2006	43	294	1,911	6.51	5.4	6.8
2007 and thereafter	75	2,999	11,958	3.99	55.0	42.4

TOTAL	376	4,583	$23,713	$5.17	84.1%	84.1%

Kmart Lease Information

      The following table shows information for leases with Kmart included in the above table:

						Percentage of
					Percentage of	Total Base
			Annualized	Average Base	Total GLA	Rental Revenues
	No. of	Approximate	Base Rent	Rent Per Sq. Ft.	Represented	Represented
	Leases	Lease Area in	Under Expiring	Under Expiring	By Expiring	By Expiring
Expiration Year	Expiring	Square Feet	Leases	Leases	Leases	Leases

		(in thousands)	(in thousands)
2003	3	296	$562	$1.90	5.4%	2.0%
2004	1	56	166	2.96	1.0	0.6
2006	1	96	296	3.08	1.8	1.0
2011(21) and thereafter(1)	22	2,108	6,073	2.88	38.6	21.5

TOTAL	27	2,556	$7,097	$2.78	46.8%	25.1%

Item 3.     Legal Proceedings

      In the ordinary course of business, the Company is involved in routine litigation, none of which is expected to have a material adverse effect on the Company. The Company also is currently involved in a lawsuit filed on November 13, 2000 by Anthony S. Gramer, its former President and Chief Executive Officer. In May 2001 the Circuit Court in Oakland County, Michigan granted summary disposition in favor of Gramer in litigation seeking more than $1 million for breach of an employment agreement. The Court upheld the decision in September 2001 ruling in Gramer’s favor in a lump sum amount. The Company believes that the order was entered in error and has filed an appeal with the Michigan Court of Appeals.

Item 4.     Submission of Matters to a Vote of Security Holders

      None.

PART II

Item 5.     Market for Registrant’s Common Stock and Related Stockholder Matters

      The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “MAL”. As of February 28, 2002 the Company had approximately 159 shareholders of record. The following table sets forth, for the periods indicated, the high and low sales price as reported on the New York Stock Exchange, the dividends declared and paid by the Company per common share for each such period, and the income tax treatment of such distributions:

				Ordinary	Return	Capital
				Taxable	of	Gain
2000	High	Low	Dividends	Dividends	Capital	Distribution

First Quarter	$13.44	$11.88	$0.425	—%	83.8%	16.2%
Second Quarter	$14.13	$13.94	0.425	—	83.8	16.2
Third Quarter	$13.00	$12.81	0.425	—	83.8	16.2
Fourth Quarter	$12.88	$10.63	0.425	—	83.8	16.2

			$1.70

2001

First Quarter	$11.00	$8.90	$0.425	5.3%	44.1%	50.6%
Second Quarter	$9.40	$7.60	0.25	5.3	44.1	50.6
Third Quarter	$9.24	$7.90	0.25	5.3	44.1	50.6
Fourth Quarter	$7.97	$6.44	0.25	5.3	44.1	50.6

			$1.175

      Prior to the second quarter 2001, the Company paid regular quarterly distributions on its Common Stock to its shareholders of $.425 per share dating back to its initial public offering in June 1994. In June 2001, the Company began paying quarterly distributions of $.25 per share based on its estimated cash available for distribution (“CAD”). The Company defines CAD as funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (NAREIT) plus non-cash expenses not added back to net income in calculating FFO, less recurring capital expenditures and payments of mortgage principal amortization. In March 2002, the Company announced that it was suspending regular quarterly cash distributions to shareholders in conjunction with its proposed plan of liquidation.

Item 6.     Selected Financial Data

     The following table sets forth selected financial information for the Company on a historical basis and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the financial statements and notes thereto included elsewhere in this Form 10-K.

SELECTED FINANCIAL DATA

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in thousands, except per share data)
OPERATING DATA
Revenues
Minimum rent	$28,217	$29,430	$30,662	$28,084	$24,092
Percentage and overage rents	1,369	1,531	1,307	1,215	1,177
Recoveries from tenants	10,076	10,222	10,688	9,954	9,271
Interest and other income	399	661	615	311	443
Gain on sale of real estate	3,830	3,158	1,602

Total revenues	43,891	45,002	44,874	39,564	34,983
Operating expenses
Property operating and maintenance	3,317	3,215	3,115	2,876	2,867
Other operating expenses	1,848	2,151	1,752	1,615	1,493
Real estate taxes	8,310	8,409	8,612	8,134	7,891
General and administrative	2,979	2,156	2,024	2,068	1,545
Proxy contest and related costs		3,200
Depreciation and amortization	6,808	6,795	6,368	5,633	5,068
Impairment of real estate	15,266	190		431

Total operating expenses	38,528	26,116	21,871	20,757	18,864

Operating income	5,363	18,886	23,003	18,807	16,119
Interest expense	17,710	17,962	17,550	16,770	15,576

Income (loss) before extraordinary item and cumulative effect of change in accounting principal	(12,347)	924	5,453	2,037	543
Extraordinary item
Loss on extinguishment of debt		(93)	(289)	(191)

Income (loss) before cumulative effect of change in accounting principle	(12,347)	831	5,164	1,846	543
Cumulative effect of change in accounting principles	(450)		(522)

Net income (loss)	$(12,797)	$831	$4,642	$1,846	$543

Basic and diluted earnings (loss) per share	$(2.49)	$0.16	$0.90	$0.41	$0.15

Weighted — average basic shares	5,138	5,173	5,170	4,507	3,546

Weighted — average diluted shares(1)	5,138	5,180	5,170	4,524	3,591

PRO FORMA DATA(3)
Pro forma amount assuming the change in accounting method is applied retroactively:
Income (loss) before extraordinary item	$(12,347)		$5,453	$1,970	$475

Basic and diluted earnings (loss) per share before extraordinary item	$(2.40)		$1.05	$0.44	$0.13

Net income (loss)	$(12,347)		$5,164	$1,779	$475

Basic and diluted earnings (loss) per share	$(2.40)		$1.00	$0.39	$0.13

CASH FLOW DATA
Cash provided by operating activities	$9,333	$5,217	$10,872	$10,069	$5,149
Cash provided by (used for) investing activities	3,875	4,373	(4,623)	(40,627)	(8,216)
Cash provided by (used for) financing activities	(12,380)	(10,626)	(7,290)	31,739	(2,182)

Net increase (decrease) in cash and cash equivalents	$828	$(1,036)	$(1,041)	$1,181	$(5,249)

OTHER DATA
Funds from operations — Basic(2)	$5,861	$4,747	$10,214	$8,094	$5,581

Cash distributions declared per basic common share	$1.175	$1.70	$1.70	$1.70	$1.70
Total gross leasable area at period end	5,455	5,921	6,038	6,209	5,653

BALANCE SHEET DATA
Real estate, before accumulated depreciation	$248,053	$265,566	$267,117	$261,783	$215,785
Total assets	225,326	243,983	253,480	256,837	216,138
Mortgage indebtedness	120,390	125,011	126,601	122,279	88,585
Convertible debentures	42,743	42,743	42,743	44,925	56,680
Convertible notes	27,000	27,000	27,000	27,000	27,000
Shareholders’ equity	19,915	39,084	47,141	51,237	33,942

(1)	In accordance with Statement of Financial Accounting Standards, No. 128, “Earnings per Share”, conversion of all of the debt securities would be antidilutive and as such are not included in the weighted average diluted shares reported above.

(2)	Management considers funds from operations (“FFO”) to be a standard supplemental measure of performance of an equity real estate investment trust. The Company calculates FFO as net income or (loss) excluding gains and losses from sales of operating property, further adjusted for certain non-cash items including depreciation, amortization and impairment of real estate assets. It is the opinion of management that reduction for or inclusion of these items is not meaningful in evaluating income-producing real estate which, in general, has historically not depreciated. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs, including distributions. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity or the ability to pay distributions but rather as a supplemental tool to be used in conjunction with these factors in analyzing the Company’s overall performance. See “Funds From Operations” in Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(3)	In 2001, the Company changed its method of accounting for derivative financial instruments in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities.” See Note 10 in the accompanying financial statements. In 1999, the Company changed its method of accounting for percentage rental revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” See Note 11 in the accompanying financial statements.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

      The following discussion should be read in conjunction with the “Selected Financial Data” and the Company’s consolidated financial statements and notes thereto appearing elsewhere in this Form 10-K.

Results of Operations

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

      The total gross leasable area (“GLA”) of the Company decreased from approximately 5.921 million square feet at December 31, 2000 to approximately 5.455 million square feet at December 31, 2001 due to the sale of properties in 2001. The percentage of GLA leased at December 31, 2001 remained at 94% compared to December 31, 2000. Total revenue decreased $1.111 million from 2000. Minimum rents and recoveries from tenants decreased $1.359 million primarily due to the closure of a theater tenant at Bricktown Square and the sale of six properties in 2001. Percentage and overage rents decreased $162,000 due to the receipt in 2000 of a one-time settlement of percentage rents offset by an overall increase in 2001 percentage rents from the Company’s anchor tenants. Interest and other income decreased $262,000 primarily due to non-recurring lease termination income from tenants recognized in 2000. Net gains on the sale of real estate increased $672,000 in 2001.

      Total operating expenses increased $12.412 million in 2001. Property and operating maintenance expense increased $102,000 primarily due to the higher cost of snow removal and overall increases in utilities and insurance offset by decreases due to properties sold. Other operating expenses decreased $303,000 in 2001 primarily due to a state tax refund received in 2001 and a decrease in bad debt expense from 2000. Nonrecurring expenses included $3.2 million incurred in 2000 relating to a proxy contest and related expenses and an impairment of real estate of approximately $15.266 million recorded in 2001. The impairment of real estate relates to a reduction in the carrying value in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 of the Company’s interests in twenty-seven assets. Under SFAS No. 121, aggregate impairment losses cannot be reduced by unrealized appreciation of other properties. General and administrative expenses increased $823,000 primarily due to (1) legal fees related to tenancy issues at Bricktown Square and other litigation and (2) professional fees related to the development of and execution of the Company’s strategic plan.

      Interest expense (including related amortization of deferred financing costs) decreased approximately $252,000 primarily due to a reduction in amortization of rate cap costs as a result of the adoption of SFAS No. 133, which addresses accounting for derivative instruments and hedging activities, and lower interest rates on the Company’s variable rate financing offset by an increase in amortization of deferred financing costs on new financing. The cumulative effect of a change in accounting principle under SFAS No. 133 was a reduction in net income of $450,000 as of January 1, 2001.

      On a same-store basis, property-operating revenues, consisting of minimum and percentage rents and recoveries from tenants decreased approximately $377,000 from 2000 to 2001 due to an overall increase in tenant vacancies. Property operating expenses, consisting of property operating and maintenance and real estate taxes increased approximately $283,000 as a result of increased snowplowing and increases in real estate taxes at several properties. Overall property net operating income decreased approximately $660,000 on a same-store basis from 2000.

      Overall, net income decreased $13.628 million resulting primarily from charges for impairment of real estate and the cumulative effect of a change in accounting principle and a decrease in rents due to a closure of a theater tenant and sales of properties offset by a decrease in costs related to a proxy contest and related expenses and an increase in net gains on sale of real estate.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

      The total GLA of the Company decreased from approximately 6.034 million square feet at December 31, 1999 to approximately 5.921 million square feet at December 31, 2000 due to the sale of a property in 2000. The percentage of GLA leased at December 31, 2000 decreased to 94% from 95% at December 31, 1999. Total revenue increased $128,000 from 1999. Minimum rents and recoveries from tenants decreased $1.698 million primarily due to sales of properties in 1999 and 2000 and lease termination agreements executed with four tenants in late 1999 and early 2000. Percentage rent increased approximately $224,000 from 1999 primarily due to a settlement of additional percentage rents from prior years and an overall increase in percentage rents from the Company’s anchor tenants. Interest and other income increased approximately $46,000 primarily from the receipt of nonrecurring lease termination fees from two tenants in 2000. Net gains on sales of properties increased $1.556 million over 1999. Total operating expenses increased $4.245 million from 1999 primarily due to proxy contest and related costs totaling $3.2 million. Property operating and maintenance expense increased $100,000 primarily due to extraordinary snow removal costs incurred in

December 2000. Other operating expenses increased $399,000 primarily due to an increase in bad debt expense to provide for the potential uncollectibility of past due rents from a former theater tenant at Bricktown Square. General and administrative costs increased $132,000 primarily due to legal and professional fees incurred in connection with the Company’s strategic operational review of the Company performed in early 2000. Depreciation and amortization increased $427,000 primarily due to capital improvements and redevelopments that were completed in 1999 and 2000 offset by decreases attributable to property sales. Real estate taxes decreased approximately $203,000 due to the sale of a property in Manchester, Missouri in June 2000. In 2000, the Company recorded a loss on impairment of real estate of approximately $190,000 due to the reduction of the Company’s carrying value of its interest in its property in Great Bend, Kansas to its net realizable value in accordance with SFAS No. 121.

      Interest expense (including related amortization of deferred financing costs) increased approximately $412,000 due to increases in interest rates on the Company’s lines of credit in 2000 and additional borrowings. Interest capitalized on redevelopment projects in 2000 was $32,000 compared to $161,000 in 1999.

      The Company recorded a loss on early extinguishment of debt in 2000 of $93,000 related to the repayment of debt in connection with the sale of property in Manchester, Missouri. In 1999, the Company recorded a net extraordinary loss of $289,000 on the early extinguishment of debt in connection with the repayment of a portion of the Company’s Securitized Mortgage Loan and repurchases of its 9 1/2 percent Subordinated Convertible Debentures due 2004.

      In 1999, the Company elected to apply the provisions of SEC Staff Accounting Bulletin No. 101, which addresses the proper recognition of certain revenue items including contingent (percentage) rents. The cumulative effect of the change in accounting principle was a reduction in percentage rental revenue of $522,000 as of January 1, 1999.

      Overall, net income decreased approximately $3.811 million in 2000 primarily as a result of nonrecurring items related to costs associated with a proxy contest and related payments offset, in part, by an increase in gains on property sales and reductions in losses on extinguishment of debt and the cumulative effect of a change in accounting principle.

Impact of Recently Adopted Accounting Standards

      In August 2001, the Financial Accounting Standards Board approved SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.” The Statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. As individual properties will qualify as components under the provisions of SFAS No. 144, the Company expects the operations of all properties sold or classified as held for sale after December 31, 2001 to be shown as discontinued operations. In addition, operations for such properties for all prior periods presented will be reclassified to discontinued operations. The Company does not expect this statement to have a material impact on the consolidated financial position or results of operations.

Funds From Operations

      Management considers Funds From Operations (“FFO”) to be a standard supplemental measure of performance of an equity real estate investment trust. The Company uses the method of calculating FFO prescribed by the October 1999 White Paper issued by the National Association of Real Estate Investment Trusts (NAREIT) which utilizes net income or loss excluding gains and losses from sales of depreciable operating property, further adjusted for certain non-cash items including depreciation, amortization and impairment of real estate assets and including items from nonrecurring events except for those that are defined as extraordinary items under generally accepted accounting principles.

      FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs, including distributions. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity or the ability to pay distributions but rather, as a supplemental tool to be used in conjunction with these factors in analyzing the Company’s overall performance.

      The Company reports FFO on both a basic and diluted basis. The Company no longer considers its Convertible Debentures and Convertible Notes to be common stock equivalents for purposes of calculating diluted FFO because management believes that conversion of these securities is remote at this time based upon the conversion price of the securities in relation to the current market price of the Company’s Common Stock. Prior years amounts have been restated to conform with the current year presentation.

      The following table shows the components that comprise the Company’s FFO for each of the three years ended December 31, 2001.

	Year Ended December 31,

	2001	2000	1999

	(in thousands)
Net income (loss)	$(12,797)	$831	$4,642
Depreciation of buildings and improvements	5,998	6,255	6,044
Amortization of tenant allowances and improvements	564	365	173
Amortization of leasing costs	210	171	146
Gain on sale of real estate	(3,830)	(3,158)	(1,602)
Impairment of real estate	15,266	190
Loss on extinguishment of debt		93	289
Cumulative effect of change in accounting principle	450		522

Funds from Operations, Basic and Diluted	5,861	4,747	10,214

Weighted average shares outstanding:
Basic	5,138	5,173	5,170
Diluted	5,138	5,180	5,170

Critical Accounting Policies

      The consolidated financial statements are prepared in accordance with generally accepted accounting principles, which requires the Company to make certain estimates and assumptions. A summary of the Company’s significant accounting policies is provided in Note 1 to the consolidated financial statements. The following section is a summary of certain aspects of those accounting policies that require management estimates and judgment.

Revenue Recognition

      Minimum rents are recognized on a straight-line basis over the terms of the leases. The Company records percentage rental revenue when lessees’ specified sale targets are achieved. Recoveries from tenants are recognized as revenue in the period that applicable costs are chargeable to tenants.

Impairment of Real Estate

      The Company reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. To determine if impairment may exist, the Company reviews its properties and identifies those that have had either an event of change or event of circumstances warranting further assessment of recoverability. If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) over the Company’s anticipated holding period of the asset is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such properties. Aggregate impairment losses are not reduced by unrealized appreciation of other assets.

Liquidity and Capital Resources

      Cash flow from operations is the principal source of capital to fund the Company’s ongoing operations. Recent efforts to increase cash flow have centered on redevelopment opportunities at certain of the Company’s existing properties, disposition of non-core assets and refinancing of unencumbered properties.

Developments and Redevelopments

      Phase II of the redevelopment of the Pine Ridge Plaza in Lawrence, Kansas is complete. The Company completed its work on the construction of a 22,000 square foot Old Navy and a 12,000 square foot Famous Footwear in April 2001. Both stores opened in the second quarter 2001. Total costs of construction through December 31, 2001 were approximately $2.2 million. Construction of Phase III, an additional freestanding building of 23,500 square feet, was completed in December 2001. Approximately 10,000 square feet has been leased and it is anticipated the balance will be subdivided into spaces ranging from 2,500 to 5,000 square feet each. Total costs for Phase II and Phase III were approximately $4.6 million and were funded partially through a $10 million loan with Cohen Financial discussed further below and draws on the Company’s line of credit.

      In February 2001, the Company began redevelopment of 34,600 square feet of formerly vacant space at the Company’s property in Wichita, Kansas. Total estimated costs of the redevelopment are approximately $600,000 of which $240,000 were incurred through December 31, 2001. The project is anticipated to be completed in June 2002.

      In March 2001, the Company obtained city approval to redevelop up to 90 acres of property in Farmington Hills, Michigan, contiguous to and inclusive of the Company’s existing 12 acre Orchard-14 Shopping Center, under a Planned Unit Development agreement with the city. Prior to approval by the city, the Company signed an agreement to enter into a joint development with Grand/ Sakwa Acquisition, L.L.C. (“Grand / Sakwa”) to acquire and redevelop portions of the 90 acres in various phases through a joint venture. In June 2001, Grand/ Sakwa filed suit in the Circuit Court in Oakland County, Michigan seeking to declare the joint development agreement unenforceable. The Company denied the contention that the agreement is unenforceable and filed a counter-claim seeking specific performance of the agreement, alleging breach of contract and claiming a breach of duty by Grand/ Sakwa to negotiate in good faith. In December 2001 the Company entered into a settlement agreement with Grand/ Sakwa whereby each party agreed to forego any claims against the other and discontinue the joint development

      Consistent with its proposed plan of liquidation (See “Proposed Plan of Liquidation” below) the Company does not anticipate any further new developments or redevelopments.

Capital Expenditures

      The Company incurs capital expenditures in the ordinary course of business in order to maintain its properties. Such capital expenditures typically include roof, parking lot and other structural repairs, some of which are reimbursed by tenants. For the twelve months ended December 31, 2001, the Company incurred $729,000 of capital expenditures, which were funded out of reserves required under the Company’s collateralized mortgages and operating cash flows. Approximately $720,000 is anticipated to be incurred in 2002 for capital expenditures, also to be funded from similar sources.

      In order to procure new tenants or renegotiate expiring leases with current tenants the Company will provide inducements including building allowances and space improvements and pay leasing commissions to outside brokers in accordance with prevailing market conditions. The total cost of these expenditures in 2001 was approximately $682,000. Anticipated costs for 2002 are estimated to be approximately $1.5 million. These expenditures are generally funded by operating cash flows.

Sources of Capital

      The Company anticipates that its cash flow from operations will be sufficient to fund its cash needs for payment of operating expenses and anticipated capital expenditures. However, the Company has substantial debt obligations maturing over the next several years which will require refinancing or sale of assets to satisfy (See “Financings” below).

      The Company has in place a Stock Repurchase Plan for up to 500,000 shares of its Common Stock, such purchases to be made in the open market, with the timing dependent upon market conditions, pending corporate events and availability of funds. During the twelve months ended December 31, 2001, the Company repurchased 48,100 shares at an average cost of $8.26 per share.

      The Company has outstanding as of December 31, 2001 and December 31, 2000 $42.743 million of 9.5% Convertible Debentures (“Debentures”) and $27 million of 8.5% Convertible Notes (“Notes”) which are convertible into shares of Common Stock at a price of $17 per share. In January 2002, Moody’s Investor Services, Inc. downgraded its rating of the Debentures from B3 to CAA and simultaneously withdrew its rating. The Debentures are due July 2004 and the Notes are due July 2003.

      The Company has in place a plan to repurchase and retire up to $15 million aggregate principal of Debentures. Through December 31, 2001, the Company had repurchased $11.807 million of Debentures under the plan. No Debentures were repurchased during the twelve months ended December 31, 2001 or 2000. The Company may make additional purchases in the future consistent with its proposed plan of liquidation as funds become available.

      The Company sold the following properties in 2001 (in thousands):

			Net Sales	Debt	Net Cash
Disposition Date	Property Name	Location	Proceeds	Repayments	Generated

5/8/01	Standard Supply	Liberal, KS	$418		$418
6/8/01	Kmart Plaza	Green Bay, WI	3,108		3,108
7/26/01	Kmart Plaza	Madison, WI	1,597	$(370)	1,227
7/26/01	Kmart Plaza	New Lenox, IL	4,979	(370)	4,609
11/5/01	Vacant Building	Great Bend, KS	259		259
11/15/01	Kmart Plaza	Stevens Point, WI	1,296		1,296
11/26/01	Outlot	North Aurora, IL	379		379

			$12,036	$(740)	$11,296

      Net cash generated from the sales was used for general working capital purposes and to pay down the outstanding balance on the Company’s lines of credit.

Financings

      In September 2001, the Company extended its line of credit with Bank One (the “Bank One Line”) through September 30, 2002. The Bank One Line is a revolving line of credit, which calls for monthly payments of interest at the Bank’s prime rate or 200 basis points over LIBOR, at the Company’s option, and is collateralized by the Company’s interest in Orchard-14 Shopping Center in Farmington Hills, Michigan. In October 2001, the available borrowing was reduced by approximately $1.573 million as a condition of the issuance of a letter of credit by Bank One required for an appeal bond in connection with litigation with the Company’s former president and CEO (See “Litigation” below). There were no borrowings outstanding on the line as of December 31, 2001. As of December 31, 2001, the Company was in violation of two corporate financial covenants on the Bank One Line as the result of an impairment of assets under SFAS No. 121 recorded in 2001. Subsequent to year-end the Company received a waiver of the covenants from Bank One for the fourth quarter.

      The Company’s line of credit with Greenwich Capital Markets, Inc., a revolving line of credit, expired November 2001. The Company made a final payment to satisfy its remaining obligation from proceeds from the above property sales prior to the due date.

      In May 2001, the Company entered into a $10 million loan agreement with Oaktree CF Lender, L.L.C., an affiliate of Cohen Financial. The loan is for a term of 12 months with interest at the rate of 400 basis points over the 30-day LIBOR rate and a floor of 8% per annum. The loan is collateralized by the Pine Ridge Plaza shopping center development in Lawrence, Kansas. Initial funding of approximately $7.6 million was received upon closing in May 2001 and the balance of the loan is to be disbursed as construction of the additional retail space in the center is completed and tenant leases are executed. An additional draw on the loan totaling approximately $1.9 million was received in January 2002. The Company is currently negotiating an extension of the loan with the lender and anticipates that the loan will be paid off through a subsequent sale of the property. The loan agreement contains a provision whereby the Company is required to deposit cash or a letter of credit in the amount of $2 million with the lender should Kmart cease to be open for business in its space at the shopping center. As of March 27, 2002, the Kmart store remained in operation and was not slated for closure by Kmart at that time (See “Kmart Bankruptcy” below).

      The Company has several large debt obligations coming due in the near term and over the next several years which it intends to satisfy through the sale of assets consistent with its strategic plan adopted in 2001. Approximately $58 million is due August 10, 2002 on the Securitized Mortgage Loan which is collateralized by twenty-three of the Company’s properties. The Company has listed its real estate assets for sale and expects to sell properties generating sufficient proceeds to pay off the Securitized Mortgage Loan by the due date. The Company is also negotiating with several lenders to refinance the Securitized Mortgage Loan on a short-term basis in the event that all or a portion of the loan is not retired by the due date. In the event that the Securitized Mortgage Loan is not completely satisfied by the due date, the lender may institute foreclosure proceedings against the collateral.

      Approximate scheduled principal payments for the years subsequent to December 31, 2001 are as follows (in thousands):

2002	$66,272
2003	27,735
2004	43,522
2005	847
2006	3,804
2007 and thereafter	47,953

Total	$190,133

      Certain of the Company’s debt obligations contain cross-default and cross-acceleration provisions.

Bricktown Square Shopping Center

      The Company owns Bricktown Square in Chicago, Illinois which collateralizes two loans, the 8.5% Secured Convertible Notes due July 2003 (the “Convertible Notes”) and the City of Chicago UDAG Loan (the “UDAG Loan”) with outstanding balances of $27 million and approximately $7.8 million, respectively, at December 31, 2001. The UDAG Loan is secondary to the Convertible Notes and is nonrecourse to the Company. Net operating income and cash flows from Bricktown have declined significantly since 1998.

      The Company believes the current value of Bricktown Square is substantially below the debt obligations that it collateralizes. In March 2001, the Company entered into a standstill agreement with the City of Chicago to suspend payments on the UDAG Loan until December 2001. In December 2001, the Company failed to make a required payment of interest and principal totaling approximately $370,000 after its request for an extension of the standstill agreement was denied by the City. The Company did not make an additional payment of interest and principal totaling approximately $185,000 due in March 2002. Under the UDAG Loan agreement, the City has the right to declare the Company in default for nonpayment of the amounts due. If such default remains uncured, further defaults could result under the Convertible Notes and certain other of the Company’s debt agreements thereby causing potential acceleration of amounts due under these agreements. The City has not declared the Company in default of the UDAG Loan Agreement as of March 27, 2002.

      In May 2001, the Company executed a lease at the property with a health club for a 35,000 square foot space formerly occupied by a theater tenant. In 2001, the Company recorded an impairment of real estate of approximately $ 4.6 million to reduce its carrying value in Bricktown Square to its net realizable value in accordance with SFAS No. 121. The Company is currently marketing Bricktown Square for sale.

Litigation

      In May 2001 the Circuit Court in Oakland County, Michigan granted summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Court upheld the decision in September 2001 ruling in Gramer’s favor in a lump sum amount. The Company believes that the order was entered in error and has filed an appeal with the Michigan Court of Appeals.

      Gramer contends that he is entitled under his agreements with the Company to both change in control payments and termination payments through December 2003, in a lump sum. The Company has not recorded a liability related to this lawsuit and intends to vigorously pursue all available avenues open in the litigation because the Company strongly believes that it has met all obligations under the employment agreement.

      In October 2001, the Company posted a bond totaling approximately $1.573 million with the court representing maximum potential damages and anticipated interest should the Company be unsuccessful in its appeal. Requirements of the bond include an irrevocable letter of credit in the total amount of the bond. The letter of credit, which was issued by Bank One, included a reduction in the available borrowing on the Company’s line of credit in the principal amount of the letter.

Kmart Bankruptcy

      In January 2002, the Company’s major tenant, Kmart Corporation, filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. The Company has a total of 27 stores under lease to Kmart with an average annual base rent of $2.78 per square foot. Leases with Kmart account for approximately 25 percent of the Company’s annualized minimum rent and 47 percent of its gross leasable area. Under the bankruptcy laws, within a specified time frame, Kmart could reject and terminate any of their leases or affirm a lease with the ability to assign the lease or re-let the space to a third party. In February 2002, Kmart affirmed its lease with the Company for the store located in Fairview Heights, Illinois.

      Kmart has stated in its bankruptcy filings that it expects “to emerge from Chapter 11 having improved their operations and rationalized their capital structure”. As part of its plan of reorganization, Kmart announced in March 2002 that it intended to close 284 of its operating stores including four stores owned by the Company. Revenues derived from the four stores, which are located in Topeka, Kansas, Forestville, Maryland and Madison and Marshfield, Wisconsin, total approximately $1.5 million annually.

      Three of these four properties also have other in-line tenants that may be adversely affected by the closures. The effect on future cash flows resulting from these closures cannot be determined at this time, however, in preparing the accompanying the financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities. Nevertheless, actual results may differ from these estimates under different assumptions or conditions.

      Kmart has announced that it may close additional stores in the future. Should Kmart reject the leases on the above stores it intends to close, or close additional stores in the Company’s portfolio, future cash flows may be materially impacted. As of March 27, 2002, Kmart had neither affirmed nor rejected the leases on any of the four stores mentioned above.

Proposed Plan of Liquidation

      As a result of several factors including the Company’s debt structure, including the over-leverage of Bricktown Square, impediments to the redevelopment of the property in Farmington Hills, Michigan, and the bankruptcy filing of Kmart Corporation, the Company’s Board of Directors voted in March 2002 to recommend a plan of liquidation to its shareholders. The proposed plan contemplates the sale of all the Company’s properties and other assets and will be subject to shareholder approval at the 2002 annual meeting of shareholders, as well as to agreements from some of the Company’s lenders. If the plan is approved by the shareholders, the Company expects to achieve reductions in operating costs during the liquidation period. While the Company will undertake to proceed expeditiously, the liquidation process could take up to twenty-four months or longer to complete. In conjunction with the recommendation to liquidate, the Board announced that it was indefinitely suspending regular quarterly cash distributions. It is currently contemplated that cash generated from operations and property sales during the liquidation period will be used first to make required payments of debt and other liabilities and then distributed to common shareholders. The Company has entered into listing agreements for its real estate assets consistent with its previously announced strategic plan.

Management Changes

      In January 2002, in response to the discontinuation of its acquisition and development plans, the Company entered into a separation agreement with its president, Michael Kaline which supercedes its previous employment agreement with Mr. Kaline. As part of the agreement Mr. Kaline resigned as an employee of the Company and was placed on leave of absence until August 9, 2002. In addition, he received a lump sum payment of $54,000 in February 2002, will continue to draw his salary of $15,000 per month until August 9, 2002 and will receive an additional lump sum payment of $15,000 immediately following August 10, 2002. He will also be entitled to certain other benefits during this period. In March 2002, Jeffrey D. Lewis assumed the title of president in addition to his responsibilities as chief executive officer.

Safe Harbor Statement

      Each of the above statements regarding anticipated operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected.

      Key factors that could cause actual results to differ materially include the results of the Company’s restructuring of the Bricktown Square debt described above, the Company’s ability to retire or refinance its other indebtedness as it comes due, the Company’s success in selling assets and implementing its strategic plan, economic downturns, bankruptcies and other financial difficulties of tenants, including the ultimate disposition of lease agreements with Kmart Corporation, leasing activities, the outcome of the litigation filed by the Company’s former president, and other risks associated with the commercial real estate business, and as detailed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Inflation

      The Company’s long-term leases contain provisions to mitigate the adverse impact of inflation on its results from operations. Such provisions include clauses entitling the Company to receive (i) scheduled base rent increases and (ii) percentage rents based upon tenants’ gross sales, which generally increase as prices rise. In addition, many of the Company’s non-anchor leases are for terms of less than ten years, which permits the Company to seek increases in rents upon re-rental at then current market rates if rents provided in the expiring leases are below then existing market rates. Most of the Company’s leases require tenants to pay a share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation.

Item 7a.     Quantitative and Qualitative Disclosure about Market Risk.

      The Company has exposure to interest rate risk on its debt obligations and interest rate instruments. Based on the Company’s outstanding variable rate debt at December 31, 2001, a one percent increase or decrease in interest rates would no have no effect on the Company’s earnings or cash flows or the fair value of the debt outstanding at that date.

Item 8.     Consolidated Financial Statements and Supplementary Data

      Schedules other than the ones above are omitted because they are not applicable, not required, or the information required to be set forth therein is included in the consolidated financial statements or the notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of Malan Realty Investors, Inc.

      In our opinion, the accompanying consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Malan Realty Investors, Inc. and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2000 and 1999 and for the years then ended were audited by other independent accountants whose report dated January 31, 2001 expressed an unqualified opinion on those statements.

      As discussed in Note 2 to the financial statements, the Company is delinquent with respect to required payments on a mortgage loan which could result in the acceleration of certain other loans. Additionally, the Company has significant debt obligations coming due in the near term. As discussed in Note 15 to the financial statements, the Company’s largest tenant has filed for bankruptcy protection. As discussed in Note 15 to the financial statements, the Company’s Board of Directors has recommended a plan of liquidation to its shareholders. The financial statements do not include any adjustments that might result from the outcome of these matters.

      As discussed in Note 10 to the financial statements, the Company changed its method for accounting for interest rate cap agreements.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 27, 2002

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and

Shareholders of Malan Realty Investors, Inc.

      We have audited the accompanying consolidated balance sheets of Malan Realty Investors, Inc. and subsidiaries (the “Corporation”) as of December 31, 2000 and the related consolidated statements of operations, shareholders’ equity, cash flows and consolidated financial statement schedules listed at Item 8 for the years ended December 31, 2000 and 1999. These financial statements and financial statement schedules are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Malan Realty Investors, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basis consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      As discussed in Note 11 to the financial statements, in 1999 the Company changed its method of accounting for percentage rents.

DELOITTE & TOUCHE LLP

Detroit, Michigan

January 31, 2001

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,

	2001	2000

ASSETS:
Real Estate (Notes 2 and 8):
Land	$28,277	$29,291
Buildings and improvements	219,776	236,275

Total	248,053	265,566
Less: accumulated depreciation	(36,570)	(32,020)

Total	211,483	233,546
Other Assets:
Accounts receivable (net of allowance of $386 and $505 at December 31, 2001 and 2000)	4,275	1,095
Deferred financing and other	5,427	6,420
Cash and cash equivalents	1,649	821
Restricted cash — mortgage escrow deposits	2,492	2,101

Total Assets	$225,326	$243,983

LIABILITIES:
Mortgages (Note 2)	$120,390	$125,011
Convertible debentures (Note 2)	42,743	42,743
Convertible notes (Note 2)	27,000	27,000
Accounts payable and other	2,844	2,763
Accrued distributions payable	1,280	2,199
Accrued property taxes	6,965	1,310
Accrued interest payable	4,189	3,873

Total liabilities	205,411	204,899

Commitments and Contingencies (Note 5)
Shareholders’ Equity (Note 3)
Common stock ($.01 par value, 30 million shares authorized, 5,121,370 and 5,162,920 shares issued and outstanding as of December 31, 2001 and 2000)	51	52
Additional paid in capital	73,751	74,078
Accumulated distributions in excess of net income	(53,887)	(35,046)

Total shareholders’ equity	19,915	39,084

Total Liabilities and Shareholders’ Equity	$225,326	$243,983

See Notes to Consolidated Financial Statements

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,

	2001	2000	1999

REVENUES
Minimum rent (Note 5)	$28,217	$29,430	$30,662
Percentage and overage rents (Note 11)	1,369	1,531	1,307
Recoveries from tenants	10,076	10,222	10,688
Interest and other income	399	661	615
Gain on sale of real estate	3,830	3,158	1,602

Total Revenues	43,891	45,002	44,874

EXPENSES
Property operating and maintenance	3,317	3,215	3,115
Other operating expenses	1,848	2,151	1,752
Real estate taxes	8,310	8,409	8,612
General and administrative	2,979	2,156	2,024
Proxy contest and related costs (Note 14)		3,200
Depreciation and amortization	6,808	6,795	6,368
Impairment of real estate (Note 9)	15,266	190

Total Operating Expenses	38,528	26,116	21,871

Operating income	5,363	18,886	23,003
Interest expense	17,710	17,962	17,550

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(12,347)	924	5,453
Extraordinary Item
Loss on extinguishment of debt		(93)	(289)

Income (loss) before cumulative effect of change in accounting principle	(12,347)	831	5,164
Cumulative Effect of Change in Accounting Principle (Notes 10 & 11)	(450)		(522)

Net Income (Loss)	$(12,797)	$831	$4,642

Basic and diluted earnings (loss) per share before extraordinary item and cumulative effect of change in accounting principle (Note 13)	$(2.40)	$0.18	$1.05

Basic and diluted earnings (loss) per share before cumulative effect of change in accounting principle (Note 13)	$(2.40)	$0.16	$1.00

Basic and diluted earnings (loss) per share (Note 13)	$(2.49)	$0.16	$0.90

Pro Forma (Notes 10 & 11)
Pro forma amount assuming the change in accounting method is applied retroactively:
Income (loss) before extraordinary item	$12,347		$5,453

Basic and diluted earnings (loss) per share before extraordinary item	$(2.40)		$1.05

Net income (loss)	$(12,347)		$5,164

Basic and diluted earnings (loss) per share	$(2.40)		$1.00

See Notes to Consolidated Financial Statements

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share data)

			Accumulated
			Distributions in	Total
	Par	Additional	Excess of	Shareholders’
	Value	Paid-in Capital	Net Income	Equity

Balance, January 1, 1999	$52	$74,117	$(22,932)	$51,237
Directors compensation paid in stock		48		48
Repurchase of common stock		4		4
Distributions — $1.70 per share			(8,790)	(8,790)
Net income			4,642	4,642

Balance, December 31, 1999	52	74,169	(27,080)	47,141
Directors compensation paid in stock		24		24
Repurchase of common stock		(115)		(115)
Distributions — $1.70 per share			(8,797)	(8,797)
Net income			831	831

Balance, December 31, 2000	52	74,078	(35,046)	39,084
Stock grant paid to officer		70		70
Repurchase of common stock	(1)	(397)		(398)
Distributions — $1.175 per share			(6,044)	(6,044)
Net loss			(12,797)	(12,797)

Balance, December 31, 2001	$51	$73,751	$(53,887)	$19,915

See Notes to Consolidated Financial Statements

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(12,797)	$831	$4,642

Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	6,808	6,795	6,368
Amortization of deferred financing costs	1,600	1,673	1,849
Officer compensation issued in stock	70
Directors compensation issued in stock		24	48
Net gains on sales of real estate	(3,830)	(3,158)	(1,602)
Impairment of real estate	15,266	190
Loss on extinguishment of debt		93	289
Cumulative effect of change in accounting principle	450
Change in operating assets and liabilities that provided (used) cash:
Accounts receivable and other assets	(4,286)	(1,379)	677
Accounts payable, deferred income and other accrued liabilities	6,052	148	(1,399)

Total adjustments	22,130	4,386	6,230

Net cash flows provided by operating activities	9,333	5,217	10,872

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate developed, acquired or improved	(7,711)	(2,406)	(12,516)
Additions to leasehold improvements and equipment	(59)	(38)
Decrease (increase) in restricted cash	(391)	286	(57)
Proceeds from sales of real estate	12,036	6,531	7,950

Net cash flows provided by (used for) investing activities	3,875	4,373	(4,623)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on lines of credit	5,500	5,500	17,400
Repayment of lines of credit	(17,195)	(5,000)	(21,206)
Principal payments on mortgages	(545)	(2,090)	(4,153)
Debt extinguishment costs		(34)	(233)
Net proceeds from mortgages	7,618		12,281
Distributions paid to shareholders	(6,963)	(8,795)	(8,793)
Debt issuance costs	(397)	(92)	(622)
Proceeds from stock options exercised			4
Repurchases of common stock	(398)	(115)
Repurchases of debentures			(1,968)

Net cash flows used for financing activities	(12,380)	(10,626)	(7,290)

Net increase (decrease) in cash and cash equivalents	828	(1,036)	(1,041)
Cash and cash equivalents at beginning of year	821	1,857	2,898

Cash and cash equivalents at end of year	$1,649	$821	$1,857

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid for interest during the year	$15,713	$16,201	$15,976

See Notes to Consolidated Financial Statements

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2001, 2000 and 1999

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting principles which management believes are the most important to aid in fully understanding and evaluating the Company’s reported financial results are the following:

      General — The Company is engaged in the ownership, management, leasing, acquisition, development and redevelopment of shopping centers and entertainment facilities and leases space to tenants pursuant to lease agreements. The lease agreements provide for terms ranging from one to 25 years and, in some cases, for annual rentals, which are subject to upward adjustment based on operating expense levels and sales volume.

      Basis of Combination and Principles of Consolidation — The accompanying consolidated financial statements include the activity of the Company and its wholly owned subsidiaries, Malan Mortgagor, Inc., Malan Meadows, Inc., Malan Revolver, Inc., Malan Aurora Corp., Malan Pine Ridge LLC and Malan Midwest, LLC. All significant inter-company balances and transactions have been eliminated.

      Reclassifications — Certain reclassifications have been made to prior years financial statements in order to conform to the current year presentation.

      Real Estate is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	40 years
Improvements	10-40 years

      Maintenance and repairs are charged to expense as incurred. Renovations, which improve or extend the life of the asset are capitalized. Interest costs, real estate taxes and other directly related costs incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets.

      The Company reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. To determine if impairment may exist, the Company reviews its properties and identifies those that have had either an event of change or event of circumstances warranting further assessment of recoverability. If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) over the Company’s anticipated holding period is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such properties. Aggregate impairment losses are not reduced by unrealized appreciation of other assets. See Note 9 for the impairment of real estate.

      Real Estate Held For Sale — The Company classifies real estate as held for sale at the time it executes a binding contract for the sale of the asset. At that point, the Company no longer records depreciation expense on the asset. If the sale is not completed within the time period specified in the sale agreement (including any extensions of time) the asset is reclassified as used in a trade or business and depreciation expense resumed from the point that the contract becomes null and void.

      Gain on Sale of Real Estate is recognized using the full accrual method. As the assets are sold, their costs and related accumulated depreciation are removed from the accounts with resulting gains or losses reflected in net income or loss. Estimated future costs to be incurred by the Company after completion of each sale are included in the determination of the gains on sales.

      Fair Value of Financial Instruments — The Company’s financial instruments include short-term investments, and mortgage loans payable. The fair values of the short-term investments were not materially different from their carrying or contract values due to the short term nature of these financial instruments. See Note 6 for the fair values of the mortgage loans payable.

      Deferred Financing and Other consists primarily of deferred financing costs and lease procurement costs. Deferred financing costs at December 31, 2001 and 2000 of $12,243,000 and $11,846,000, respectively, are amortized on a straight-line basis over the terms of the applicable debt agreements. Accumulated amortization of deferred financing costs at December 31, 2001 and 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was $10,300,000 and $8,250,000, respectively. Amortization expense is included in interest expense in the Consolidated Statement of Operations.

      Lease procurement costs of $5,912,000 and $4,210,000 at December 31, 2001 and 2000, respectively, consist of direct leasing costs, tenant allowances and tenant improvements and are amortized on a straight line basis over the terms of the applicable tenant lease. Accumulated amortization of lease procurement costs at December 31, 2001 and 2000 was $1,903,000 and $1,157,000, respectively, and amortization expense for 2001, 2000 and 1999 was $775,000, $536,000 and $318,000, respectively.

      Revenue Recognition — Minimum rents are recognized on a straight-line basis over the terms of the leases. The Company records percentage rental revenue when lessees’ specified sale targets are achieved. Recoveries from tenants are recognized as revenue in the period that applicable costs are chargeable to tenants.

      Income Taxes — The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, the Company generally will not be subject to federal income taxation at the corporate level to the extent it distributes annually at least 90% (95% prior to 2001) of its real estate investment trust taxable income, as defined in the Code, to its shareholders and satisfies certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying financial statements.

      Earnings per common share — Earnings per share (“EPS”) are computed on both a basic and diluted basis. Basic EPS excludes potential share dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings but does not include shares issuable upon conversion of securities that would have an antidilutive effect on earnings per share.

      Distributions of $1.175, $1.70 and $1.70 per common share were declared for each of the years ended December 31, 2001, 2000 and 1999, respectively, of which $0.52, $1.42 and $0.92, respectively, represent a return of capital for federal income tax purposes.

      Cash and cash equivalents consist of deposits in banks and certificates of deposit with maturities of three months or less at the date of purchase.

      Management estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Segment Information — The Company’s operating units are comprised of approximately 58 commercial retail properties. All financial results are aggregated into one operating segment since the properties have similar economic characteristics.

      Impact of Recently Adopted Accounting Standards — In August 2001, the Financial Accounting Standards Board approved Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.” The Statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. As individual properties will qualify as components under the provisions of SFAS No. 144, the Company expects the operations of all properties sold or classified as held for sale after December 31, 2001 to be shown as discontinued operations. In addition, operations for such properties for all prior periods presented will be reclassified to discontinued operations. The Company does not expect this statement to have a material impact on the consolidated financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     MORTGAGES, DEBENTURES AND NOTES

      The following tables set forth certain information regarding the Company’s debt:

					Balance
					December 31,
		Recourse(R)
	Collateral	Nonrecourse(N)(4)	Interest Rate	Maturity Date	2001	2000

					(in thousands)
Mortgages
Greenwich Capital Line of Credit(1)	17 Retail Properties	R	LIBOR + 250 Basis Points	November 2001	—	$11,694
UDAG Loan	Bricktown Square (5)	N	5% increasing to 9%	March 2023	$7,827	7,827
Securitized Mortgage Loan	23 Retail Properties	N	7.59%(2)	August 2002	57,875	57,875
Daiwa Finance Corp.	The Shops at Fairlane Meadows	N	8.18%	February 2007	12,278	12,422
Wells Fargo Bank (formerly Bloomfield Acceptance Company)	13 Retail Properties	N	7.55%	June 2028 (3)	20,203	20,405
Wells Fargo Bank	Westland Shopping Ctr.	N	8.02%	November 2007	5,667	5,730
Bank of America, USA	North Aurora, IL,- Tinseltown Theater	N	8.7%	November 2009	5,410	5,447
US Bank (formerly Firstar Bank)	Lawrence, KS- Southwind Theater	R	7.49%	February 2006	3,512	3,611
Cohen Financial	Lawrence, KS- Pine Ridge Plaza	N	LIBOR + 400 Basis Points, Floor of 8%	June 2002	7,618	—

Total Mortgages					$120,390	$125,011

Convertible Debentures	Unsecured	R	9.5%	July 2004	$42,743	$42,743

Convertible Notes	Bricktown Square (5)	R	8.5%	July 2003	$27,000	$27,000

(1)	Loan agreement terminated November 2001 and was paid in full.

(2)	Overall blended rate. The interest rate on four different tranches are either fixed or capped through the use of interest rate cap agreements. The effective interest rate is fixed at 7.59% through February 10, 2002; thereafter, the interest rate on $38.375 million of mortgage loans converts to a variable rate based on certain requirements. Net settlement costs paid under interest rate cap agreements are recorded on an accrual basis and recognized as an adjustment to interest expense.

(3)	Loan is a 30-year loan expiring June 11, 2028. The loan is pre-payable at the end of 15 years, or June 11, 2013. Subsequent to that date, all cash flow from the property is excess of operating expenses is to be applied against accrued interest and principal with the balance of the loan due no later than June 11, 2028.

(4)	Nonrecourse loans may contain customary carve-out provisions that are recourse to the Company.

(5)	The Company believes the current value of Bricktown Square is insufficient to satisfy the debt obligations it collateralizes.

      The Company has a revolving line of credit, which expires September 2002, with Bank One which allows for borrowings up to $3.0 million. The line is collateralized by the Company’s interest in Orchard-14 Shopping Center in Farmington Hills, Michigan. In October 2001, the available borrowing was reduced by approximately $1.573 million as a condition of the issuance of a letter of credit by Bank One required for an appeal bond in connection with litigation with the Company’s former president and CEO. As of December 31, 2001 there were no outstanding borrowings on the line. As of December 31, 2001, the Company was in violation of two quarterly corporate level loan covenants on the line primarily as a result of an impairment of real estate under SFAS No. 121 recorded in the fourth quarter 2001. The Company subsequently received a waiver of the covenants from Bank One for the fourth quarter 2001.

      The Company has Convertible Debentures (the “Debentures”) and Convertible Notes (the “Notes”), which are convertible into shares of Common Stock at a price of $17 per share. The Debentures are unsecured general obligations of the Company due July 15, 2004. In January 2002, Moody’s Investors Services, Inc. downgraded its rating of the Debentures from B3 to CAA and simultaneously withdrew its rating. The Notes are general obligations due July 15, 2003 collateralized by a first mortgage on Bricktown Square in Chicago, Illinois. The Debentures are redeemable by the Company at par beginning July 15, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has in place a plan to repurchase and retire up to $15 million aggregate principal of Debentures. Approximately $11.807 million principal of Debentures has been repurchased under the plan. The Company did not make any repurchases in either 2001 or 2000. An extraordinary gain of approximately $171,000 was recorded in 1999 related to Debenture repurchases.

      In December 2001, the Company failed to make a required payment of interest and principal totaling $370,000 on the UDAG loan. Subsequent to year-end the Company did not make an additional payment due March 2002 totaling approximately $185,000. Under the UDAG Loan agreement, the City of Chicago has the right to declare the Company in default for the nonpayment(s). If such default remains uncured, further defaults could result under the Convertible Notes and certain other of the Company’s debt agreements thereby causing potential acceleration of amounts due under those agreements. The City has not declared the Company in default of the UDAG Loan agreement as of March 27, 2002.

      The Company plans on satisfying debt obligations coming due in the near term and over the next several years through the sale of assets consistent with its strategic plan adopted in 2001. Approximately $58 million is due August 10, 2002 on the Securitized Mortgage Loan which is collateralized by twenty-three of the Company’s properties. The Company has listed its real estate assets for sale and expects to sell properties generating sufficient proceeds to pay off the Securitized Mortgage Loan by the due date. The Company is also negotiating with several lenders to refinance the Securitized Mortgage Loan on a short-term basis in the event that all or a portion of the loan is not retired by the due date. In the event that the Securitized Mortgage Loan is not completely satisfied by the due date the lender may institute foreclosure proceedings against the collateral.

      Interest capitalized as part of the cost of redevelopment projects totaled $84,000, $32,000 and $161,000 in 2001, 2000 and 1999, respectively.

      Approximate scheduled principal payments for the years subsequent to December 31, 2001 are as follows (in thousands):

2002	$66,272
2003	27,735
2004	43,522
2005	847
2006	3,804
2007 and thereafter	47,953

Total	$190,133

      Certain of the Company’s debt obligations contain cross-default and cross-acceleration provisions.

3.     STOCK OPTION AND COMPENSATION PLANS

      Employee Option Plan — The Company has a stock option plan (the “Employee Option Plan”) to enable its employees to participate in the ownership of the Company. Under the Employee Option Plan, executive officers and employees of the Company may be granted options to acquire shares of Common Stock of the Company (“Options”). The Employee Option Plan is administered by the Compensation Committee of the Board of Directors (the “Board”), which is authorized to select the executive officers and other employees to whom Options are to be granted. No member of the Compensation Committee is eligible to participate in the Employee Option Plan. The aggregate number of shares of Common Stock that may be issued upon the exercise of all Options is 400,000 shares.

      The exercise price of each Option granted is equal to the fair market value of the underlying shares on the date of grant. With the exception of those granted on the date of the Company’s initial public offering, which vested over a three-year period at the rate of 33 1/3% per year, Options vest over a five-year period at the rate of 20% per year, beginning on the first anniversary of the date of grant and are exercisable until the tenth anniversary of the date of grant. All options that were granted but not vested at the time the current board was elected in May 2000 became 100% vested at that time.

      Directors Option Plan — The Company has a stock option plan for non-employee directors (the “Directors Option Plan”). Under the Directors Option Plan, following each Annual Meeting of the Board each non-employee Director is automatically granted an option to purchase 1,000 shares of Common Stock.

      All Options granted under the Directors Option Plan will have an exercise price equal to the fair market value of the underlying shares on the date of the grant. Each Option granted will vest immediately upon grant but will not become exercisable by the Director until six months following the date of grant. Options granted to a Director will remain exercisable until the tenth

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

anniversary of the date of grant, or if earlier, until one year after the Director ceases to be a member of the Board for any reason. The aggregate number of shares that may be issued under the Directors Option Plan is 80,000 shares.

      The following table summarizes the activity for the Company’s Stock Option Plans:

	Employee Option Plan			Directors Option Plan

	Shares	Exercise	Weighted	Shares	Exercise	Weighted
	Subject	Price	Average	Subject	Price	Average
	to Option	Per Share	Exercise Price	to Option	Per Share	Exercise Price

Balance, January 1, 1999	324,216	$13.375 -	$15.422	13,792	$14.375 -	$16.174
		$17.00			$17.688
Options Granted 1999				4,000	$15.375	$15.375
Options Forfeited 1999	(15,000)	$15.375	$15.375
Options Exercised 1999	(300)	$13.375	$13.375

Balance, December 31, 1999	308,916	$13.375 -	$15.383	17,792	$14.375 -	$15.994
		$17.00			$17.688
Options Granted 2000	53,000	$13.438	$13.438	3,000	$13.375	$13.375
Options Forfeited 2000	(127,900)	$13.375 -

		$17.00
Balance, December 31, 2000	234,016	$13.375 -	$14.903	20,792	$13.375 -	$15.529
		$17.00			$17.688
Options Granted 2001	100,000	$ 7.04	$7.04	5,000	$ 8.80	$8.80
Options Forfeited 2001	(2,710)	$13.375 -	$14.09	(17,792)	$13.375 -	$15.99

		$17.00			$17.688
Balance, December 31, 2001	331,306	$13.375 -	$12.54	8,000	$ 8.80 -	$10.70

		$17.00			$13.875
Options Exercisable at December 31, 2001	190,506		$15.23	8,000		$10.70

      The Company has elected to report compensation by applying the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and therefore has recorded no charge to income for stock options. The effect on the Company’s net income and earnings per share for 2001, 2000 and 1999 would have been immaterial had the Company recognized compensation expense using the Black-Scholes option pricing model utilizing the following values and weighted-average assumptions:

	2001	2000	1999

Option value	$.27	$.01	$.12
Dividend yield	14.2%	12.7%	12.7%
Expected volatility	1%	8%	8%
Risk-free interest rate	6%	6%	6%
Expected lives (in years)	10	10	10

      The outstanding stock options at December 31, 2001 have a weighted average contractual life of 6.13 years.

      Stock Compensation Plan — In order to provide an opportunity for Board members to increase their ownership, the Company has a stock compensation plan for non-employee directors (the “Stock Compensation Plan”). Under the Stock Compensation Plan, each non-employee Director may make an election by June 30 of each year to receive all or a portion of the Director’s compensation for the following calendar year in the form of Common Stock of the Company in lieu of cash. Once made, the election is irrevocable for the following year’s compensation.

      The number of shares of Common Stock to be paid to a Director instead of cash compensation will be determined based on the closing price of the Common Stock on the New York Stock Exchange on the day before the compensation is earned by the Director (i.e., the day before a Board meeting). A maximum of 100,000 shares may be issued under the Stock Compensation Plan. During 2001 there were no shares issued. During 2000 and 1999, a total of 1,816 and 3,362 shares, respectively, were issued under the plan reflecting compensation of $24,000 and $48,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      401(K) Plan — The Company has a 401(k) retirement plan (the “401(k) Plan”) covering all of its employees. Under the 401(k) plan, participants are able to defer, until termination of employment with the Company, up to 20% of their annual compensation. The Company intends to match a portion of the participant’s contributions in an amount to be determined each year by the Board. Compensation expense in connection with the 401(k) Plan for 2001, 2000 and 1999 was $46,000, $47,000 and $34,000, respectively.

4.     STOCK REPURCHASE PLAN

      The Company has in place a Stock Repurchase Plan for up to 500,000 shares of its Common Stock, such purchases to be made in the open market, with the timing dependent upon market conditions, pending corporate events and availability of funds. During the twelve months ended December 31, 2001, the Company repurchased 48,100 shares at an average cost of $8.26 per share.

5.     COMMITMENTS AND CONTINGENCIES

      Revenues derived from the Company’s major tenant, Kmart, amounted to 27.7%, 27.2% and 28.8% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. Amounts billed and owing from the major tenant were $99,000 and $135,000 at December 31, 2001 and 2000, respectively. In addition, at December 31, 2001, Kmart was responsible for $2.162 million in real estate taxes assessed in 2001 payable in 2002.

      In connection with the mortgage agreement with Bank of America, collateralized by the Tinseltown Theater in North Aurora, Illinois, the Company has a standby letter of credit agreement with Bank One in the amount of $250,000. The letter of credit serves as additional collateral to guarantee performance of certain environmental remediation of the property, which is the responsibility of a former tenant.

      The Company’s loan agreement with Cohen Financial contains a provision whereby the Company is required to deposit cash or a letter of credit in the amount of $2 million with the lender should Kmart cease to be open for business in its space at Pine Ridge Plaza in Lawrence, Kansas.

      Approximate future minimum rent under operating leases, in which the Company is the lessor, for the years subsequent to December 31, 2001, assuming no new or renegotiated leases or option extensions, are as follows (in thousands):

2002	$27,232
2003	22,756
2004	21,391
2005	18,141
2006	17,743
2007 and thereafter	90,405

Total	$197,668

      Approximate future minimum rental payments under the terms of all non-cancelable operating leases in which the Company is the lessee, principally for ground leases and office rent, subsequent to December 31, 2001, are as follows (in thousands):

2002	$481
2003	481
2004	444
2005	332
2006	298
2007 and thereafter	7,069

Total	$9,105

      Rent expense for operating leases for the years ended December 31, 2001, 2000 and 1999 was $476,000, $488,000 and $482,000, respectively.

      The Company, as an owner of real estate, is subject to various environmental laws. Compliance by the Company with existing laws has not had a material adverse financial effect during the three-year period ended December 31, 2001, nor does management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

believe it will have a material impact in the future. However, management cannot predict the impact of new or changed laws or regulations on its current properties or properties that it may require.

      In May 2001 the Circuit Court in Oakland County, Michigan granted summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Court upheld the decision in September 2001 ruling in Gramer’s favor in a lump sum amount. The Company believes that the order was entered in error and has filed an appeal with the Michigan Court of Appeals.

      Gramer contends that he is entitled under his agreements with the Company to both change in control payments and termination payments through December 2003, in a lump sum. The Company has not recorded a liability related to this lawsuit and intends to vigorously pursue all available avenues open in the litigation because the Company strongly believes that it has met all obligations under the employment agreement.

      In October 2001, the Company posted a bond totaling approximately $1.573 million with the court representing maximum potential damages and anticipated interest should the Company be unsuccessful in its appeal. Requirements of the bond include an irrevocable letter of credit in the total amount of the bond. Terms of the letter of credit, which was issued by Bank One, included a reduction in the available borrowing on the Company’s line of credit in the principal amount of the letter.

6.     FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of estimated fair value was determined using available market information and appropriate valuation methodologies.

      Cash and Cash Equivalents — The carrying amount for cash and cash equivalents approximates fair value due to the short maturity of these instruments.

      Interest Rate Hedging Instruments — The Company entered into interest rate agreements to reduce its exposure to changes in the cost of the floating rate portion of its Securitized Mortgage Loan.

      As of December 31, 2001, the following interest rate cap agreements were outstanding:

	LIBOR	Frequency
Notional	Cap	of Rate
Amount	Rate	Resets	Term

(In thousands)
$36,875	6.67%	Monthly	July 1995 to February 2002
$36,875	8.75%	Monthly	February 2002 to August 2002

      The Company is exposed to credit risk in the event of nonperformance by the counter parties to its interest rate cap agreements, but has no off-balance sheet risk of loss. The Company anticipates that its counter parties will fully perform their obligations under the agreements.

      The carrying value and fair value of the interest rate caps as of December 31, 2001 was zero. The carrying value and fair value as of December 31, 2000 was $452,000 and $2,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Mortgages — The fair value of the mortgages is based on the present value of contractual cash flows limited by the value of the underlying collateral and is as follows at December 31 (in thousands):

	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Greenwich Capital Line of Credit	—	—	$11,694	$11,694
UDAG Loan	$7,827	—	7,827	4,668
Securitized Mortgage Loan	57,875	$57,875	57,875	57,875
Daiwa Finance Corp	12,278	12,278	12,422	12,422
Wells Fargo Bank (formerly Bloomfield Acceptance Company)	20,203	20,203	20,405	20,405
Wells Fargo Bank	5,667	5,667	5,730	5,730
Bank of America	5,410	5,410	5,447	5,447
US Bank (formerly Firstar Bank)	3,512	3,512	3,611	3,611
Cohen Financial	7,618	7,618	—	—

TOTAL	$120,390	$112,563	$125,011	$121,852

      Convertible Debentures and Convertible Notes — The fair value of the Convertible Debentures is based on the traded value at the close of business at year-end. The carrying value of the Convertible Debentures as of December 31, 2001 and 2000 was $42.743 million for both years. The estimated fair value based upon the traded value at the close of business on December 31, 2001 and 2000 was $38.469 million and $35.477 million, respectively. Management believes that the carrying value of the Convertible Notes as of December 31, 2001 and 2000 approximates the fair value.

      The fair value estimates presented herein are based on information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such financial instruments have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

7.     SIGNIFICANT NONCASH TRANSACTIONS

      Significant non-cash transactions for the three years ended December 31, 2001 are as follows:

	Years ended December 31,

	2001	2000	1999

	(In thousands)
Distributions declared not yet paid	$1,280	$2,199	$2,198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     PROPERTY ACQUISITIONS AND DISPOSITIONS

      During the three years ended December 31, 2001, the Company acquired and disposed of the following properties:

			Gross
			Leasable Area	Capitalized
Acquisition Date	Property	Location	(Sq. Ft.)	Costs

			(In thousands)
1/27/99	Wal-Mart Plaza	Decatur, IL	45	$4,170
2/24/2000	Ground Lease Interest	Topeka, KS	—	544

				Net
Disposition Date				Proceeds

3/24/99	Kmart Plaza	Colma, CA	94	$7,404
8/6/99	Miller Mall	Gary, IN	130	546
6/29/00	Levitz Furniture	Manchester, MO	117	1,500
5/8/01	Standard Supply	Liberal, KS	40	418
6/8/01	Kmart Plaza	Green Bay, WI	119	3,108
7/26/01	Kmart Plaza	Madison, WI	106	1,597
7/26/01	Kmart Plaza	New Lenox, IL	89	4,979
11/5/01	Vacant Building	Great Bend, KS	56	259
11/15/01	Kmart Plaza	Stevens Point, WI	109	1,296
11/26/01	Outlot	North Aurora, IL	5	$379

9.     IMPAIRMENT OF REAL ESTATE

      In 2001, the Company recorded an impairment of real estate under SFAS No. 121 totaling of $15.266 million related to a reduction in the carrying value of 27 properties. The impairment is based on management’s conclusion that the cost basis of these assets will not be recovered over their intended holding periods through cash flows associated with future operations or sale. An impairment of real estate totaling $190,000 related to one property was recorded in 2000. Under SFAS No. 121, aggregate impairment losses are not reduced by unrealized appreciation of other assets.

10.	CHANGE IN METHOD OF ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS

      On January 1, 2001 the Company adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133, as amended, requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The Company’s derivatives consist of interest rate cap agreements which the Company purchased to reduce its exposure to increase in rates on its floating rate debt. The cumulative effect of the adjustment as of January 1, 2001 was a reduction in net income of $450,000. The adjustment reduced the carrying amount of the interest rate caps to $0. The fair value of the interest rate caps, which mature in 2002 is $0 at December 31, 2001.

11.	CHANGE IN METHOD OF ACCOUNTING FOR PERCENTAGE RENTAL REVENUE

      In December 1999, the SEC issued SAB No. 101 — Revenue Recognition in Financial Statements which addresses the proper recognition of certain revenue items including contingent (percentage) rents. Certain of the Company’s leases contain provisions whereby additional rent is due from a tenant once the tenant has achieved a certain sales level i.e. contingent rental.

      Under SAB No. 101, a lessor should not recognize contingent rental income until the changes in the factors on which the contingent lease payments are based actually occur. The Company had previously recorded accrued percentage rental income as lessees’ specified sales targets were met or achievement of the sales target was probable.

      The Company elected to adopt the provisions of SAB No. 101 in the fourth quarter 1999, effective January 1, 1999. The cumulative effect of such adoption was a reduction in percentage rental revenue as of January 1, 1999 of approximately $522,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effect of the change on the quarters and year-end 1999 is as follows (in thousands, except per share amounts):

	Three Months Ended
							Year Ended
	March 31,	June 30,		September 30,		December 31,	December 31,
	1999	1999		1999		1999	1999

Net income under previous method of accounting for percentage rents	$2,135 (1)	$1,182	(1)	$764	(1)	$1,100	$5,181
Effect of change in accounting for percentage rents	(103)	(130)		(45)		261	(17)
Cumulative effect of change in accounting principle	(522)	—		—		—	(522)

Net income under current method of accounting for percentage rents	$1,510	$1,052		$719		$1,361	$4,642

Per Share Amounts:
Basic and diluted earnings per share under previous method of accounting for percentage rents	$.41 (1)	$.23	(1)	$.15	(1)	$.21	$1.00
Effects of change in accounting for percentage rents	(.02)	(.03)		(.01)		.05	—

Cumulative effect of change in accounting principle	(.10)	—		—		—	(.10)

Basic and diluted earnings per share under current method of accounting for percentage rents	$.29	$.20		$.14		$.26	$.90

(1)	Net income as previously reported in the Company’s Form 10-Q as filed for the applicable quarter.

12.     QUARTERLY FINANCIAL DATA (UNAUDITED)

      Summarized quarterly financial data for the three-month periods indicated are as follows.

	First	Second	Third	Fourth
	Quarter	Quarter(1)	Quarter	Quarter(2)

2001

Revenues	$10,569	$10,643	$12,565	$10,114
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$324	$(3,138)	$2,138	$(11,671)
Income (loss) before cumulative effect of change in accounting principle	$324	$(3,138)	$2,138	$(11,671)
Net income (loss)	$(126)	$(3,138)	$2,138	$(11,671)
Basic and diluted earnings (loss) per share before cumulative effect of change in accounting principle	$.06	$(.61)	$.42	$(2.28)
Basic and diluted earnings (loss) per share	$(.02)	$(.61)	$.42	$(2.28)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter(3)

2000

Revenues	$11,029	$13,295	$10,304	$10,374
Income (loss) before extraordinary item	$948	$(59)	$621	$(586)
Net income (loss)	$948	$(152)	$621	$(586)
Basic and diluted earnings (loss) per share before extraordinary item	$.18	$(.01)	$.12	$(.11)
Basic and diluted earnings (loss) per share	$.18	$(.03)	$.12	$(.11)

(1)	Second quarter 2001 results are impacted by a $3.59 million impairment of real estate due to the reduction of the Company’s carrying value of Bricktown Square in Chicago, Illinois and Stevens Point, Wisconsin.

(2)	Fourth Quarter 2001 results are impacted by an $11.447 million impairment of real estate due to the reduction of carrying value of 25 properties.

(3)	Fourth quarter 2000 results are impacted by a $190,000 impairment of real estate due to the reduction of the carrying value of Great Bend, Kansas and by additional bad debt expense of $250,000 due to the potential uncollectibility of past due rents from a former tenant at the Bricktown Square.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     EARNINGS PER SHARE

      Earnings per share (“EPS”) data were computed as follows (in thousands except per share amounts):

	Year Ended December 31,

	2001	2000	1999

Net income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(12,347)	$924	$5,453
Extraordinary item: Loss on extinguishment of debt		(93)	(289)

Net income (loss) before cumulative effect of change in accounting principle	(12,347)	831	5,164
Cumulative effect of change in accounting principle	(450)		(522)

Net income (loss)	$(12,797)	$831	$4,642

Weighted Average Shares Outstanding
Basic	5,138	5,173	5,170
Shares issuable under employment agreement		7

Shares applicable to diluted earnings	5,138	5,180	5,170

Basic and Diluted EPS:
Earnings (loss) per share before extraordinary item and cumulative effect of change in accounting principle	$(2.40)	$.18	$1.05

Earnings (loss) per share before cumulative effect of change in accounting principle	$(2.40)	$.16	$1.00

Earnings (loss) per share	$(2.49)	$.16	$0.90

      Diluted EPS reflects the potential dilution of securities that could share in the earnings but does not include shares issuable upon conversion of securities that would have an antidilutive effect on earnings per share.

14.     PROXY CONTEST AND RELATED COSTS

      At the Company’s Annual Shareholder Meeting in May 2000, a slate of five Directors was elected and replaced the Company’s then existing Board of Directors. The Company paid approximately $890,000 in costs relating to the proxy contest including reimbursements to shareholders.

      In connection with the proxy contest, the Company made payments in May 2000 to the three then officers of the Company, totaling $1.75 million. Certain of these payments are currently the subject of litigation. The Company also recorded an accrued liability of $800,000 relating to its future obligation (also the subject of litigation) to provide lifetime health insurance benefits to the officers. The accrued liability was subsequently reduced when the Company entered into an employment agreement with one of the officers. The agreement, which was signed in August 2000, included the relinquishment of any right to lifetime health insurance by that officer and a grant of 6,550 shares of the Company’s Common Stock. The accrued liability related to the health insurance benefit was approximately $477,000 at December 31, 2001.

15.     SUBSEQUENT EVENTS

      Kmart Bankruptcy — In January 2002, the Company’s major tenant, Kmart Corporation, filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. Approximately 25 percent of the Company’s annualized minimum rent is derived from, and 47 percent of its gross leasable area is attributable to, leases with Kmart. As part of its plan of reorganization, Kmart announced in March 2002 that it intended to close 284 of its operating stores including four stores owned by the Company. Revenues derived from the four stores, which are located in Topeka, Kansas, Forestville, Maryland and Madison and Marshfield, Wisconsin, total approximately $1.5 million annually. In addition, three of the properties have other in-line tenants that may be adversely affected by the closures. The effect on future cash flows resulting from these closures cannot be determined at this time; however, in preparing these financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities. Nevertheless, actual results may differ from these estimates under different assumptions or conditions. Kmart had previously affirmed one of its leases with the Company in February 2002. Kmart has also announced that it may close additional stores in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Proposed Plan of Liquidation — As a result of several factors including the Company’s debt structure, including over-leverage of Bricktown Square, impediments to the redevelopment of its property in Farmington Hills, Michigan, and the bankruptcy filing of Kmart Corporation, the Company’s Board of Directors voted in March 2002 to recommend a plan of liquidation to its shareholders. The proposed plan contemplates the sale of all the Company’s properties and other assets and will be subject to shareholder approval at the 2002 annual meeting of shareholders, as well as to agreements from some of the Company’s lenders. In conjunction with the recommendation, the Board announced that it was indefinitely suspending regular quarterly cash distributions.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of Malan Realty Investors, Inc.:

      Our audit of the consolidated financial statements referred to in our report dated March 27, 2002 of Malan Realty Investors, Inc. and subsidiaries, which report and consolidated financial statements are included in this Annual Report on Form 10-K, also included an audit of the financial statement schedules listed in the Index to Consolidated Financial Statements and Supplementary Data on page 17 of this Form 10-K as of and for the year ended December 31, 2001. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 27, 2002

MALAN REALTY INVESTORS, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(in thousands)

	Balance at			Balance at
	Beginning of	Charged to		End of
	Year	Expense	Deductions	Year

Year ended December 31, 1999
Allowance of uncollectible accounts	$140	$175	$159	$156

Year ended December 31, 2000
Allowance of uncollectible accounts	$156	525	176	$505

Year ended December 31, 2001
Allowance of uncollectible accounts	$505	385	504	$386

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MALAN REALTY INVESTORS, INC.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2001

(in thousands)

				Cost Capitalized/
				Impairments
				Subsequent to
		Initial Cost to Company		Acquisition

			Buildings &		Buildings &
State/Type (# of Properties)	Encumbrances	Land	Improvements	Land	Improvements

ILLINOIS:
Community Shopping Centers(6)	$34,827	$6,357	$45,070	$28	$(3,024)
Freestanding Retail Properties(7)	*	1,290	15,855		1,312
Entertainment Facilities(2)	5,410	146	6,071		6,982
INDIANA:
Community Shopping Centers(7)	*	3,405	24,501		3,122
Freestanding Retail Properties(1)	*		2,241		56
KANSAS:
Community Shopping Centers(5)	7,618	942	11,135	3,446	7,534
Freestanding Retail Properties(6)	*	570	5,131		245
Entertainment Facility(1)	3,512	1,118	3,090
MARYLAND:
Freestanding Retail Properties(1)	*	282	2,534		177
MICHIGAN:
Community Shopping Centers(7)	17,945	6,144	44,619		(1,206)
MINNESOTA:
Community Shopping Centers(1)	*	125	847		(118)
MISSOURI:
Community Shopping Centers(3)	*	592	8,365	118	730
Freestanding Retail Properties(1)	*	85	768
OHIO:
Community Shopping Centers(2)	*	1,645	11,118		(87)
WISCONSIN
Community Shopping Centers(5)	*	1,592	17,450		812
Freestanding Retail Properties(3)	*	392	3,820		626

	$69,312	$24,685	$202,615	$3,592	$17,161

*	Certain properties are included as collateral for securitized mortgages

     The changes in total real estate for the three years ended December 31, 2001 are as follows:

	2001	2000	1999

Balance at Beginning of Year	$265,566	$267,117	$261,783
Acquisitions		544	9,476
Improvements	7,711	2,479	3,062
Dispositions	(9,958)	(4,384)	(7,204)
Impairment of real estate	(15,266)	(190)

Balance at end of year	$248,053	$265,566	$267,117

      The changes in accumulated depreciation for the three years ended December 31, 2001 are as follows:

	2001	2000	1999

Balance at Beginning of Year	$32,020	$26,584	$21,286
Depreciation for year	6,321	6,268	6,130
Dispositions	(1,771)	(832)	(832)

Balance at end of year	$36,570	$32,020	$26,584

Gross Amount at Which
Carried at Close of Period						Life on Which
						Depreciation in Latest
	Buildings &		Accumulated	Date of	Date	Income Statement
Land	Improvements	Total	Depreciation	Construction	Acquired	is Computed

6,385	42,046	48,431	$7,818	1975 - 1995	6/94 - 1/99	40 Years
1,290	17,167	18,457	3,271	1967 - 1977	6/94	40 Years
146	13,053	13,199	1,098	1998 - 1999	6/94

3,405	27,623	31,028	4,575	1973 - 1997	6/94 - 5/98	40 Years
	2,297	2,297	437	1974	6/94	40 Years

4,388	18,669	23,057	2,531	1974 - 1996	6/94 - 5/98	40 Years
570	5,376	5,946	1,218	1976 - 1978	6/94	40 Years
1,118	3,090	4,208	317	1997	11/97	40 Years

282	2,711	2,993	536	1979	6/94	40 Years

6,144	43,413	49,557	6,592	1970 - 1996	6/94 - 5/98	40 Years

125	729	854	76	1996	5/98	40 Years

710	9,095	9,805	1,833	1973 - 1978	6/94	40 Years
85	768	853	144	1974	6/94	40 Years

1,645	11,031	12,676	1,591	1989 - 1998	11/94 - 5/98	40 Years

1,592	18,262	19,854	3,607	1960 - 1979	6/94	40 Years
392	4,446	4,838	926	1968 - 1976	6/94	40 Years

$28,277	$219,776	$248,053	$36,570

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      The firm of Deloitte & Touche, LLP was previously the principal accountants for the Registrant. On April 27, 2001, that firm’s appointment as principal accountants was terminated and PricewaterhouseCoopers LLP was engaged as principal accountants for the fiscal year ending December 31, 2001. The decision to change accountants was recommended by the Registrant’s Audit Committee and approved by the board of directors. The reports of Deloitte & Touche, LLP on the Registrant’s financial statements for the two fiscal years ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      During its two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, the Registrant did not consult with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Registrant’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

PART III

Item 10.     Directors and Executive Officers of the Registrant

      The board of directors currently consists of seven members. Under the Company’s Amended and Restated Articles of Incorporation, at least a majority of the Company’s directors must be “independent” (i.e., not employed by the Company). All directors serve for a term of one year or until the election of their respective successors. Officers of the Company are hired by and report to the board of directors.

Year First
Name of Director	Elected as a Director

Jeffrey D. Lewis	2000
Edward T. Boutrous	2000
Paul Gray	2000
Jill Holup	2000
John P. Kramer	2000
Andrew Miller	2000
Edward Russell	2000

      Edward T. Boutrous, a director since 2000, has advised the board of directors that he will not stand for re-election at the Company’s 2002 annual meeting. The board of directors has voted to reduce the size of the board from seven to five, effective with the 2002 annual meeting.

      The following provides biographical information for each of the executive officers and the members of the board of directors.

      Jeffrey D. Lewis, age 57, has been a director of the Company since May 2000, became the Chief Executive Officer of the Company in September 2000 and was also named President in March 2002. He has been in the real estate business since 1971. Prior to becoming the Company’s Chief Executive Officer in September 2000, Mr. Lewis was a Vice President at Kennedy Associates Real Estate Counsel, Inc. (“KAREC”), a real estate investment firm. Mr. Lewis joined KAREC in 1998 and was responsible for managing one of the two KAREC national asset management teams in addition to having direct responsibility for several properties. Prior to joining KAREC, Mr. Lewis was employed by the California Public Employees’ Retirement System (CaIPERS) for ten years. When he left he was a Principal Investment Officer and had general responsibility for the fund’s national office portfolio of 35 properties totaling over 15 million square feet and values of approximately $1.4 billion.

      Elliott J. Broderick, age 44, has been the Chief Financial Officer of the Company since January 2001 and also serves as the Secretary and Treasurer of the Company. Prior to that he was the Chief Accounting Officer. Mr. Broderick oversees the accounting and reporting functions of the Company, as well as regulatory and tax compliance, short-term investments, information systems and fiscal planning and budgets. Prior to joining the Company as Controller in 1991, Mr. Broderick was employed for seven years by Plante & Moran, Michigan’s largest regional CPA firm. Mr. Broderick is a certified public accountant, a licensed real estate sales person and a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.

      Alan K. Warnke, 47, is a 25-year veteran of the real estate industry. He joined Malan in 1997 as director of property management and is currently Vice President, Leasing, Property Management and Construction. Prior to joining the Company he served in management positions at Urban Retail Properties Company, the Equity Group and Landau & Heyman. His experience includes managing several enclosed shopping malls and strip centers across the Midwest. Mr. Warnke earned a Bachelor of Science from Ball State University in Muncie, Indiana.

      Edward T. Boutrous, age 56, is the founder and managing member of The Boutrous Companies, LLC, a developer and manager of neighborhood shopping centers and single-tenant commercial buildings in southeastern Michigan since 1981. Mr. Boutrous received a Bachelor of Science in Finance from the University of Detroit and a Masters Degree in Business Administration from the Harvard Business School.

      Paul Gray, age 36, has been in the real estate business since 1987. He is Executive Vice President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Gray has overall responsibility for investment decision- making on behalf of Kensington’s portfolios and is the director of Kensington’s research group.

      Mr. Gray was previously a partner of Golden State Financial Services, a mortgage brokerage company, from 1992 to 1994. From 1987 to 1992, Mr. Gray was a senior analyst at Liquidity Fund Investment Corporation where he managed the firm’s REIT portfolios and developed the models used to evaluate limited partnerships. He was simultaneously Director of Research for the National Real Estate Index where he was instrumental in designing the methodology and systems used to track real estate values throughout the United States.

      Mr. Gray received a Bachelor of Science in Finance and Real Estate in 1988 from the Haas School of Business at the University of California, Berkeley. He is a licensed real estate broker in the state of California. Mr. Gray is Chairman of the Board.

      Jill Holup, age 39, has been in the real estate investment business since 1985. She is a Partner at John McStay Investment Counsel, an investment management firm, which she joined in 1997. Her responsibilities include research, portfolio management and new business development.

      Ms. Holup received her Masters Degree in Business Administration from the Haas School of Business at the University of California, Berkeley. She earned her bachelor’s degree in finance at the University of Texas, El Paso in 1985.

      John P. Kramer, age 44, has been in the real estate business since 1985. He is President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. He is involved in all aspects of the organization and is primarily responsible for directing the firm’s investment policies.

      Prior to co-founding Kensington in 1993, Mr. Kramer was previously Executive Vice President at Liquidity Fund Investment Corporation where he was responsible for directing the research, marketing and trading activities of the firm. Mr. Kramer worked at Liquidity Fund Investment Corporation from 1985 to 1993.

      Prior to joining Liquidity Fund in 1985, Mr. Kramer was an associate with Federal Reserve Chairman Alan Greenspan’s economic consulting firm, Townsend-Greenspan & Co. in New York City, and an account executive at Sutro & Co., Inc. and Prudential-Bache Securities in San Francisco.

      Mr. Kramer received his Masters Degree in Business Administration from the University of California, Berkeley in 1986, receiving an award for his work in real estate finance while at the Business School. He received a Bachelor of Arts in 1980 from the State University of New York, Oneonta, in Economics.

      Andrew Miller, age 47, has been in the real estate business since 1981. He is currently the President of Miller Capital Advisory, Inc. (“MCA”), an advisory business focused on real estate capital markets and asset management. Mr. Miller is responsible for the firm’s strategic and marketing initiatives as well as delivery of services. Mr. Miller founded MCA in 1996.

      Prior to forming MCA, Mr. Miller was employed by Homart Development Co. for 15 years, where he was responsible for asset disposition, acquisition, financing and joint venture structuring activities, among others.

      Mr. Miller received his Masters Degree from the University of Chicago and holds a Bachelor of Science degree from the University of Illinois, Urbana.

      Edward J. Russell, III, age 42, is managing partner of Russell Development Co., a commercial and residential real estate development company located in Grosse Pointe Farms, Michigan. Mr. Russell has been employed by Russell Development in various capacities since 1980. Russell Development’s commercial business focuses on the construction, management, sales and acquisition of retail strip centers in southeast Michigan anchored by such tenants as CVS Drugs, Wal-Mart, Blockbuster Video and Lowes. Mr. Russell oversees the areas of job cost and budget analysis, tenant lease structuring and negotiation, and is responsible for creating and maintaining tenant relationships and identifying development opportunities for the company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission. These insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on the Company’s review of the filings made by the Company’s insiders and written representations, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners were satisfied in a timely manner, except that Alan K. Warnke filed a late Form 3 after becoming an executive officer.

Item 11.     Executive Compensation

Compensation of Directors

      The Company pays its directors who are not employees of the Company an annual fee of $12,000 plus $1,000 for each regular or special meeting of the board of directors attended in person. The Company also reimburses its outside directors for expenses incurred in attending meetings. John P. Kramer and Paul Gray have declined all compensation that is payable to non-employee directors.

      Pursuant to the terms of the Malan Realty Investors, Inc. 1995 Stock Option Plan for Non-Employee Directors, each non-employee director of the Company is automatically granted a non-qualified stock option to purchase 1,000 shares of common stock of the corporation following the annual meeting of the board of directors. In the event a vacancy arises on the board of directors following the annual meeting of shareholders in any year and a non-employee director is nominated to fill such vacancy prior to December 31 of the same year, such non-employee director would automatically be granted an option to acquire 1,500 shares of common stock (instead of the normal 1,000 share grant) immediately following the next annual meeting of the board of directors. Following each annual meeting of the board of directors thereafter, the non-employee director would receive the normal 1,000-share grant, assuming he or she is re-elected to the board.

      The aggregate number of shares of common stock issuable under the stock option plan for non-employee directors is 80,000, subject to certain adjustments. All options granted must have an exercise price equal to the fair market value of the underlying shares on the date of grant. Options vest upon grant but do not become exercisable by the director until six months following the date of grant. Options remain exercisable until the tenth anniversary of the date of grant or, if earlier, until one year after the director ceases to be a member of the board.

      Under the Company’s 1995 Stock Compensation Plan for Non-Employee Directors, non-employee directors may make an election each year to receive all or a portion of their director’s compensation for the following calendar year in the form of common stock of the Company instead of cash. Once made, the election is irrevocable for the following year’s compensation. The number of shares to be paid to a director in lieu of cash compensation is determined based on the closing price of the common stock on the New York Stock Exchange on the day before the compensation is earned by a director (i.e., the closing price on the day before a board meeting).

Executive Compensation

      The following table provides information on the compensation paid or accrued by the Company for services rendered during the last three fiscal years to the Company’s chief executive officer and most highly compensated executive officers (the “named executive officers”) during the last fiscal year.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Number
				Other	of Shares
				Annual	Underlying	All Other
				Compensation	Options(1)	Compensation(2)
Name & Principal Position	Year	Salary	Bonus	($)	($)	($)

Jeffrey D. Lewis	2001	$238,000	$70,000	$—	106,000	$6,800
Chief Executive Officer	2000	$57,500	—			—
(since September 2000)
Michael K. Kaline	2001	$180,000	$—	$—	—	$76,400
President	2000	$163,700	—	—	5,000	$509,969
(until January 2002)	1999	$154,000	$31,000	—	—	$10,162
Elliott J. Broderick	2001	$121,500	$36,000	—	—	$6,300
Chief Financial Officer	2000	$107,000	—	—	5,000	$261,814
	1999	$100,000	$31,000	—	—	$11,945
Alan K. Warnke	2001	$95,900	$23,000	—	—	$3,800
Vice President, Leasing,
Property Management
and Construction
(since January 2001)

(1)	See “Stock Option Plan” and “Compensation of Directors.”

(2)	Includes (A) loan forgiveness by the Company; (B) employer’s contribution to the Malan Realty Investors, Inc. 401(k) Profit Sharing Plan; (C) payment received in connection with the change in the Company’s board of directors in 2000 and (D) Stock grant in the following amounts:

		A	B	C	D

Jeffery D. Lewis	2001	—	$6,800	—	—
	2000	—	—	—	—
Michael K. Kaline	2001	—	$6,800	—	$69,600
	2000	$6,564	$3,405	$500,000	—
	1999	$6,945	$3,217	—	—
Elliott J. Broderick	2001	—	$6,300	—	—
	2000	$6,564	$5,250	$250,000	—
	1999	$6,945	$5,000	—	—
Alan K. Warnke	2001	—	$3,800	—	—

Stock Option Plan

      Prior to the Company’s initial public offering in June 1994, the Company adopted the Malan Realty Investors, Inc. 1994 Stock Option Plan to enable employees of the Company to participate in the ownership of the Company. The stock option plan is designed to align the interests of management with those of the shareholders, to provide employees with incentives to stay with the Company, to attract new employees with outstanding qualifications and to promote the success of the Company’s long-term business objectives.

      Under the stock option plan, executive officers and employees of the Company may be granted options to acquire shares of common stock of the Company. The stock option plan is administered by the compensation committee, which is authorized to select the executive officers and other employees to whom options are to be granted. No member of the compensation committee is eligible to participate in the stock option plan.

      The compensation committee determines the number of options to be granted to an employee. However, in accordance with the requirements of the Internal Revenue Code for performance-based compensation, the provisions of the stock option plan limit the total number of option shares that the compensation committee may grant to an executive officer during any single year to 100,000 shares.

      The exercise price of each option is equal to the fair market value of the underlying shares on the date of grant. With the exception of those options granted on the date of the IPO, options vest over a five-year period at the rate of 20% per year, beginning on the first anniversary of the date of grant. If an option holder’s employment is terminated within the first year of the date of grant for any reason other than death, disability, or retirement, the right to exercise the option is forfeited. If an option holder’s employment is terminated more than one year after the date of grant for reasons other than death, disability, or retirement, the option may be exercised to the extent it was exercisable at the time of termination of employment unless the termination of employment is for cause. If the termination of employment is because of death, disability, or retirement, the option may be exercised in full. No option may be exercised ten years after the date of grant.

      Notwithstanding the foregoing paragraph, the compensation committee may accelerate the vesting of any option that has been held by an option holder for at least six months from the date of grant of the stock option.

Option Grants

      The following table sets forth information on stock options granted to the named executive officers during 2001.

						Potential Realizable
			Percent			Value at Assumed
			of Total	Exercise	Expiration	Rates of Appreciation(2)
	Number		Options	Price of	Date of
Name	of Options		Granted	Options	Options	5%	10%

Jeffery D. Lewis	100,000	(1)	100%	$7.04	11/2/11	$442,742	$1,121,995
Michael K. Kaline	0		N/A	N/A	N/A	N/A	N/A
Elliott J. Broderick	0		N/A	N/A	N/A	N/A	N/A
Alan K. Warnke	0		N/A	N/A	N/A	N/A	N/A

(1)	The option term for this option grant is ten years. The option vests and becomes exercisable over a five-year period at the rate of 20% per year.

(2)	The actual value, if any, that may be realized by each individual will depend on the fair market value of the common stock on the date on which the options are exercised. The appreciation rates used in the table are provided to comply with rules and regulations under the Securities Exchange Act of 1934 and do not necessarily reflect the views of management as to the potential realizable value of the options.

Total Option Exercises In 2001 And Year-End Option Values

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the named executive officers as of December 31, 2001. This table also shows the value on that date of the “in-the-money” options, which is the positive spread, if any, between the exercise price of existing stock options and $ 6.70 per share (the closing market price of the Company’s common stock on December 31, 2001.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Year-End($)		Options at Year End
	Acquired	Value
Name	on Exercise	Realized $	Exercisable	Unexercisable	Unexercisable	Exercisable

Jeffrey D. Lewis	0	$0	2,000	104,000	$0	$0
Michael K. Kaline	0	$0	100,150	4,000	$0	$0
Elliott J. Broderick	0	$0	63,600	4,000	$0	$0
Alan K. Warnke	0	$0	11,000	4,000	$0	$0

Other Compensation and Benefits

      Messrs. Lewis, Kaline, Broderick and Warnke also receive medical, group life insurance and other benefits (including matching contributions under the Company’s 401(k) plan) that are available generally to all of the Company’s full-time employees.

Employment Agreements

      In September, 2000, the Company entered into a three-year employment agreement with Jeffrey D. Lewis, whereby Mr. Lewis became the Company’s Chief Executive Officer. At the end of the three-year term, the employment agreement will automatically renew itself for one-year terms unless either party gives the other 90 days’ notice terminating the employment agreement. Mr. Lewis’ employment agreement provides for an annual salary of $230,000, which may be increased by the board of directors. In addition to his base salary, Mr. Lewis will be eligible to receive an annual bonus with a target amount equal to 30% of his base salary, and a maximum amount equal to 50% of his base salary. The employment agreement also includes provisions restricting Mr. Lewis from competing directly or indirectly with the Company during the term of his employment with the Company and for one year following termination of the agreement.

      In January 2002, the Company entered into a separation agreement with its president, Michael Kaline which supercedes its previous employment agreement with Mr. Kaline. As part of the agreement Mr. Kaline resigned as an employee of the Company and was placed on leave of absence until August 9, 2002. In addition, he received a lump sum payment of $54,000 in February 2002, will continue to draw his salary of $15,000 per month until August 9, 2002 and will receive an additional lump sum payment of $15,000 immediately following August 10, 2002. He will also be entitled to certain other benefits during this period.

Item 12.     Security Ownership of Beneficial Owners and Management

      The following table sets forth information regarding the beneficial ownership of the Company’s common stock by the Company’s directors, named executive officers and shareholders who own more than 5% of the Company’s common stock as of March 15, 2002. On that date, there were 5,121,370 shares of the Company’s common stock outstanding. In preparing this table, the Company has relied upon information supplied by its officers, directors, and certain shareholders and upon information contained in filings with the Securities and Exchange Commission.

	Number of		Right to	Percent of
Name	Shares		Acquire(1)	Shares

Jeffrey D. Lewis	5,500		2,000	*
Michael K. Kaline(2)	13,016		100,150	2.17%
Elliott J. Broderick	8,324	(3)	63,600	1.39%
Edward T. Boutrous	—		1,500	*
Paul Gray	—		—	*
Jill Holup	5,000		2,000	*
John Kramer	449,050	(4)	—	8.77%
Andrew Miller	1,000		2,000	*
Edward J. Russell III	41,000	(5)	1,500	*
Alan K. Warnke	—		11,000	*
Directors and executive officers as a group	522,890	(6)	183,750	13.32%

	Number of		Right to	Percent of
Name	Shares		Acquire(1)	Shares

Merrill Lynch & Co., Inc.	1,588,609	(7)	—	31.02%
World Financial Center, North Tower 250 Vesey Street New York, New York 10381
Peter T. Kross	499,460		—	9.75%
248 Grosse Pointe Blvd Grosse Pointe Farms, Michigan 48236
Kensington Investment Group, Inc	449,050		—	8.77%
4 Orinda Way Orinda, California 94563
Putnam Investments, Inc	273,513		—	5.34%
One Post Office Square Boston, Massachusetts 02109

*	Less than 1%

(1)	Shares issuable upon exercise of stock options, which by their terms are currently exercisable or become exercisable within 60 days. See “Executive Compensation — Stock Option Plan.”

(2)	Mr. Kaline resigned as President and has been on a leave of absence since January 31, 2002.

(3)	Also includes 2,058 shares issuable upon conversion of debentures owned by Mr. Broderick’s wife.

(4)	These shares are beneficially owned by Kensington Investment Group, Inc. Mr. Kramer controls more than a majority of the stock of Kensington and accordingly may be deemed to beneficially own the shares of common stock owned by Kensington. Mr. Kramer disclaims beneficial ownership of such shares.

(5)	Includes shares held by Russell & Associates Co. LLC of which Mr. Russell is the Managing Member and majority owner.

(6)	See Notes 1 through 5 above.

(7)	Includes 1,588,235 shares issuable upon conversion of notes that are convertible into common stock at a price of $17 per share.

Item 13.     Certain Relationships and Related Transactions

      None.

PART IV

Item 14.	Exhibits, Consolidated Financial Statement Schedules, and Reports on Form 8-K

      A.  The following documents are filed as part of this report:

(a)(1)	Consolidated Financial Statements:

See Index to Consolidated Financial Statements and Supplementary Data on page 17 of this Annual Report on Form 10-K.

(a)(2)	Consolidated Financial Statement Schedules:

See Index to Consolidated Financial Statements and Supplementary Data on page 17 of this Annual Report on Form 10-K.

(a)(3)	Exhibits:

The following exhibits listed on the attached Exhibit Index are included as part of this Annual Report on Form 10-K as required by Item 601 of Regulation S-K.

(b)	Reports on Form 8-K:

No reports on Form 8-K were filed during the quarter ended December 31, 2001.

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MALAN REALTY INVESTORS, INC.

By:	/s/ JEFFREY D. LEWIS

Jeffrey D. Lewis
Chief Executive Officer

Date: March 27, 2002

      Pursuant to the requirements of the Securities Exchange act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY D. LEWIS Jeffrey D. Lewis	Chief Executive Officer, and Director	March 27, 2002
/s/ ELLIOTT J. BRODERICK Elliott J. Broderick	Chief Financial Officer (principle accounting officer)	March 27, 2002
* Edward Boutrous	Director	March 27, 2002
* Paul Gray	Director	March 27, 2002
* Jill Holup	Director	March 27, 2002
* John Kramer	Director	March 27, 2002
* Andrew Miller	Director	March 27, 2002
* Edward J. Russell III	Director	March 27, 2002

*By: /s/ JEFFREY D. LEWIS Jeffrey D. Lewis, as attorney-in-fact

Appendix C

MALAN’S QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED MARCH 31, 2002

C-1

________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

Commission file number 1-13092

MALAN REALTY INVESTORS, INC.

(Exact name of registrant as specified in charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-1841410 (I.R.S. Employer Identification Number)
30200 Telegraph Rd., Ste. 105 Bingham Farms, Michigan (Address of principal executive offices)	48025 (Zip Code)

Registrant’s telephone number, including area code:

(248) 644-7110

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days. YES ☒   NO ☐

     As of May 7, 2002, 5,121,370 shares of Common Stock, Par Value $.01 Per share, were outstanding.

MALAN REALTY INVESTORS, INC.

FORM 10-Q

INDEX

		Page

PART I	FINANCIAL INFORMATION
Item 1.	Consolidated Financial Statements
	Balance Sheets as of March 31, 2002 (unaudited) and December 31, 2001	3
	Statements of Operations (unaudited) for the three months ended March 31, 2002 and 2001	4
	Statements of Cash Flows (unaudited) for the three months ended March 31, 2002 and 2001	5
	Notes to Consolidated Financial Statements (unaudited)	6-7
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	8-11
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	11
PART II	OTHER INFORMATION	12
	Signatures	13

2

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	(in thousands,
	except share data)
ASSETS
Real estate
Land, buildings and improvements	246,685	$248,053
Less: accumulated depreciation	(38,059)	(36,570)

Total	208,626	211,483
Accounts receivable, net	4,924	4,275
Deferred financing and other	4,816	5,427
Cash and cash equivalents	1,942	1,649
Restricted cash — mortgage escrow deposits	2,582	2,492

TOTAL ASSETS	$222,890	$225,326

LIABILITIES
Mortgages	$122,185	$120,390
Convertible debentures	42,743	42,743
Convertible notes	27,000	27,000
Accounts payable and other	2,424	2,844
Accrued distributions payable		1,280
Accrued property taxes	7,308	6,965
Accrued interest payable	2,611	4,189

Total Liabilities	204,271	205,411

SHAREHOLDERS’ EQUITY
Common stock ($.01 par value, 30 million shares authorized, 5,121,370 issued and outstanding at March 31, 2002 and December 31, 2001)	51	51
Additional paid in capital	73,751	73,751
Accumulated distributions in excess of net income	(55,183)	(53,887)

Total shareholders’ equity	18,619	19,915

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$222,890	$225,326

See Notes to Consolidated Financial Statements

3

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2002	2001

	(in thousands, except
	share and per share
	amounts)
REVENUES
Minimum rent	$6,969	$7,172
Percentage and overage rents	312	413
Recoveries from tenants	2,714	2,915
Interest and other income	34	69

Total Revenues	10,029	10,569

EXPENSES
Property operating and maintenance	920	1,150
Other operating expenses	419	375
Real estate taxes	2,019	2,055
General and administrative	852	675
Depreciation and amortization	1,591	1,671
Impairment of real estate	1,460

Total Operating Expenses	7,261	5,926

OPERATING INCOME	2,768	4,643
INTEREST EXPENSE	4,064	4,319

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(1,296)	324
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE		(450)

NET LOSS	$(1,296)	$(126)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.25)	$0.06

BASIC AND DILUTED LOSS PER SHARE	$(0.25)	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	5,121,370	5,164,999

See Notes to Consolidated Financial Statements

4

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2002	2001

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(1,296)	$(126)

Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	1,591	1,671
Amortization of deferred financing costs	390	329
Officer compensation issued in stock		70
Impairment of real estate	1,460
Cumulative effect of change in accounting principle		450
Change in operating assets and liabilities that used cash:
Accounts receivable and other assets	(530)	(1,730)
Accounts payable, deferred income and other accrued liabilities	(1,655)	(1,885)

Total adjustments	1,256	(1,095)

NET CASH FLOWS USED FOR OPERATING ACTIVITIES	(40)	(1,221)

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate developed, acquired or improved	(92)
Additions to leasehold improvements and equipment		(46)
Decrease (increase) in restricted cash	(90)	203

NET CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(182)	157

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments on mortgages	(151)	(140)
Draws on lines of credit	900	4,500
Repayment of lines of credit	(900)
Proceeds from mortgages	1,946
Distributions to shareholders	(1,280)	(2,199)
Repurchase of common stock		(165)

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	515	1,996

Net increase in cash and cash equivalents	293	932
Cash and cash equivalents at beginning of period	1,649	821

Cash and cash equivalents at end of period	$1,942	$1,753

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION — CASH PAID FOR INTEREST DURING THE PERIOD	$5,249	$5,540

See Notes to Consolidated Financial Statements

5

MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation — The accompanying interim consolidated financial statements and related notes of the Company are unaudited; however, they have been prepared in accordance with generally accepted accounting principles for interim financial reporting, the instructions to Form 10-Q and the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under generally accepted accounting principles have been condensed or omitted pursuant to such rules. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s consolidated financial position, results of operations and cash flows have been included. The results of such interim periods are not necessarily indicative of the results of operations for the full year.

      Principles of Consolidation — The accompanying consolidated financial statements include the activity of the Company and its wholly owned subsidiaries, Malan Mortgagor, Inc., Malan Meadows, Inc., Malan Revolver, Inc., Malan Aurora Corp., Malan Pine Ridge LLC and Malan Midwest, LLC. All significant inter-company balances and transactions have been eliminated.

      Reclassifications — Certain reclassifications have been made to prior year financial statements in order to conform with the current year presentation.

      Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     COMPENSATION PLANS

      Compensation expense in connection with the Company’s 401(k) retirement plan for the three months ended March 31, 2002 was approximately $16,300.

3.     EARNINGS PER SHARE

      Earnings per share (“EPS”) data were computed as follows (in thousands except per share amounts):

	Three Months Ended
	March 31,

	2002	2001

Net income (loss) before cumulative effect of change in accounting principle	$(1,296)	$324
Cumulative effect of change in accounting principle		(450)

Net Loss	$(1,296)	$(126)

Weighted Average Shares Outstanding:
Basic and Diluted	5,121	5,165

Basic and Diluted EPS:
Earnings (loss) per share before cumulative effect of change in accounting principle	$(.25)	$.06

Cumulative effect of change in accounting principle		$(.08)

Loss per share	$(.25)	$(.02)

      Diluted EPS reflects the potential dilution of securities that could share in the earnings but does not include shares issuable upon conversion of securities that would have an antidilutive effect on earnings per share.

4.     MORTGAGES

      In January 2002 the Company received an additional draw of $1.9 million on its loan with Oaktree CF Lender, L.L.C., an affiliate of Cohen Financial, bringing the total outstanding to approximately $9.5 million.

6

      At March 31, 2002, the Company was in violation of two quarterly corporate level loan covenants on its line of credit with Bank One. There were no outstanding borrowings on the line at that date. The Company subsequently received a waiver of the covenants from Bank One for the quarter ended March 31, 2002.

      The Company is currently in arrears approximately $555,000 on its UDAG Loan with the City of Chicago, collateralized by a junior mortgage on Bricktown Square in Chicago, Illinois. As of May 7, 2002, the City had not declared the Company in default of the UDAG Loan agreement.

      The Company plans on satisfying debt obligations coming due in the near term and over the next several years through the sale of assets consistent with its strategic plan adopted in 2001. Approximately $58 million is due August 10, 2002 on the Securitized Mortgage loan which is collateralized by twenty-three of the Company’s properties. The Company has listed its real estate for sale and expects to sell properties generating sufficient proceeds to pay off the Securitized Mortgage loan by the due date. The Company is also negotiating with several lenders to refinance the Securitized Mortgage loan on a short-term basis in the event that all or a portion of the loan is not retired by the due date. In the event that the Securitized Mortgage loan is not completely satisfied by the due date the lender has the authority to institute foreclosure proceedings against the collateral.

5.     PROPERTY TRANSACTIONS

      Subsequent to March 31, 2002, the Company entered into sales agreements for the following properties:

		Contract
Property	Location	Price

		(thousands)
Orchard-14 Shopping Center	Farmington Hills, Michigan	$6,200
Kmart	Janesville, Wisconsin	1,300
Pine Ridge Plaza	Lawrence, Kansas	13,850
Bricktown Square	Chicago, Illinois	22,500
Clinton Pointe Shopping Center	Clinton Pointe, Michigan	12,000

      Proceeds from the sales are anticipated to be utilized to pay down the Company’s outstanding debt obligations.

      Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which was adopted by the Company January 1, 2002, all dispositions will be disclosed as discontinued operations in the period in which they occur and prior periods will be restated to conform with the current presentation for comparison purposes.

      During the three months ended March 31, 2002, the Company recorded an impairment of real estate in accordance with SFAS No. 144 of $1.46 million on Bricktown Square reducing its carrying value to its estimated net realizable value as reflected by the above sales agreement.

6.     COMMITMENTS AND CONTINGENCIES

      In September 2001 the Circuit Court in Oakland County, Michigan affirmed its previous decision granting summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO of the Company, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Company believes that the order was entered in error and has filed an appeal with the Michigan Court of Appeals.

      Gramer contends that he is entitled under his agreements with the Company to both change in control payments and termination payments through December 2003, in a lump sum. The Company has not recorded a liability related to this lawsuit and intends to vigorously pursue all available avenues open in the litigation because the Company strongly believes that it has met all obligations under the employment agreement.

      In October 2001, the Company posted a bond totaling approximately $1.573 million with the court representing maximum potential damages and anticipated interest should the Company be unsuccessful in its appeal. Requirements of the bond include an irrevocable letter of credit in the total amount of the bond. The letter of credit, which was issued by Bank One, included a reduction in the available borrowing on the Company’s line of credit in the principal amount of the letter.

7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Three Months Ended March 31, 2002 to Three Months Ended March 31, 2001

      Total revenues decreased approximately $540,000 from 2001. Minimum rents decreased approximately $203,000 primarily due to the sale of seven properties executed in the second half of 2001 offset by rents received on the lease up of new space at Lawrence, Kansas and the re-lease of a former vacant theater space with a health club in Bricktown Square, Chicago, Illinois. Percentage rents decreased $101,000 due to the timing of receipts from tenants. Recoveries from tenants decreased approximately $201,000 as a result of decreased reimbursable property operating expenses discussed below.

      Total operating expenses increased approximately $1.335 million from 2001 to 2002. Property operating and maintenance expense decreased $230,000 primarily due to the lower cost of snow removal. General and administrative increased $177,000 due to payments on a separation agreement with a former officer and increases in audit and tax consulting fees resulting from the Kmart bankruptcy discussed below and the Company’s proposed plan of liquidation. In 2002, the Company incurred an impairment of real estate under Statement of Financial Accounting Standards (SFAS), No. 144 due to a reduction in carrying value of its interest in Bricktown Square of $1.46 million to its net realizable value as reflected by an agreement to sell the property entered into subsequent to March 31, 2002.

      Interest expense (including related amortization of deferred financing costs) decreased approximately $255,000 primarily due to the expiration of a rate floor agreement associated with the Securitized Mortgage Loan and the payoff of a line of credit in November 2001.

      As a result of the adoption of SFAS No. 133 in January 2001, which addresses accounting for derivative instruments and hedging activities, there was a cumulative effect of the change in accounting principle resulting in a reduction in net income of $450,000 in the first quarter of 2002.

      Overall, net loss increased $1.170 million in 2002 primarily as a result of a decrease in revenues due to the sales of properties in 2001 offset by lower operating expenses and interest expense, and an impairment of real estate of $1.460 million recorded in the first quarter of 2002.

Funds From Operations and Related Information

      Management considers Funds From Operations (“FFO”) to be a standard supplemental measure of performance of an equity real estate investment trust. The Company uses the method of calculating FFO prescribed by the October 1999 White Paper issued by the National Association of Real Estate Investment Trusts (NAREIT) which utilizes net income or loss excluding gains and losses from sales of depreciable operating property, further adjusted for certain non-cash items including depreciation, amortization and impairment of real estate assets and including items from nonrecurring events except for those that are defined as extraordinary items under generally accepted accounting principles.

      FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs, including distributions. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity or the ability to pay distributions but rather, as a supplemental tool to be used in conjunction with these factors in analyzing the Company’s overall performance.

      The Company reports FFO on both a basic and diluted basis. The Company no longer considers its Convertible Debentures and Convertible Notes to be common stock equivalents for purposes of calculating diluted FFO because management believes that conversion of these securities is remote at this time based upon the conversion price of the securities in relation to the current market price of the Company’s Common Stock.

8

      The following table shows the components that comprise the Company’s FFO for the three months ending March 31, 2002 and 2001. Prior years amounts have been restated to conform with the current year presentation.

	Three Months Ended
	March 31,

	2002	2001

	(in thousands)
NET LOSS	$(1,296)	$(126)
Depreciation of buildings and improvements	1,413	1,518
Amortization of tenant allowances and improvements	118	108
Amortization of leasing costs	51	38
Impairment of real estate	1,460
Cumulative effect of change in accounting principle		450

FUNDS FROM OPERATIONS, BASIC AND DILUTED	$1,746	$1,988

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	5,121	5,165

Liquidity and Capital Resources

      Cash flow from operations is the principal source of capital to fund the Company’s ongoing operations. Current efforts to increase cash flow have centered on disposition of noncore assets and refinancing of unencumbered properties.

Developments and Redevelopments

      In February 2001, the Company began redevelopment of 34,600 square feet of formerly vacant space at the Company’s property in Wichita, Kansas. Total estimated costs of the redevelopment are approximately $600,000 of which $240,000 were incurred through March 31, 2002. The project is anticipated to be completed in June 2002.

      Consistent with its proposed plan of liquidation (See “Proposed Plan of Liquidation” below) the Company does not anticipate any further new developments or redevelopments.

Capital Expenditures

      The Company incurs capital expenditures in the ordinary course of business in order to maintain its properties. Such capital expenditures typically include roof, parking lot and other structural repairs, some of which are reimbursed by tenants. For the three months ended March 31, 2002, the Company incurred $21,000 of capital expenditures. Approximately $720,000 is anticipated to be incurred by year-end 2002 to be funded out of reserves required under the Company’s collateralized mortgages and operating cash flows.

      In order to procure new tenants or renegotiate expiring leases with current tenants, the Company will provide inducements such as building allowances or space improvements and will pay leasing commissions to outside brokers in accordance with prevailing market conditions. The total cost of these expenditures in 2002 is estimated to be approximately $1.5 million (of which $37,000 had been incurred in the three months ended March 31, 2002). These expenditures are generally funded by operating cash flows.

Sources of Capital

      Subsequent to March 31, 2002, the Company entered into sales agreements for the following properties:

		Contract
Property	Location	Price

		(thousands)
Orchard-14 Shopping Center	Farmington Hills, Michigan	$6,200
Kmart	Janesville, Wisconsin	1,300
Pine Ridge Plaza	Lawrence, Kansas	13,850
Bricktown Square	Chicago, Illinois	22,500
Clinton Pointe Shopping Center	Clinton Township, Michigan	12,000

      Proceeds from the sales are anticipated to be utilized to pay down the Company’s outstanding debt obligation.

9

Financings

      The Company anticipates that its cash flow from operations will be sufficient to fund its cash needs for payment of expenses and capital expenditures. In conjunction with its recommendation of a plan of liquidation of the Company discussed below, the Board of Directors indefinitely suspended regular quarterly cash distributions in March 2002.

      The Company has a revolving line of credit with Bank One which expires September 30, 2002. As of March 31, 2002, the Company was in violation of two corporate financial covenants on the line as the result of non-cash impairments of assets recorded in 2001 and 2002. There was no amount outstanding as of March 31, 2002. Subsequent to March 31, 2002 the Company received a waiver of the covenants from Bank One for the first quarter.

      In January 2002 the Company received $1.9 million on its loan with Oaktree CF Lender, L.L.C., an affiliate of Cohen Financial, bringing the total loan outstanding to approximately $9.5 million. The Company anticipates that the loan will be paid off through a sale of its Lawrence, Kansas property which collateralizes the loan. The Company is currently negotiating an extension of the loan should the anticipated closing of the sale take place after the loan due date of June 2002.

      The Company is currently in arrears approximately $555,000 on its UDAG Loan with The City of Chicago, collateralized by a junior mortgage on Bricktown Square in Chicago, Illinois. As of May 7, 2002, the City had not declared the Company in default of the UDAG Loan agreement.

      The Company has several large debt obligations coming due in the near term which it intends to satisfy through the sale of assets consistent with its strategic plan adopted in 2001. Approximately $58 million is due August 10, 2002 on the Securitized Mortgage Loan which is collateralized by twenty-three of the Company’s properties. The Company has listed its real estate assets for sale and expects to sell properties generating sufficient proceeds to pay off the Securitized Mortgage Loan by the due date. The Company is also negotiating with several lenders to refinance the Securitized Mortgage Loan on a short-term basis in the event that all or a portion of the loan is not retired by the due date. In the event that the Securitized Mortgage Loan is not completely satisfied by the due date the lender has the authority to institute foreclosure proceedings against the collateral.

Litigation

      In September 2001, the Circuit Court in Oakland County, Michigan affirmed its previous decision granting summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Company believes that the order was entered in error and has filed an appeal with the Michigan Court of Appeals.

      Gramer contends that he is entitled under his agreements with the Company to both change in control payments and termination payments through December 2003, in a lump sum. The Company has not recorded a liability related to this lawsuit and intends to vigorously pursue all available avenues open in the litigation because the Company strongly believes that it has met all obligations under the employment agreement.

      In October 2001, the Company posted a bond totaling approximately $1.573 million with the court representing maximum potential damages and anticipated interest should the Company be unsuccessful in its appeal. Requirements of the bond include an irrevocable letter of credit in the total amount of the bond. The letter of credit, which was issued by Bank One, included a reduction in the available borrowing on the Company’s line of credit in the principal amount of the letter.

Kmart Bankruptcy

      In January 2002, one of the Company’s major tenants, Kmart Corporation, filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. The Company has a total of 27 stores under lease to Kmart. Kmart affirmed its lease on one of those stores in February 2002.

      Kmart announced in March 2002 as part of its reorganization plan that it intended to close four of its stores owned by the Company. The effect on future cash flows resulting from these closures cannot be determined at this time, however, in preparing the accompanying the financial statements, management has made estimates and assumptions regarding these stores that affect the reported amounts of assets and liabilities. Nevertheless, actual results may differ from these estimates under different assumptions or conditions.

      Kmart has also announced that it may close additional stores in the future. Should Kmart reject the leases on the above stores it intends to close, or close additional stores in the Company’s portfolio, future cash flows may be materially impacted. In April 2002, Kmart entered into an agreement with DJM Asset Management, LLC to market the leasehold interests in its closed stores including those owned by the Company.

10

Proposed Plan of Liquidation

      In March 2002, the Company’s Board of Directors voted to recommend a plan of liquidation to its shareholders. The proposed plan contemplates the sale of all the Company’s properties and other assets and will be subject to shareholder approval at the 2002 annual meeting of shareholders, as well as to agreements from some of the Company’s lenders. In conjunction with the recommendation to liquidate, the Board announced that it was indefinitely suspending regular quarterly cash distributions. Until the plan of liquidation is approved by the shareholders, the Company will continue to examine any alternative strategies, including offers for the sale of the entire company or a substantial part of the outstanding stock of the Company.

Safe Harbor Statement

      Each of the above statements regarding anticipated operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected.

      Key factors that could cause actual results to differ materially include the Company’s ability to retire or refinance its other indebtedness as it comes due, the Company’s success in selling assets, including Bricktown Square, economic downturns, bankruptcies and other financial difficulties of tenants, including the ultimate disposition of lease agreements with Kmart Corporation, leasing activities, the outcome of the litigation filed by the Company’s former president, and other risks associated with the commercial real estate business, and as detailed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Inflation

      The Company’s long-term leases contain provisions to mitigate the adverse impact of inflation on its results of operations. Such provisions include clauses entitling the Company to receive (i) scheduled base rent increases and (ii) percentage rents based upon tenants’ gross sales, which generally increase as prices rise. In addition, many of the Company’s non-anchor leases are for terms of less than ten years, which permits the Company to seek increases in rents upon re-rental at then current market rates if rents provided in the expiring leases are below then existing market rates. Most of the Company’s leases require tenants to pay a share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation.

ITEM 3.     QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      The Company has exposure to interest rate risk on certain of its debt obligations and interest rate instruments. Based on the Company’s outstanding variable rate debt at March 31, 2002, a one percent increase or decrease in interest rates would decrease or increase, respectively, the Company earnings and cash flows by approximately $369,000 on an annualized basis.

11

MALAN REALTY INVESTORS, INC.

PART II — OTHER INFORMATION

Item 1:     Legal Proceedings

      See “Litigation” under Liquidity and Capital Resources in Management’s Discussion and Analysis of Financial Conditions and Results of Operations.

Item 2:	Changes in Securities

      NONE

Item 3:	Defaults Upon Senior Securities

      NONE

Item 4:	Submission of Matters to a Vote of Security Holders

      NONE

Item 5:	Other Information

      NONE

Item 6:	Exhibits and Reports on Form 8-K

      a) Exhibit Index

      b) Reports on Form 8-K

      NONE

12

MALAN REALTY INVESTORS, INC.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MALAN REALTY INVESTORS, INC.

By:	/s/ JEFFREY D. LEWIS

Jeffrey D. Lewis
Chief Executive Officer

By:	/s/ ELLIOTT J. BRODERICK

Elliott J. Broderick
Chief Financial Officer (principle accounting officer)

Dated: May 7, 2002

13

MALAN REALTY INVESTORS, INC.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS — AUGUST 28, 2002

     The undersigned appoints Jeffrey Lewis and Paul Gray, and each or either of them (the “Proxies”), with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Malan Realty Investors, Inc. on Wednesday, August 28, 2002, and at any adjournment, and to vote at the meeting all shares of common stock that the undersigned is entitled to vote at the meeting in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournment. The shares represented by this proxy will be voted in favor of Item (1) and Item (2) if no instruction is provided.

     The undersigned revokes any proxy previously given to vote at the annual meeting.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

\/ Please Detach and Mail in the Envelope Provided \/

Please mark your votes as in this example.

		FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below		The Board of Directors Recommends a Vote FOR Items 1 and 2.
1.	To elect the nominees listed to the right to serve as Directors of Malan until their respective successors are duly elected and qualified.			NOMINEES:	Jeffrey D. Lewis Paul Gray Jill Holup John P. Kramer Edward J. Russell, III	2.	To approve the Plan of Liquidation of Malan Realty Investors, Inc. A vote in favor of the plan of liquidation will also approve and ratify the transactions described in the proxy statement which Malan and its Board of Directors have undertaken in connection with the plan.	FOR	AGAINST	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR” box and write that nominee’s name in the space provided.)						3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
						Please mark, sign, date and return the proxy card promptly using the enclosed postage paid envelope.
							Change of address or comments, mark here

Signature __________________	Signature, if held jointly _________________________________	Dated: _________, 2002

Note:	Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person